UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

SYMANTEC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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350 Ellis Street

Mountain View, California 94043

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

October 22, 2013

9:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held at 9:00 a.m. (Pacific Time) on Tuesday, October 22, 2013, at Symantec Corporation’s offices located at 350 Ellis Street, Mountain View, California 94043. For your convenience, we are pleased to offer a live and re-playable webcast of the Annual Meeting at www.symantec.com/invest.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the ten nominees named in the proxy statement to Symantec’s Board of Directors;

2.	To ratify the appointment of KPMG LLP as Symantec’s independent registered public accounting firm for the 2014 fiscal year;

3.	To hold an advisory vote to approve executive compensation;

4.	To approve our 2013 Equity Incentive Plan;

5.	To approve an amendment to our 2008 Employee Stock Purchase Plan, to increase the number of authorized shares issuable thereunder;

6.	To approve our amended and restated Senior Executive Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended; and

7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on August 23, 2013 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (650) 527-5523.

We are pleased to continue our practice of furnishing proxy materials over the Internet. We believe doing so allows us to provide our stockholders with the information they need, while lowering the costs of the delivery of the materials and reducing the environmental impact of printing and mailing hard copies. Stockholders who continue to receive hard copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by e-mail. To register for electronic delivery, please enroll at https://enroll1.icsdelivery.com/symc/Default.aspx.

Each share of stock that you own represents one vote, and your vote as a stockholder of Symantec is very important. For questions regarding your stock ownership, you may contact Investor Relations at (650) 527-5523 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (877) 282-1168 (within the U.S. and Canada) or (781) 575-2879 (outside the U.S. and Canada).

BY ORDER OF THE BOARD OF DIRECTORS

SCOTT C. TAYLOR

Executive Vice President, General

Counsel and Secretary

Mountain View, California

August 29, 2013

Every stockholder vote is important. To assure that your shares are represented at the Annual Meeting, please vote over the Internet or by telephone, whether or not you plan to attend the meeting. If you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, dating and signing the enclosed proxy and mailing it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

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PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2013 ANNUAL MEETING OF STOCKHOLDERS INFORMATION

Date and Time:	Tuesday, October 22, 2013 at 9:00 a.m. Pacific Time
Place:	Symantec Corporation’s offices located at 350 Ellis Street, Mountain View, California 94043
Webcast:	A live and re-playable webcast of the Annual Meeting is available on our Investor Relations website at www.symantec.com/invest
Record Date:	August 23, 2013

VOTING MATTERS

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	16
2. Ratification of Independent Registered Public Accounting Firm	FOR	24
3. Advisory Vote to Approve Executive Compensation	FOR	26
4. Approval of our 2013 Equity Incentive Plan	FOR	28
5. Approval of an Amendment to our 2008 Employee Stock Purchase Plan	FOR	34
6. Approval of our Amended and Restated Senior Executive Incentive Plan	FOR	38

OUR DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	NGC
Stephen M. Bennett	59	2010	President and Chief Executive Officer	No				1
Michael A. Brown	54	2005	Chairman of the Board, Line 6, Inc.	Yes				1
Frank E. Dangeard	55	2007	Managing Partner, Harcourt	Yes				4*
Geraldine B. Laybourne	66	2008	Chairman of the Board, Alloy, Inc.	Yes				2
David L. Mahoney	59	2003	Director	Yes				1
Robert S. Miller	71	1994	Chairman of the Board, American International Group	Yes				1
Anita M. Sands	37	n/a	Group Managing Director and Head of Change Leadership, UBS Financial Services	Yes				—
Daniel H. Schulman	55	2000	Group President-Enterprise Growth, American Express	Yes				1
V. Paul Unruh	64	2005	Director	Yes				2
Suzanne M. Vautrinot	53	n/a	Major General and Commander, United States Air Force (retired)	Yes				—

AC = Audit Committee            CC = Compensation and Leadership Development Committee        NGC = Nominating & Governance Committee

 = Member          = Chair

*	Pursuant to our policy that directors should limit participation on other boards to ensure sufficient attention and availability to our company’s business, the Board has evaluated Mr. Dangeard’s outside board memberships and determined that his attention and availability to our company is not affected by his participation with the other boards. He remains actively involved and focused in discharging his duties as a member of our board.

OUR CORPORATE GOVERNANCE FACTS

Current size of Board	8
Current number of Independent Directors	7
Board Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors	Yes
Separate Chairman and CEO	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Stockholder Ability to Call Special Meetings (15% threshold)	Yes
Stockholder Ability to Act by Written Consent	Yes
Non-stockholder Approved Poison Pill	No
Annual Advisory Vote of Executive Compensation	Yes
Stock Ownership Requirements for Directors and Executive Officers	Yes

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES

The overriding principle driving our compensation programs continues to be our belief that it benefits our employees, customers, partners and stockholders to have management’s compensation tied to our current and long-term performance. The following factors demonstrate our continued and heightened commitment to pay-for-performance and to corporate governance best practices:

OUR COMPENSATION GOVERNANCE FACTS

What We Do:	What We Do Not Do:
We reward outstanding performance that meets our performance goals.	We do not payout performance-based cash or equity awards for unmet performance goals and no minimum guaranteed payout.
We cap payouts under our plans to discourage excessive or inappropriate risk taking by our NEOs.	We do not permit hedging or pledging of our stock.
We have a representative and relevant peer group.	Do not provide tax gross-ups for our NEOs.
We have robust stock ownership guidelines for our officers, which includes stock holding requirements until threshold has been met.	We do not permit repricing underwater stock options without stockholder approval.
Our compensation plans contain clawback provisions.
We have double-trigger change in control provisions.
We limit any potential severance payments to well under 3x our NEOs’ total target cash compensation.
Our Compensation Committee retains an independent compensation consultant.
We hold an annual advisory vote on executive compensation.

COMPENSATION COMPONENTS FOR FISCAL 2013:

Component	Key Characteristics
Base Salary	Based on talent, experience, performance, contribution levels, individual role, positioning relative to market, and our overall salary budget.

Annual Incentive Award	Our executive officers were eligible to receive performance-based compensation contingent upon (i) our achievement of targeted annual revenue; (ii) our achievement of targeted annual non-GAAP earnings per share; and (iii) individual performance.

Long-term Incentive Plan (LTIP)	Our executive officers were eligible to receive performance-based compensation contingent upon our achievement of targeted operating cash flow and being employed with us for two additional years after achievement of the LTIP metric.

Restricted Stock Units	Restricted stock units vest over four years.

Performance-based Restricted Stock Units (PRUs)	Under our PRUs, our executive officers were eligible to receive shares following the third fiscal year following the award based upon (i) our achievement of targeted annual non-GAAP earnings per share for the first fiscal year covered by the award; and (ii) the achievement of the total shareholder return (“TSR”) ranking for our company as compared to the S&P 500 for the two and three years ended as of the end of the second and third fiscal year, respectively, covered by the award.

Performance-Contingent Stock Units (PCSUs)	In fiscal 2013 we introduced PCSUs as a component in our CEO’s compensation, which derive their value solely on the basis of increases in our stock price, rewarding our CEO for providing tangible value to our stockholders. In the event that none of the stock performance metrics were met during the term of the award, the PCSUs would have been forfeited

SYMANTEC CORPORATION

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Symantec Corporation’s Board of Directors (the “Board”) for use at Symantec’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Symantec’s offices located at 350 Ellis Street, Mountain View, California 94043 on Tuesday, October 22, 2013, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof. We will provide a live and re-playable webcast of the Annual Meeting, which will be available on the events section of our investor relations website at www.symantec.com/invest.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about September 3, 2013, we expect to send to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will report on the performance of Symantec and respond to questions from stockholders.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on six proposals. The proposals are:

1.  Election to the Board of the ten nominees named in this proxy statement;

2.  Ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2014 fiscal year;

3.  An advisory vote to approve executive compensation;

4.  Approval of our 2013 Equity Incentive Plan;

5.  Approval of an amendment to our 2008 Employee Stock Purchase Plan, to increase the number of authorized shares issuable thereunder; and

6.  Approval of our amended and restated Senior Executive Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1), FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2013 fiscal year (Proposal 2); FOR the approval of compensation to our named executive officers (Proposal 3); FOR approval of our 2013 Equity Incentive Plan (Proposal 4); FOR approval of an amendment to our 2008 Employee Stock Purchase Plan (Proposal 5); and FOR approval of our amended and restated Senior Executive Incentive Plan (Proposal 6).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of Symantec, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by the Board will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, August 23, 2013, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 699,398,817 shares of Symantec common stock.

Stockholder of Record: Shares Registered in Your Name

If on August 23, 2013, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you received paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on August 23, 2013, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote via the Internet or via telephone — instructions are shown on your Notice of Internet Availability or proxy card; or

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vote by mail — if you received a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on October 21, 2013. Submitting your proxy, whether via the Internet, by telephone or by mail if you received a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. If you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote your shares on any of the proposals, except for Proposal 2, ratification of the appointment of KPMG as our independent public accounting firm for the 2014 fiscal year. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal No. 1. Each director must be elected by a majority of the votes cast, meaning the votes “FOR” a director must exceed the number of votes “AGAINST” a director.

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Proposal Nos. 2, 3, 4, 5 and 6.    Approval of each of Proposals 2, 3, 4, 5 and 6 requires the affirmative “FOR” vote of a majority of the shares entitled to vote on these proposals at the Annual Meeting and present in person or represented by proxy.

What if I return a proxy card but do not make specific choices?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote over the Internet or by telephone. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

Who is paying for this proxy solicitation?

Symantec is paying the costs of the solicitation of proxies. We have retained AST Phoenix Advisors to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $9,500, plus reasonable out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

What does it mean if I receive more than one proxy card or Notice of Internet Availability?

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering to the Corporate Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if you are a beneficial owner and you wish to change or revoke your proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Where can I find the voting results?

The preliminary voting results will be announced at the Annual Meeting and posted on our website at www.symantec.com/invest. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES AND DIRECTOR INDEPENDENCE

Symantec is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of the Board, management and stockholders, and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect the Board and vote on certain extraordinary matters; the Board is responsible for the general governance of our company, including selection and oversight of key management; and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at www.symantec.com/invest, by clicking on “Company Charters,” under “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate. The fundamental premise of our board-level corporate governance guidelines is the independent nature of our Board and its responsibility to our stockholders.

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all of our Board members, officers and employees. We have also adopted a code of ethics for our Chief Executive Officer and senior financial officers, including our principal financial officer and principal accounting officer. Our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations section of our website located at www.symantec.com/invest, by clicking on “Company Charters,” under “Corporate Governance.” Any amendments or waivers of our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Majority Vote Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard for the election of directors. Under the majority vote standard, each nominee must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means the votes cast “for” a nominee’s election must exceed the votes cast “against” that nominee’s election. A plurality voting standard will apply instead of the majority voting standard if: (i) a stockholder has provided us with notice of a nominee for director in accordance with our Bylaws; and (ii) that nomination has not been withdrawn as of 10 days before we first deliver proxy materials to stockholders.

To effectuate this policy with regard to incumbent directors, the Board will not nominate an incumbent director for re-election unless prior to such nomination the director has agreed to promptly tender a resignation if such director fails to receive a sufficient number of votes for re-election at the stockholder meeting with respect to which such nomination is made. Such resignation will be effective upon the earlier of (i) the Board’s acceptance of such resignation or (ii) the 90th day after certification of the election results of the meeting; provided, however, that prior to the effectiveness of such resignation, the Board may reject such resignation and permit the director to withdraw such resignation.

If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee shall act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board intends to act promptly on the Committee’s recommendation and will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors they deem relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Stock Ownership Guidelines

It is the policy of the Board that our directors and officers interests align with those of our stockholders. In furtherance of this policy, our Board adopted stock ownership guidelines to better align our directors’ and officers’ interests with those of our stockholders. Details of our directors’ stock ownership guidelines are disclosed under Director Compensation on page 22, and details of our executive officers’ stock ownership guidelines are disclosed under Stock Ownership Requirements on page 67. The Compensation and Leadership Development Committee determine the stock ownership guidelines and the Nominating and Governance Committee monitor compliance under such guidelines.

Board Leadership Structure

Our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate. Instead, it retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman. During those periods in which the positions of Chairman and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Independent Director. During part of fiscal 2013, Daniel Schulman, one of our independent directors, served as the Lead Independent Director. Currently, the roles of Chief Executive Officer and Chairman are separate. Mr. Schulman was appointed as non-executive Chairman of the Board in January 2013. The Board believes that having an independent director serve as the non-executive Chairman of the Board is the appropriate leadership structure for our company at this time because it allows our Chief Executive Officer to focus on executing our company’s strategic plan and managing our company’s operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.

Board Independence

It is the policy of the Board and NASDAQ’s rules require that listed companies have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. Currently, each member of our Board, other than our President and Chief Executive Officer, Stephen M. Bennett, is an independent director and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and our company with regard to each director’s business and other activities as they may relate to Symantec and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that the following current directors and director nominees are independent: Michael A. Brown, Frank E. Dangeard, Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller, Anita M. Sands (nominee), Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot (nominee).

Change in Director Occupation

Our Corporate Governance Guidelines include a policy that our Board should consider whether a change in any director’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill his or her directorship obligations. To facilitate the Board’s consideration, all directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. Such resignation may be accepted or rejected in the discretion of the Board.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at Symantec’s expense, and are provided full access to our officers and employees.

Board and Committee Effectiveness

It is important to Symantec that our Board and its committees are performing effectively and in the best interests of Symantec and its stockholders. The Nominating and Governance Committee reviews the size, composition and needs of the Board with established criteria to ensure the Board has the appropriate skills and expertise to effectively carry out its duties and responsibilities. In addition, an evaluation of the Board’s and its committees’ operations and performance is conducted annually by the Nominating and Governance Committee. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. The Audit Committee has primary responsibility for overseeing our company’s enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including our company’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports and reviews whether Symantec’s compensation policies and practices to confirm that they are not reasonably likely to have a material adverse effect on our company or encourage unnecessary risk-taking. The Nominating and Governance Committee oversee the management of risks that may arise in connection with our company’s governance structures, processes and policies.

The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board during the Board meetings. In addition, the Board participates in regular discussions with our senior management of many core subjects, including strategy, operations and finance, in which risk oversight is an inherent element. The Board believes that its leadership structure, as described above under “Board Leadership Structure,” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the independent, non-executive Chairman and each independent committee chair, to participate actively in the oversight of management’s actions.

Board Structure and Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. The Board held a total of ten meetings during fiscal 2013. During this time, no directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (during the period which such director served).

Agendas and topics for board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing annual and longer-term strategic and business plans;

•	Reviewing key product, industry and competitive issues;

•	Reviewing and determining the independence of our directors;

•	Reviewing and determining the qualifications of directors to serve as members of committees, including the financial expertise of members of the Audit Committee;

•	Selecting and approving director nominees;

•	Selecting, evaluating and compensating the Chief Executive Officer;

•	Reviewing and discussing succession planning for the senior management team, and for lower management levels to the extent appropriate;

•	Reviewing and approving material investments or divestitures, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Evaluating the performance of the Board;

•	Overseeing our compliance with legal requirements and ethical standards; and

•	Overseeing our financial results.

Executive Sessions

After each regularly scheduled Board meeting, the independent members of our Board hold a separate closed meeting, referred to as an “executive session.” These executive sessions are used to discuss such topics as the independent directors deem necessary or appropriate. At least annually, the independent directors hold an executive session to evaluate the Chief Executive Officer’s performance and compensation. Executive sessions of the Board are led by the independent, non-executive Chairman.

Succession Planning

Our Board recognizes the importance of effective executive leadership to Symantec’s success, and meets to discuss executive succession planning at least annually.

THE BOARD AND ITS COMMITTEES

There are three primary committees of the Board: the Audit Committee, Compensation and Leadership Development Committee and Nominating and Governance Committee. The Board has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the full Board. Each member of the Audit Committee, Compensation and Leadership Development Committee and Nominating and Governance Committee was appointed by the Board. Each of the Board committees has a written charter approved by the Board and available on our website at www.symantec.com/invest, by clicking on “Company Charters,” under “Corporate Governance.”

The following table shows our current directors, their independence status, their roles on the Board and its committees, and the number of meetings the Board and each of its committees held in fiscal 2013:

Director	Independent	Board	Audit	Compensation	Nominating & Governance

Stephen M. Bennett	No	*

Michael A. Brown	Yes

Frank E. Dangeard	Yes

Geraldine B. Laybourne	Yes

David L. Mahoney	Yes

Robert S. Miller	Yes

Daniel H. Schulman	Yes	Lead/ *

V. Paul Unruh	Yes

Number of Meetings in Fiscal 2013		10	9	7	4

 = Member          = Chair

*	Mr. Bennett was Chairman of the Board and Mr. Schulman was Lead Independent Director until January 2013, when Mr. Schulman was appointed non-executive Chairman of the Board.

Audit Committee

Our Audit Committee oversees our company’s accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment, retention and compensation of our independent auditors. Its duties and responsibilities include, among other things, to:

•	Review our company’s quarterly and annual financial statements.

•	Review the adequacy and effectiveness of our company’s accounting and financial reporting processes.

•	Appoint and, if necessary, terminate any registered public accounting firm engaged to render an audit report or to perform other audit, review or attest services for our company.

•	Review and approve processes and procedures to ensure the continuing independence of our company’s independent auditors.

•

Review the internal audit function of our company, including the independence and authority of its reporting obligations and the coordination of our company’s internal audit consultants with the independent auditors.

•

Review our company’s practices with respect to risk assessment and risk management and meet with management and members of internal audit to discuss our company’s significant risk exposures and the steps management has taken to monitor, control and mitigate such exposures.

•	Review our company’s ethics compliance program, including policies and procedures for monitoring compliance, and the implementation and effectiveness of our company’s ethics and compliance program.

Our Board has unanimously determined that all Audit Committee members are financially literate under current NASDAQ listing standards, and at least one member has financial sophistication under NASDAQ listing standards. In addition, our Board has unanimously determined that V. Paul Unruh qualifies as an “audit committee financial expert” under SEC rules and regulations. Mr. Unruh is independent as defined by current NASDAQ listing standards for Audit Committee membership. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations or liability on any person so designated.

Compensation and Leadership Development Committee

Our Compensation and Leadership Development Committee (the “Compensation Committee”) oversees our compensation policies and practices so that they align with the interests of our stockholders; encourage a focus on our company’s long-term success and performance; and incorporate sound corporate governance principles. It also oversees our programs to attract, retain and develop our executive officers. Its duties and responsibilities include, among other things, to:

•

Review executive and leadership development practices that support our company’s ability to retain and develop the executive and leadership talent required to deliver against our company’s short term and long term business strategies, including succession planning for the executive officers.

•

Review our company’s compensation policies, plans and programs to confirm they (i) are designed to attract, motivate and retain talented executive officers; (ii) compensate the executive officers effectively in a manner consistent with the strategy of our company and the interests of stockholders; (iii) are consistent with a competitive framework; and (iv) support the achievement of our company’s overall financial results and individual contributions.

•	Review and recommend to the independent directors of our Board all compensation arrangements for our Chief Executive Officer.

•	Determine stock ownership guidelines for our Board and executive officers.

•	Review our company’s overall compensation and benefits and programs.

•	Administer our equity incentive and stock purchase plans.

•	Review and recommend to the Board compensation for non-employee members of the Board.

•

Review our company’s compensation policies and practices to confirm that such policies and practices are not likely to have a material adverse effect on our company and no not encourage excessive or inappropriate risk-taking by our executives.

•	Review and make recommendations to the Board with respect to stockholder proposals and stockholder advisory votes related to executive compensation matters.

Nominating and Governance Committee

Our Nominating and Governance Committee oversees our company’s corporate governance procedures and policies, and ensures that they represent best practices and are in the best interests of our company and its stockholders, which includes establishing appropriate criteria for nominating qualified candidates to the Board. Its duties and responsibilities include, among other things, to:

•

Establish the criteria and determine the desired qualifications, expertise and characteristics of the Board, with the goal of developing a diversity of perspectives, backgrounds, experiences, knowledge and skills on the Board.

•

Consider the size, composition and needs of the Board and evaluate and recommend qualified candidates for election to the Board consistent with the established criteria to ensure the Board has the appropriate skills and expertise.

•	Advise the Board on corporate governance matters and recommend to the Board appropriate or necessary actions to be taken by our company, the Board and the Board’s committees.

•	Identify best corporate governance practices and develop and recommend to the Board a set of corporate governance guidelines applicable to our company.

•

Review and assess the adequacy of our company’s corporate governance policies, including our company’s Corporate Governance Guidelines and Code of Conduct, and make recommendations to the Board of modifications as appropriate.

•

Oversee and review our company’s policies and programs concerning (i) corporate social responsibility; (ii) public policy; (iii) philanthropy; (iv) political activities and expenditures; (v) our company’s participation and visibility as a global corporate citizen; and (vi) our company’s sustainability performance, including impacts to our business of environmental, social and governance issues.

•	Monitor compliance under the stock ownership guidelines as set by the Compensation and Leadership Development Committee for the Board and executive officers.

•	Implement and oversee the processes for evaluating the Board, its committees and the CEO on an annual basis.

•	Oversee the management of risks that may arise in connection with our company’s governance structures and processes.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating and Governance Committee will consider candidates submitted by Symantec stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The Nominating and Governance Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms. The goal of the Nominating and Governance Committee is to assemble a Board that offers a diverse portfolio of perspectives, backgrounds, experiences, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

The key attributes, experience and skills we consider important for our directors in light of our current business and structure are:

•

Industry and Technology Expertise.    Since we are a technology and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, and the market segments in which we compete.

•

Global Expertise.    We are a global organization with offices in many countries. Directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•

Leadership Experience.    Directors who have served in senior leadership positions are important to us, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•

Business Combinations and Partnerships Experience.    Directors who have a background in merger and acquisition transactions, joint ventures and partnerships can provide insight into developing and implementing strategies for growing our business through combinations and partnering with other organizations.

•

Financial Expertise.    Knowledge of financial markets, financing operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Symantec’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•

Diversity.    In addition to a diverse portfolio of professional background, experiences, knowledge and skills, the composition of the Board should reflect the benefits of diversity as to gender, race and ethnic background.

The information provided under “Director Qualifications” below each of the brief biographical descriptions set forth under Proposal 1. “Election of Directors — Nominees for Director” below includes the key individual attributes, experience and skills of each of our directors that led to the conclusion that each director should serve as a member of the board of directors at this time.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and NASDAQ.

The Nominating and Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of Symantec’s stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. In addition, we do not have a formal written policy with regard to the consideration of diversity in identifying candidates; however, as discussed above, diversity is one of the numerous criteria the Nominating and Governance Committee reviews before recommending a candidate. We have from time to time engaged, for a fee, a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening Board candidates for Symantec and may do so in the future.

Stockholder Proposals for Nominees

The Nominating and Governance Committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in our corporate Bylaws regarding director nominations. The Nominating and Governance Committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the Nominating and Governance Committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted by mail and must be received by the Corporate Secretary no later than May 6, 2014 to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. Each submission must include the following information:

•	the full name and address of the candidate;

•	the number of shares of Symantec common stock beneficially owned by the candidate;

•	a certification that the candidate consents to being named in the proxy statement and intends to serve on the Board if elected; and

•	biographical information, including work experience during the past five years, other board positions, and educational background, such as is provided with respect to nominees in this proxy statement.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to the Board for next year’s annual meeting is described in this proxy statement under “Additional Information — Stockholder Proposals for the 2014 Annual Meeting.”

Contacting the Board of Directors

Any stockholder who wishes to contact members of our Board may do so by mailing written communications to:

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

Attn: Corporate Secretary

The Corporate Secretary will review all such correspondence and provide regular summaries to the Board or to individual directors, as relevant, will retain copies of such correspondence for at least six months, and make copies of such correspondence available to the Board or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with Symantec’s policy regarding accounting complaints and concerns.

Attendance of Board Members at Annual Meetings

We encourage our directors to attend our annual meetings of stockholders. All directors who were elected to the Board at our 2012 Annual Meeting were in attendance at the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board currently consists of eight directors, each of whom is nominated for election at the Annual Meeting, including seven independent directors and our Chief Executive Officer. Each director is elected to serve a one-year term, with all directors subject to annual election. At the recommendation of the Nominating and Governance Committee, the Board has nominated the following ten persons to serve as directors for the term beginning at the Annual Meeting on October 22, 2013: Stephen M. Bennett, Michael A. Brown, Frank E. Dangeard, Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller, Anita M. Sands, Daniel H. Schulman, V. Paul Unruh and Suzanne M. Vautrinot. Mses. Sands and Vautrinot were recommended by the Nominating and Governance Committee after an extensive and careful search was conducted by a global search firm, and numerous candidates were considered. In 2012, the Nominating and Governance Committee retained this global search firm to assist the Board with identifying and evaluating director candidates. The primary functions served by the search firm included identifying potential candidates who meet the key attributes, experience and skills described under “Director Nominations and Communications with Directors” above, as well as compiling information regarding each candidate’s attributes, experience, skills and independence and conveying the information to the Nominating and Governance Committee.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to Symantec cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

The names of each nominee for director, their ages as of August 1, 2013, and other information about each nominee is shown below.

Nominee	Age	Principal Occupation	Director Since
Stephen M. Bennett	59	President and Chief Executive Officer	2010
Michael A. Brown	54	Chairman of the Board, Line 6, Inc.	2005
Frank E. Dangeard	55	Managing Partner, Harcourt	2007
Geraldine B. Laybourne	66	Chairman of the Board, Alloy, Inc.	2008
David L. Mahoney	59	Director	2003
Robert S. Miller	71	Chairman of the Board, American International Group	1994
Anita M. Sands	37	Group Managing Director and Head of Change Leadership, UBS Financial Services	n/a
Daniel H. Schulman	55	Group President- Enterprise Growth, American Express	2000
V. Paul Unruh	64	Director	2005
Suzanne M. Vautrinot	53	Major General and Commander, United States Air Force (retired)	n/a

Mr. Bennett has served as a member of our Board since February 2010 and as our President and Chief Executive Officer since July 2012. He was our Chairman of the Board from October 2011 to January 2013. Mr. Bennett was President and Chief Executive Officer of Intuit, Inc. from January 2000 to January 2008. Prior to Intuit, Mr. Bennett was at General Electric Corporation (GE) for 23 years. From December 1999 to January 2000, he was an executive vice president and a member of the board of directors of GE Capital, the financial services subsidiary of GE. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves as a director of AMR Corporation. He has previously served as a director of a variety of companies, including Intuit, Inc., Qualcomm Incorporated and Sun Microsystems, Inc. He holds a degree in finance and real estate from the University of Wisconsin.

Director Qualifications:

•

Industry and Technology Experience — former President and Chief Executive Officer of Intuit, Inc. and various current and former Board directorships, including Qualcomm Incorporated and Sun Microsystems, Inc.

•	Leadership Experience — former President and Chief Executive Officer of Intuit, Inc. and various executive management positions at General Electric Corporation.

•	Public Company Board Experience — currently serves on the board of AMR Corporation, and served on the boards of Intuit, Inc., Qualcomm Incorporated and Sun Microsystems, Inc.

•	Financial Experiences — former President and Chief Executive Officer of Intuit, Inc., executive management positions at GE, including GE Capital and GE Capital Vendor Financial Services.

Mr. Brown has served as a member of our Board since July 2005 following the acquisition of Veritas. Mr. Brown had served on the Veritas board of directors since 2003. Mr. Brown is currently the Chairman of Line 6, Inc., a provider of musical instruments, amplifiers and audio gear that incorporate digital signal processing. From 1984 until September 2002, Mr. Brown held various senior management positions at Quantum Corporation, a leader in computer storage products, and most recently as Chief Executive Officer from 1995 to 2002 and Chairman of the Board from 1998 to 2003. Mr. Brown is a member of the board of directors of Quantum Corporation and two private companies. He has previously served as a director of a variety of public companies, including Digital Impact, Maxtor Corporation and Nektar Therapeutics. Mr. Brown holds a master’s of business administration from Stanford Business School and a bachelor’s degree from Harvard University.

Director Qualifications:

•

Industry and Technology Experience — former Chief Executive Officer and Chairman of Quantum Corporation; current member of the boards of Quantum Corporation and Mozes; former member of the boards of Equal Logic and Digital Impact.

•	Leadership Experience — Chairman of Line 6, Inc. and former Chief Executive Officer and Chairman of Quantum Corporation.

•	Public Company Board Experience — served as Chairman of Quantum Corporation and as a board member of Nektar Therapeutics, Maxtor Corporation and Digital Impact.

•

Financial Experiences — Chairman of Line 6, former Chief Executive Officer of Quantum; former Chairman of Equal Logic; and serves on the Audit Committee of Line 6 and served on the Audit Committee of Digital Impact.

Mr. Dangeard has served as a member of our Board since January 2007. He has been the Managing Partner of Harcourt, an advisory and investment firm, since March 2008. Mr. Dangeard was Chairman and Chief Executive Officer of Thomson S.A., a provider of digital video technologies, solutions and services, from September 2004 to February 2008. From September 2002 to September 2004, he was Deputy CEO of France Telecom, a global telecommunications operator. From 1997 to 2002, Mr. Dangeard was Senior Executive Vice President of Thomson and Vice Chairman in 2000. Prior to joining Thomson, Mr. Dangeard was Managing Director of SG Warburg & Co. Ltd. from 1989 to 1997, and Chairman of SG Warburg France from 1995 to 1997. Prior to that, Mr. Dangeard was a lawyer with Sullivan & Cromwell LLP, in New York and London. Mr. Dangeard also serves on the boards of Atari, Moser Baer, SonaeCom SGPS and Telenor. Pursuant to our policy that directors should limit participation on other boards to ensure sufficient attention and availability to our company’s business, the Board has evaluated Mr. Dangeard’s outside board memberships and determined that his attention and availability to our company is not affected by his participation with the other boards. He remains actively involved and focused in discharging his duties as a member of our board. Mr. Dangeard has previously served as a director of a variety of companies, including Thomson S.A. and Electricité de France S.A. He graduated from the École des Hautes Études Commerciales, the Paris Institut d’Études Politiques and from Harvard Law School.

Director Qualifications:

•	Industry and Technology Experience — former Chairman and Chief Executive Officer of Thomson S.A. and former Deputy CEO of France Telecom

•

Global Experience — Member of the boards of Telenor (Norway), SonaeCom (Portugal), MoserBaer (India); former Chairman and Chief Executive Officer of Thomson S.A. (France); and former Deputy CEO of France Telecom (France).

•

Leadership Experience — Managing Partner of Harcourt, Chairman of Atari, former Chairman and Chief Executive Officer of Thomson S.A., Deputy CEO of France Telecom, Chairman of SG Warburg France and Managing Director of SG Warburg & Co. Ltd.

•	Public Company Board Experience — current member of the boards of Telenor, Atari, Moser Baer and SonaeCom SGPS; and former member of the board of Electricite de France S.A., Thomson S.A.

•	Business Combinations and Partnerships Experience — Chairman of SG Warburg France and lawyer at Sullivan & Cromwell LLP

•

Financial Experiences — Chairman of the Audit Committee of Atari, former Chairman and Chief Executive Officer of Thomson, former Deputy CEO of France Telecom, member of the Audit Committee of Moser Baer and former Chairman of the Audit Committee of Electricite de France.

Ms. Laybourne has served as a member of our Board since January 2008. She has been the Chairman of Alloy, Inc., a private media company, since November 2010. She founded Oxygen Media in 1998 and served as its Chairman and Chief Executive Officer until November 2007 when the network was acquired by NBC Universal. Prior to starting Oxygen Media, Ms. Laybourne spent 16 years at Nickelodeon. From 1996 to 1998, Ms. Laybourne was President of Disney/ABC Cable Networks where she was responsible for overseeing cable programming for the Walt Disney Company and ABC. Ms. Laybourne also serves on the board of J.C. Penney Company, Inc. and another private company. She earned a bachelor of arts degree in art history from Vassar College and a master of science degree in elementary education from the University of Pennsylvania.

Director Qualifications:

•

Leadership Experience — Chairman of the Board of Alloy, Inc., Founder and former Chairman and Chief Executive Officer of Oxygen Media LLC, President of Disney/ABC Cable Networks, President of Nickelodeon and Vice Chairman of MTV Networks.

•	Public Company Board Experiences — current board member of J.C. Penney Company, Inc. Former board member of Electronic Arts, Inc. and Move, Inc.

•	Business Combinations and Partnerships Experience — Founder, former Chairman and Chief Executive Officer of Oxygen Media LLC until it was acquired by NBC Universal.

Mr. Mahoney has served as a member of our Board since April 2003. Mr. Mahoney previously served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare services company, and as Chief Executive Officer of iMcKesson LLC, also a healthcare services company, from July 1999 to February 2001. Mr. Mahoney is a member of the board of directors of Corcept Therapeutics Incorporated, and several private and non-profit organizations. He has previously served as a director of a variety of companies, including Tercica Incorporated. Mr. Mahoney has a bachelor’s degree from Princeton University and a master’s of business administration from Harvard Business School.

Director Qualifications:

•

Industry and Technology Experience — Co-Chief Executive Officer of McKesson HBOC, Inc., Chief Executive Officer of iMcKesson LLC, various executive roles at McKesson Corporation, Principal at McKinsey & Co.

•	Leadership Experience — Co-Chief Executive Officer of McKesson HBOC, Inc., Chief Executive Officer of iMcKesson LLC, various executive roles at McKesson Corporation, Principal at McKinsey & Co.

•	Public Company Experience — currently serves on the board of Corcept Therapeutics and served on the board of Tercica Incorporated.

•

Business Combinations and Partnerships Experience — Co-Chief Executive Officer of McKesson HBOC, Inc., Chief Executive Officer of iMcKesson LLC, various executive roles at McKesson Corporation, Principal at McKinsey & Co.

•	Financial Experiences — former roles at McKesson HBOC, serves on the Audit Committee of Corcept Therapeutics and served on the Audit Committee of Tercica Incorporated.

Mr. Miller has served as a member of our Board since September 1994. Mr. Miller is currently Chairman of the Board of American International Group (AIG), an insurance and financial services organization, and MidOcean Partners, a private equity firm specializing in leveraged buyouts, recapitalizations and growth capital investments in middle-market companies. Mr. Miller served as Chief Executive Officer of Hawker Beechcraft, an aircraft manufacturing company, from February 2012 to February 2013. Mr. Miller served as Executive Chairman of Delphi Corporation, an auto parts supplier from January 2007 until November 2009 and as Chairman and Chief Executive Officer from July 2005 until January 2007. From January 2004 to June 2005, Mr. Miller was non-executive Chairman of Federal Mogul Corporation, an auto parts supplier. From September 2001 until December 2003, Mr. Miller was Chairman and Chief Executive Officer of Bethlehem Steel Corporation, a large steel producer. Prior to joining Bethlehem Steel, Mr. Miller served as Chairman and Chief Executive Officer on an interim basis upon the departure of Federal Mogul’s top executive in September 2000. Hawker Beechcraft filed a voluntary petition for reorganization under the United States Bankruptcy Code (USBC) in May 2012; Delphi Corporation and certain of its subsidiaries filed voluntary petitions for reorganization under the USBC in October 2005; and Federal Mogul Corporation and Bethlehem Steel Corporation and certain of their subsidiaries, filed voluntary petitions for reorganization under the USBC in October 2001. Mr. Miller is also a member of the board of directors of two private companies in addition to AIG and MidOcean Partners. Mr. Miller has previously served as a director of a variety of companies, including Delphi Corporation. Mr. Miller earned a degree in economics from Stanford University, a law degree from Harvard Law School and a master’s of business administration, majoring in finance from Stanford Business School.

Director Qualifications:

•	Global Experience — former Chief Executive Officer of Hawker Beechcraft, Inc. and Chairman of AIG.

•

Leadership Experience — former Chief Executive Officer of Hawker Beechcraft, Inc.; Chairman of AIG and Mid Ocean Partners; former Chairman and Chief Executive Officer of Delphi Corporation; former Chairman and Chief Executive Officer of Federal Mogul Corporation; and former Chairman and Chief Executive Officer of Bethlehem Steel Corporation.

•	Public Company Board Experience — currently serves on the boards of Hawker Beechcraft Inc. and AIG and served on the boards of UAL Corporation and Delphi Corporation.

•	Business Combinations and Partnerships Experience — former Chief Executive Officer of Hawker Beechcraft, Inc.

•	Financial Experiences — serves on the Audit Committee of AIG and served on the Audit Committees of UAL Corporation, Reynolds American, Waste Management and Pope & Talbot.

Ms. Sands, a director nominee, has served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm, since April 2012. She was Group Managing Director and Chief Operating Officer at UBS Financial Services from April 2010 to April 2012. Prior to that, Ms. Sands was a Transformation Consultant at UBS Financial Services from October 2009 to April 2010. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.’s Global Operations and Technology organization. Ms. Sands also held several leadership positions with RBC Financial Group and CIBC. She received a bachelor’s degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a doctorate in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and a master’s degree of science in public policy and management from Carnegie Mellon University.

Director Qualifications:

•	Industry and Technology Experience — former Managing Director and Chief Operating Officer and various executive positions of global financial services firms.

•	Global Experience — former Managing Director and Chief Operating Officer and various executive positions of global financial services firms.

•	Leadership Experience — former Managing Director and Chief Operating Officer and various executive positions of global financial services firms.

•	Financial Experiences — former Managing Director and Chief Operating Officer and various executive positions of global financial services firms.

Mr. Schulman has served as a member of our Board since March 2000. Mr. Schulman has served as Group President, Enterprise Group of American Express, a financial products and travel-related services provider, since August 2010. Mr. Schulman was President, Prepaid Group of Sprint Nextel Corporation, a cellular phone service provider, from November 2009 until August 2010, when Sprint Nextel acquired Virgin Mobile USA, a cellular phone service provider. Mr. Schulman served as Chief Executive Officer of Virgin Mobile USA from September 2001 to November 2009, and a member of the board of directors of Virgin Mobile USA from October 2001 to November 2009. From May 2000 until May 2001, Mr. Schulman was President and Chief Executive Officer of priceline.com Incorporated, an online travel company, after serving as President and Chief Operating Officer from July 1999. He is a member of the board of directors of Flextronics International Ltd. and a non-profit company. He received a bachelor’s degree in economics from Middlebury College, and a master’s degree in business administration, majoring in Finance, from New York University.

Director Qualifications:

•	Industry and Technology Experience — Group President, Enterprise Group of American Express and former Chief Executive Officer and Chief Operating Officer of priceline.com.

•

Leadership Experience — Group President, Enterprise Group of American Express, former President, Prepaid Group of Sprint Nextel Corporation, former Chief Executive Officer of Virgin Mobile USA and former Chief Executive Officer and Chief Operating Officer of priceline.com.

•	Public Company Board Experience — currently serves on the board of Flextronics International Ltd and served on the board of Virgin Mobile USA.

•	Business Combinations and Partnerships Experience — former Chief Executive Officer of Virgin Mobile USA.

•

Financial Experiences — Group President, Enterprise Group of American Express, former President, Prepaid Group of Sprint Nextel Corporation, former Chief Executive Officer of Virgin Mobile USA and former Chief Executive Officer and Chief Operating Officer of priceline.com.

Mr. Unruh has served as a member of our Board since July 2005 following the acquisition of Veritas. Mr. Unruh had served on Veritas’ board of directors since 2003. Mr. Unruh retired as Vice Chairman of Bechtel Group, Inc., a global engineering and construction services company, in June 2003. During his 25-year tenure at Bechtel Group, he held a number of management positions including Treasurer, Controller, and Chief Financial Officer. Mr. Unruh also served as President of Bechtel Enterprises, the finance, development and ownership arm from 1997 to 2001. He is a member of the board of directors of Move, Inc., Heidrick & Struggles International, Inc., and three private companies. Mr. Unruh is a certified public accountant.

Director Qualifications:

•	Global Experience — former Vice Chairman and various executive positions of Bechtel Group, Inc. and former President of Bechtel Enterprises.

•	Leadership Experience — former Vice Chairman and various executive positions of Bechtel Group, Inc. and former President of Bechtel Enterprises.

•	Public Company Board Experience — currently serves on the boards of Move, Inc. and Heidrick & Struggles International Inc.

•	Business Combinations and Partnerships Experience — former board member of Veritas Corporation.

•

Financial Experiences — a certified public accountant; former Chief Financial Officer, Treasurer and Controller of Bechtel Group, Inc.; former President of Bechtel Enterprises; and serves on the Audit Committees of Move, Inc. and Heidrick & Struggles International, Inc.

Ms. Vautrinot, a director nominee, will retire from the United States Air Force effective October 1, 2013 after over 30 years of service. During her career with the United States Air Force, she served in a number of leadership positions including Major General and Commander, 24th Air Force/Network Operations, since April 2011; Special Assistant to the Vice Chief of Staff from December 2010 to April 2011; Director of Plans and Policy, U.S. Cyber Command from May 2010 to December 2010 and Deputy Commander, Network Warfare, U.S. Strategic Command, from June 2008 and May 2010. She has previously served as a director of a variety of non-profit companies, including Uniformed Services Benefit Association. She received a bachelor of science degree from the U.S. Air Force Academy, a master’s degree in systems management from University of Southern California, and a master’s degree in military operational art and science from Air Command and Staff College.

Director Qualifications:

•	Industry and Technology Experience — Major General and Commander (retired) and various leadership positions of United States Air Force

•	Global Experience — Major General and Commander (retired) and various leadership positions of United States Air Force

•	Leadership Experience — Major General and Commander (retired) and various leadership positions of United States Air Force

Summary of Director Qualifications and Experience

	Bennett	Brown	Dangeard	Laybourne	Mahoney	Miller	Sands	Schulman	Unruh	Vautrinot
Industry and Technology Expertise	Ö	Ö	Ö		Ö		Ö	Ö		Ö
Global Expertise			Ö			Ö	Ö		Ö	Ö
Leadership Experience	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö	Ö
Public Company Board Experience	Ö	Ö	Ö	Ö	Ö	Ö		Ö	Ö
Business Combinations and Partnerships Experience			Ö	Ö	Ö	Ö		Ö	Ö
Financial Expertise	Ö	Ö	Ö		Ö	Ö	Ö	Ö	Ö
Diversity				Ö			Ö			Ö

Director Compensation

The following table provides information for fiscal year 2013 compensation for all of our non-employee directors:

Fiscal Year 2013 Director Compensation

Name*	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)		Option Awards ($)(5)	Total ($)
Michael A. Brown	100,001	199,999		—	300,000
Frank E. Dangeard	85,001	199,999		—	285,000
Geraldine B. Laybourne	65,001	199,999		—	265,000
David L. Mahoney(6)	85,440	199,999		—	285,439
Robert S. Miller	35,013	249,987	(7)	—	285,000
Daniel H. Schulman(8)	152,913	199,999		—	352,912
V. Paul Unruh	95,001	199,999		—	295,000

*	During fiscal 2013, Messrs. Bennett and Gillett served as directors prior to their appointment as executive officers of our company. The non-employee director compensation paid to them in fiscal 2013 is reported in the Summary Compensation Table above under the column captioned “All Other Compensation.”

(1)	Non-employee directors receive an annual retainer fee of $50,000 plus an additional annual fee of $15,000 (Compensation Committee and Nominating and Governance Committee) or $20,000 (Audit Committee) for membership on each committee. The chair of each committee receives an additional annual fee of $15,000 (Compensation Committee and Nominating and Governance Committee) or $25,000 (Audit Committee).

(2)	Includes cash payout of $0.82 for fractional share from stock awards granted to each non-employee director.

(3)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASC Topic 718 for awards granted during the fiscal year.

(4)	Each non-employee director was granted 12,547 RSUs on May 7, 2012, with a per share fair value of $15.94 and a full grant date fair value of $199,999.

(5)	In fiscal years 2013, 2012 and 2011, there were no stock option grants to any person who served as a non-employee director. The outstanding stock options held by each non-employee director at 2013 fiscal year-end were: Mr. Brown (12,000), Mr. Mahoney (36,000), Mr. Miller (36,000), Mr. Schulman (36,000), and Mr. Unruh (180,630).

(6)	Mr. Mahoney was appointed Chairman to the Nominating and Governance Committee, effective July 25, 2012. As a result, Mr. Mahoney received pro-rated Nominating and Governance Committee membership and chairman retainer fees of $10,219.78.

(7)	In lieu of cash, Mr. Miller received 100% of his annual retainer fee of $50,000 in the form of our common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, he was granted 3,136 shares at a per share fair value of $15.94 and a full grant date fair value of $49,988. The balance of his fee was paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

(8)	Mr. Schulman was appointed Lead Independent Director, effective July 25, 2012. As a result, he received a pro-rated annual fee of $100,000 in the amount of $68,132. Mr. Schulman also resigned as Chairman of the Compensation Committee, effective July 25, 2012, and therefore, a pro-rated Compensation Committee Chairman fee of $10,220 was deducted from his Lead Independent Director fee resulting in a total of $57,912 paid to Mr. Schulman for his role as Lead Independent Director in fiscal 2013.

Director Stock Ownership Guidelines:    Since May 2007, the Compensation Committee has instituted the following stock ownership guidelines to better align our directors’ interests with those of our stockholders:

•	Directors must maintain a minimum holding of 10,000 shares of Symantec stock;

•	New directors will have three years to reach the minimum holding level; and

•	Notwithstanding the foregoing, directors may sell enough shares to cover their income tax liability on vested grants.

Annual Fees:    In accordance with the recommendation of the Compensation Committee, the Board determined the non-employee directors’ compensation for fiscal year 2013 as follows:

•	$50,000 annual cash retainer

•	$15,000 annual fee for committee membership ($20,000 for Audit Committee membership)

•	$15,000 annual fee for chairing a committee of the Board ($25,000 for chairing the Audit Committee)

•	$30,000 annual fee for the Lead Independent Director, which was increased to $100,000 by the Board in January 2013

In January 2013, the Board, in accordance with the recommendation of the Compensation Committee, approved modifications to the annual retainers paid to non-employee directors due to the roles’ increased responsibilities. Effective fiscal 2014, non-employee directors will receive the following retainers:

•	$50,000 annual cash retainer

•	$15,000 annual fee for committee membership ($20,000 for Audit membership)

•	$25,000 annual fee for chairing a committee of the Board ($15,000 for chairing the Nominating and Governance Committee)

•	$100,000 annual fee for the Lead Independent Director/Independent Chairman

The payment of the annual cash retainer is subject to the terms of the 2000 Director Equity Incentive Plan, as amended, which allows directors to choose to receive common stock in lieu of cash for all or a portion of the retainer payable to each director for serving as a member. We pay the annual retainer fee and any additional annual fees to each director at the beginning of the fiscal year. Directors who join our company after the beginning of the fiscal year receive a prorated cash payment in respect of their annual retainer fee and fees. These payments are considered earned when paid. Accordingly, we do not require them to be repaid in the event a director ceases serving in the capacity for which he or she was compensated.

Annual Equity Awards.    All grants to non-employee directors will be made on a discretionary basis under the 2004 Equity Incentive Plan. Pursuant to a Non-Employee Director Grant Policy adopted by our Board, each non-employee member of the Board receives an annual award of fully-vested restricted stock having a fair market value on the grant date equal to a pre-determined dollar value, which was $200,000 during fiscal 2013. The restricted stock awards granted for fiscal year 2013 were granted on May 7, 2012 and are fully vested.

In January 2013, the Board amended the Non-Employee Director Grant Policy so that each non-employee member of the Board will receive an annual award of fully-vested restricted stock units having a fair market value on the grant date equal to $235,000. The restricted stock units granted for fiscal year 2014 were granted on May 10, 2013 and are fully vested.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 45 of this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE TEN NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as Symantec’s principal independent registered public accounting firm to perform the audit of Symantec’s consolidated financial statements for fiscal year 2014. As a matter of good corporate governance, the Audit Committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of KPMG is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of KPMG as Symantec’s independent registered public accounting firm.

The Audit Committee first approved KPMG as our independent auditors in September 2002, and KPMG audited Symantec’s financial statements for Symantec’s 2013 fiscal year. Representatives of KPMG are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, KPMG. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for Symantec’s audit. Symantec’s Audit Committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of KPMG.

In addition to performing the audit of Symantec’s consolidated financial statements, KPMG provided various other services during fiscal years 2013 and 2012. Symantec’s Audit Committee has determined that KPMG’s provisioning of these services, which are described below, does not impair KPMG’s independence from Symantec. The aggregate fees billed for fiscal years 2013 and 2012 for each of the following categories of services are as follows:

Fees Billed to Symantec	2013	2012
Audit fees(1)	$8,344,495	$9,240,888
Audit related fees(2)	1,324,300	802,098
Tax fees(3)	74,216	122,734
All other fees(4)	107,408	134,818

Total fees	$9,850,419	$10,300,538

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and these categories include in particular the following components:

(1)	“Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of Symantec’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with Symantec’s acquisitions and statutory audit fees.

(2)	“Audit related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3)	“Tax fees” include fees for tax compliance and advice.

(4)	“All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.

An accounting firm other than KPMG performs supplemental internal audit services for Symantec. Another accounting firm provides the majority of Symantec’s outside tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services relating to the fees described in the table above were approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Symantec Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.”

As described more fully in the Compensation Discussion & Analysis section of this proxy statement, our named executive officers are compensated in a manner consistent with our pay-for-performance philosophy and corporate governance best practices. A few highlights, which are discussed further in the Compensation Discussion & Analysis, are:

•

We continued to diversify the long-term equity incentive compensation component of our regular annual executive compensation program in furtherance of our philosophy to pay for performance and align the interests of our executive officers with those of our stockholders. After introducing performance-based restricted stock units, which derive their value in part on a relative measure of our stock price, as a regular part of our program last year, in fiscal 2013 we introduced compensation performance-contingent stock units, which derive their value solely on the basis of increases in our stock price, as part of the compensation package for our new CEO.

•

We reward outstanding performance that meets our performance goals, and do not payout performance-based cash or equity awards for unmet goals. Our compensation plans do not have guaranteed payout levels, and are capped to discourage excessive or inappropriate risk taking by our executive officers. For example, our executives did not receive a payout under our FY13 LTIP since our minimum operating cash flow target was not achieved during fiscal 2013 as further described on page 60.

•	We continue to grant PRUs to our named executive officers as a regular part of our annual executive compensation program. We do not award any simple time-vesting stock options to our executives.

•	We ensure that our various incentive plans use different measures which correlate to stockholder value so that no single metric becomes overly weighted in determining payouts.

•

We narrowed our peer group to be more relevant in terms of complexity, global reach, revenue and market capitalization. We selected primarily businesses with an intense software development focus, and software and engineering-driven companies that compete with us for executive and broader talent.

•

We have long-standing stock ownership guidelines for our executive officers, requiring them to hold a minimum value in shares so that they have an even greater financial stake in our company, thereby further aligning the interests of our executive officers with those of our stockholders. We also prohibit the sale of any shares (except to meet tax withholding obligations) if doing so would cause them to fall below the required ownership levels.

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code.

•	We limit any potential severance payments to well under 3x our executive officers’ total target cash compensation.

•

We have clawback provisions in all of our executive compensation plans (providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct).

•

Our executive officers are prohibited from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, and are also prohibited from pledging their Symantec stock.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

•	We seek stockholder feedback on our executive compensation through an annual advisory vote and ongoing stockholder engagement.

We believe that our compensation program balances the interests of all of our constituencies — our stockholders, our executive officers, the remainder of our employee base, our business partners and our community — by, among other things, focusing on achievement of corporate objectives, attracting and retaining highly-qualified executive management and maximizing long-term stockholder value. We encourage you to read the Compensation Discussion & Analysis, compensation tables and narrative discussion in this proxy statement.

The vote to approve the compensation of our named executive officers is advisory, and therefore not binding. Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4

APPROVAL OF OUR 2013 EQUITY INCENTIVE PLAN

We are asking stockholders to approve our 2013 Equity Incentive Plan (the “2013 Plan”). On July 25, 2013, the Board approved the 2013 Plan, subject to stockholder approval at the annual meeting. The 2013 Plan is the successor to the 2004 Equity Incentive Plan (the “2004 Plan”).

If the 2013 Plan is approved by our stockholders, it will contain the following important features:

•	45,000,000 shares of our common stock will be reserved for issuance under the 2013 Plan, which represents approximately 6.4% of our outstanding shares as of August 1, 2013.

•	The 2013 Plan has a fixed number of shares available for issuance. It is not an “evergreen” plan.

•

Unlike the 2004 Plan, the 2013 Plan does not contain a “fungible share reserve.” Instead, each one share granted as a restricted stock award, restricted stock unit (including PRUs and PCSUs (as defined in the Compensation Discussion & Analysis section (beginning on page 47)), stock option or stock appreciation right (“SAR”) under the 2013 Plan will count as the issuance of one share reserved for issuance under the 2013 Plan for the purpose of computing shares remaining available for issuance.)

•	Stock options and SARs must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•	Repricing of stock options and SARs is prohibited unless stockholder approval is first obtained.

The 2013 Plan’s effectiveness is dependent on the approval of it by stockholders at the meeting. We are asking stockholders to approve the 2013 Plan because the 2004 Plan is scheduled to expire on or before July 20, 2014.

We believe that the adoption of the 2013 Plan is in the best interests of our company because of the continuing need to provide stock options, restricted stock units and other equity-based incentives to attract and retain the most qualified personnel and to respond to relevant market changes in equity compensation practices. We currently estimate that our annual gross burn rate will be approximately 1.8%, or 13,000,000 shares annually. We arrived at 13,000,000 shares by forecasting the number of shares likely needed for newly hired employees as well as ongoing grants to our current employees, executives and members of our board of directors. Accordingly, we expect that the number of shares available under the 2013 Plan will provide us with enough shares for equity awards for the next three years and, therefore, help us achieve our objective of reducing the frequency with which we seek stockholder approval for replenishment of our equity plan share reserve from every two years to every three years. Our annual gross burn rate estimates takes into account the elimination of the fungible plan reserve we had under the 2004 Plan, a change we implemented to address our evolution away from granting options, which we believe is consistent with prevalent market practices.

The use of equity compensation has historically been a significant part of our overall compensation philosophy at Symantec and is a practice that we plan to continue. The 2013 Plan will serve as an important part of this practice and is a critical component of the overall compensation package that we offer to retain and motivate our employees. In addition, awards under the 2013 Plan will provide our employees an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success. If Proposal No. 4 is not approved by our stockholders, we believe our ability to attract and retain the talent we need to compete in our industry would be seriously and negatively impacted, and this could affect our long-term success.

If this Proposal is approved, all outstanding stock awards granted under the 2004 Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable 2004 Plan, but no additional awards will be granted under the 2004 Plan. As of August 1, 2013, 62,185,630 shares remained available for future issuance under the 2004 Plan. We expect the 2004 Plan to expire with approximately 51,000,000 shares available for future issuance and such shares will not carry over to the 2013 Plan. The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of August 1, 2013:

Number of Shares
Shares subject to outstanding awards under 2004 Plan and 1996 Equity Incentive Plan, or assumed in connection with acquisitions	29,775,200
Outstanding options(1)	11,508,265
Outstanding full-value awards	18,266,935
Shares available for grant under the 2004 Plan(2)	62,185,630

(1)	Outstanding options have a weighted-average exercise price of $20.85 and a weighted-average remaining term of 1.90 years.

(2)	No more than 12,000,000 shares will be granted under the 2004 Plan between August 1, 2013 and October 22, 2013. Any shares granted beyond 12,000,000 will reduce the maximum number of shares we may grant under the 2013 Plan on a share for share basis. For purposes of determining the number of shares granted under the 2004 Plan, each full-value award grant (e.g., restricted stock unit and performance-based restricted stock unit) is treated as the equivalent of the grant of two options.

Summary of our 2013 Equity Incentive Plan

The following is a summary of the principal provisions of the 2013 Plan, as proposed for approval. This summary does not purport to be a complete description of all of the provisions of the 2013 Plan. It is qualified in its entirety by reference to the full text of the 2013 Plan. A copy of the 2013 Plan has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the 2013 Plan may do so by written request to the Corporate Secretary at Symantec’s headquarters in Mountain View, California.

Eligibility.    Employees (including officers), consultants, independent contractors, advisors and members of the Board (including non-employee directors) are eligible to participate in the 2013 Plan. As of August 1, 2013, there were approximately 33,919 employees and consultants, including six executive officers, and seven non-employee directors that would have been eligible to receive awards under the 2013 Plan if the 2013 Plan had been effective as of that date. Since our executive officers and non-employee directors may participate in the 2013 Plan, each of our executive officers, non-employee directors and director nominees has an interest in Proposal No. 4.

Types of Awards.    Awards that may be granted are stock options (both nonstatutory stock options and incentive stock options (which may only be granted to employees)), restricted stock awards, RSUs (including PRUs and PCSUs) and stock appreciation rights (each individually, an “award”).

Shares Reserved for Issuance.    If Proposal No. 4 is approved, the total number of shares reserved for issuance will be 45,000,000 shares. No shares reserved under the 2004 Plan will carry over to the 2013 Plan.

Shares Returned to the Plan.    Shares that are subject to issuance upon exercise of an option but cease to be subject to such option for any reason (other than exercise of such option), shares that are subject to an award that is granted but is subsequently forfeited or repurchased by Symantec at the original issue price and shares that are subject to an award that terminates without shares being issued will again be available for grant and issuance under the 2013 Plan.

Shares Not Returned to the Plan.    Shares that are withheld to pay the exercise or purchase price of an award or to satisfy any tax withholding obligations in connection with an award, shares that are not issued or delivered as a result of the net settlement of an outstanding option or SAR and shares that are repurchased on the open market with the proceeds of an option exercise price will not be available again for grant and issuance under the 2013 Plan.

Reduction of Shares.    For purposes of determining the number of shares available for grant under the 2013 Plan, any equity award (i.e., an option, SAR, award of restricted stock or RSUs) will reduce the number of shares available for issuance by one share.

Per-Share Exercise Price.    The per-share exercise price of stock options and SARs granted under the 2013 Plan must equal at least the fair market value of a share of our common stock on the grant date of the option.

No Repricing.    The exercise price of an option or SAR may not be reduced (repriced) without first obtaining stockholder approval (other than in connection with certain corporate transactions, including stock splits, stock dividends, mergers, spin-offs and certain other similar transactions).

Number of Shares Per Calendar Year.    No person will be eligible to receive more than 2,000,000 shares in any calendar year pursuant to the grant of awards under the 2013 Plan, except that new employees are eligible to receive up to a maximum of 3,000,000 shares in the calendar year in which they commence employment with us.

Vesting and Exercisability.    Awards become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the administrator and as set forth in the related award agreement. Vesting may be based on the passage of time in connection with services performed for us or upon achievement of performance goals or other criteria. The maximum term of each option and SAR is ten years from the date of grant. As a matter of practice, options have generally been subject to a four-year vesting period with a one-year period before any vesting occurs and are currently granted with a maximum term of seven years from the date of grant. Options cease vesting on the date of termination of service or the death or disability of the employee, and generally expire three months after the termination of the employee’s service to Symantec or up to 12 months following the date of death or disability. However, if an employee is terminated for cause, the option expires upon termination. SARs become exercisable as they vest and are settled in cash or shares, as determined by the administrator, having a value at the time of exercise equal to (1) the number of shares deemed exercised, times (2) the amount by which Symantec’s stock price on the date of exercise exceeds the exercise price of SARs. RSUs are settled in cash or shares, depending on the terms upon which they are granted, and only to the extent that they are vested. Shares subject to a restricted stock award that are unvested remain subject to our right of repurchase.

Method of Exercise.    The exercise price of options and the purchase price, if any, of other stock awards may be paid by cash, check, broker assisted same-day sales or other methods permitted by the 2013 Plan, the administrator and applicable law.

Adjustment of Shares.    In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Symantec without consideration or if there is a change in the corporate structure of Symantec, then (a) the number of shares reserved for issuance and future grant under the 2013 Plan, (b) the limits on the number of shares that may be issued to participants in a calendar year, (c) the exercise price and number of shares subject to outstanding options and SARs (d) the maximum number of shares that may be issued as incentive stock options, (e) the maximum number of shares that may be issued to non-employee directors in a fiscal year and (d) the purchase price and number of shares subject to other outstanding awards, including restricted stock awards, will be proportionately adjusted, subject to any required action by the Board or our stockholders and subject to compliance with applicable securities laws.

Administration.    The Compensation Committee will administer the 2013 Plan (except when the Board decides to directly administer the 2013 Plan).

Section 162(m) Considerations.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a federal income tax deduction to public companies for compensation paid to the company’s chief executive officer and three other most highly compensated officers (excluding our chief financial officer) (“covered employees”) to the extent that any of them receive more than $1.0 million in compensation in any single year. However, if compensation qualifies as performance based compensation for Section 162(m) purposes, an employer may deduct the compensation for federal income tax purposes, even if the compensation exceeds $1.0 million in a single year. The 2013 Plan is intended to comply with the requirements of Section 162(m) of the Code such that performance-based awards in excess of $1.0 million payable to our covered employees may be deductible by us.

Non-Employee Director Equity Awards.    Under the 2013 Plan, non-employee directors may be granted stock options and other awards either on a discretionary basis or pursuant to policy adopted by the Board, except that no non-employee director will be eligible to receive more than 2,000,000 shares in any one fiscal year. Pursuant to a policy adopted by the Board, each non-employee member of the Board receives an annual award of fully-vested restricted stock units having a fair market value on the grant date equal to $235,000, with this value prorated for new non-employee directors from the date of such director’s appointment to the Board to the end of the fiscal year.

Corporate Transaction.    In the event of a change of control of Symantec (as set forth in the 2013 Plan), the buyer may either assume outstanding awards or substitute equivalent awards. If the buyer fails to assume or substitute awards issued under the 2013 Plan, all awards will expire upon the closing of the transaction, and the Board will determine whether the change of control will have any additional effect, including acceleration of the vesting of the awards. Unless otherwise determined by the Board, all unvested stock option and RSU awards made to non-employee directors under the 2013 Plan will accelerate and vest in full. A change of control of Symantec must also qualify as a change in control within the meaning of Section 409(A) of Code and the regulations thereunder.

Amendment or Termination of 2013 Plan.    The Board may at any time amend or terminate the 2013 Plan in any respect; provided, that the Board may not, without the approval of the stockholders of Symantec, amend the 2013 Plan to increase the number of shares that may be issued under the 2013 Plan, change the designation of employees or class of employees eligible for participation in the 2013 Plan or materially modify a provision of the 2013 Plan if the modification requires stockholder approval under rules of the NASDAQ Stock Market.

Termination Date.    The 2013 Plan will terminate on October 22, 2023 unless terminated earlier.

Summary of Federal Income Tax Consequences of Awards Granted under the 2013 Equity Incentive Plan

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to Symantec and participants in the 2013 Plan with respect to awards granted under the 2013 Plan. U.S. federal tax laws may change and U.S. federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Tax Treatment of the Participant

Incentive Stock Options.    An optionee will recognize no income upon the grant of an incentive stock option (“ISO”) and will incur no tax upon exercise of an ISO unless for the year of exercise the optionee is subject to the alternative minimum tax (“AMT”). If the optionee holds the shares purchased upon exercise of the ISO (the “ISO Shares”) for more than one year after the date the ISO was exercised and for more than two years after the ISO’s grant date (the “required holding period”), then the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will equal the difference between the amount realized upon such disposition and the amount paid for the ISO Shares upon the exercise of the ISO.

If the optionee disposes of ISO Shares prior to the expiration of the required holding period (a “disqualifying disposition”), then gain realized upon such disposition, up to the difference between the option exercise price and the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares), will be treated as ordinary income. Any additional gain will be capital gain, and treated as long-term capital gain or short-term capital gain depending upon the amount of time the ISO Shares were held by the optionee.

Alternative Minimum Tax.    The difference between the exercise price and fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

Nonstatutory Stock Options.    An optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee’s exercise price. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by Symantec if the optionee is an employee. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as long-term or short-term capital gain or loss depending upon the amount of time the NSO shares were held by the optionee.

Restricted Stock Units.    In general, no taxable income is realized upon the grant of a RSU award (including awards of PRUs and PCSUs). The participant will generally include in ordinary income, which will be subject to income tax withholding by Symantec if the participant is an employee, the fair market value of the shares of stock that are delivered to the participant upon settlement, which generally occurs at the time the RSUs vest. The 2013 Plan allows Symantec to withhold shares from the RSU award to satisfy the participant’s withholding tax obligation, with Symantec retiring those shares from issuance and being required to tender cash from its general funds to the applicable tax authorities in an amount equal to the value of the shares withheld.

Restricted Stock.    A participant receiving restricted shares for services recognizes taxable income when the shares become vested. Upon vesting, the participant will include in ordinary income an amount, which will be subject to income tax withholding by Symantec if the participant is an employee, equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the participant, subsequent appreciation or depreciation in the value of the shares is treated as long-term or short-term capital gain or loss depending on the amount of time the shares were held by the participant.

If the participant makes an election under Section 83(b) of the Code (“83(b) Election”), the participant will include in income as ordinary income the fair market value of the shares of stock on the date of receipt of the award, less any purchase price paid for such shares. The income will be subject to withholding by Symantec (either by payment in cash or withholding out of the participant’s award). If the award is subsequently forfeited, the participant will not receive any deduction for the amount treated as ordinary income.

Stock Appreciation Rights.    A grant of a SAR has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares or other consideration received is generally taxable to the recipient as ordinary income, which will be subject to income tax withholding by Symantec if the recipient is an employee.

Tax Treatment of Symantec

Subject to any withholding requirement, the standard of reasonableness, and (if applicable) Section 162(m) of the Code, Symantec generally will be entitled to a deduction to the extent any participant recognizes ordinary income from an award granted under the 2013 Plan.

ERISA Information

The 2013 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Accounting Treatment

Symantec will recognize compensation expense in connection with awards granted under the 2013 Plan as required under applicable accounting standards. Symantec currently recognizes compensation expense associated with equity awards over an award’s requisite service period and establishes fair value of equity awards in accordance with applicable accounting standards.

New Plan Benefits

Except as described in “— Summary of our 2013 Equity Incentive Plan — Non-Employee Director Equity Awards” above, future awards to directors, executive officers, employees and other eligible participants under the 2013 Plan are discretionary and cannot be determined at this time. Further, since the number of shares subject to the RSUs to be granted to non-employee directors under the 2013 Plan depends on the fair market value of our common stock at future dates, it is not possible to determine the exact number of shares that will be subject to such future RSU awards.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4.

PROPOSAL NO. 5

APPROVAL OF AMENDMENT TO OUR 2008 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve an amendment to our 2008 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares reserved for issuance under the ESPP by 30,000,000 shares, from 40,000,000 shares to 70,000,000 shares. The Board approved this amendment on July 25, 2013, subject to stockholder approval at the annual meeting.

The ESPP provides our employees the means to acquire shares of our common stock at a discount to the purchase date fair market value through accumulated payroll deductions. This is a long-standing benefit program, and we believe it is important in helping us retain employees and helping align their interests with those of our stockholders.

Plan History

The ESPP was originally adopted by the Board in April 2008, and it was approved by our stockholders in September 2008. The ESPP was amended by the Board and our stockholders in 2010 to increase the number of shares reserved for issuance. As of August 1, 2013, an aggregate of 18,342,509 shares of common stock have been issued, and 21,657,491 shares remain available for future issuance under the ESPP. Shares under the ESPP are allocated as follows:

•	18,342,509 shares have been issued as a result of ESPP purchases (and are therefore not available for future grant); and

•	21,657,491 shares are available for future issuance.

As of August 1, 2013, the following named executive officers had purchased under the ESPP the number of the shares listed after his or her name during the fiscal year ending March 29, 2013: Stephen M. Bennett — 522 shares, Francis A. deSouza — 1,193 shares, and Janice D. Chaffin — 1,305 shares. During fiscal year 2013, all executive officers as a group purchased an aggregate of 4,294 shares. No associate of any of our executive officers or directors has purchased shares under the ESPP, and no person has purchased 5% or more of the total shares issued under the ESPP from the inception of the ESPP through August 1, 2013.

Summary of our 2008 Employee Stock Purchase Plan

The following is a summary of the principal provisions of the ESPP, as proposed for approval. This summary does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the ESPP may do so by written request to the Corporate Secretary at Symantec’s headquarters in Mountain View, California.

Statutory Plan and Non-Statutory Plan.    The ESPP allows us the ability to establish separate sub-plans to permit the purchase of our common stock either through the “Statutory Plan,” which is intended to satisfy the requirements of Section 423 of the Code or through one or more “Non-Statutory Plans” that will not comply with Section 423. The Statutory Plan and the Non-Statutory Plans shall be operated as separate and independent plans, although the total number of shares authorized to be issued under the ESPP applies in the aggregate to both the Statutory Plan and to all Non-Statutory Plans. Other than the share reserve, the Board may adopt special provisions, rules and procedures for a particular Non-Statutory Plan that are different from, and may in certain cases supersede the provisions of the ESPP, without seeking stockholder approval.

Shares Reserved for Issuance.    If Proposal No. 5 is approved, the total number of shares reserved for issuance will increase from 40,000,000 to 70,000,000 shares. As of August 1, 2013, 698,430,244 shares of our common stock were issued and outstanding.

Offering Periods.    The ESPP operates by offering eligible employees the right to purchase stock through a series of successive or overlapping offering periods (each an “Offering Period”). The ESPP operates through a series of successive six-month Offering Periods that begin each February 16 and August 16 (or the first business day after that date), and end, respectively, on the following August 15 and February 15 (or the last business day preceding that date). The ESPP permits us to provide for multiple purchase dates within a single Offering Period.

However, we currently operate the ESPP using a single purchase date for each Offering Period. This single purchase date will occur on the last trading day of the Offering Period, at which time all accrued payroll deductions of each participant are used to purchase shares.

Eligibility and Participation.    Employees (including officers and employee directors) who are employed for at least 20 hours per week and more than five months in any calendar year and who are employed by us as of the third business day before the beginning of an Offering Period are eligible to participate in that Offering Period, subject to certain limitations imposed by Section 423(b) of the Code, applicable local law for locations outside of the United States and the plan itself. For example, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of stock of Symantec or our subsidiaries. As of August 1, 2013, approximately 18,772 employees (including officers and employee directors) are eligible to participate in the ESPP. Each executive officer and each person who previously served as an executive officer during fiscal year 2013 and remains employed by Symantec has an interest in Proposal No. 5.

Eligible employees become participants in the ESPP by submitting an enrollment form authorizing payroll deductions no later than the third business day prior to the beginning of an Offering Period (unless payroll deductions are not permitted under local law, in which case such other payment methods as we may approve). Once a participant enrolls in an Offering Period, he or she is automatically enrolled in subsequent Offering Periods unless he or she withdraws from or becomes ineligible to participate in the ESPP. Once an employee has enrolled in the ESPP, amounts are withheld from his or her compensation during each payroll period. An employee may elect to have not less than 2% or more than 10% of his or her compensation during an Offering Period withheld to be used to purchase shares under the ESPP. Eligible compensation is defined in the ESPP as all compensation including base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions but excluding amounts related to company equity compensation; provided however, that for purposes of determining a participant’s compensation any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make the election. For purposes of any Non-Statutory Plan, compensation is defined as base salary. A participant may decrease, but not increase, the rate of his or her payroll deductions once during an ongoing Offering Period by completing and filing a new authorization for payroll deductions form.

Grant and Exercise of Option; Purchase Price.    On the first trading date of an Offering Period (which is referred to as the grant date or the “Offering Date”), each participant is granted an option to purchase up to that number of shares determined by dividing his or her payroll deductions accumulated during the Offering Period as of the last trading day of the Offering Period by the purchase price applicable for that Offering Period. We administer the ESPP to provide that the purchase price per share for each Offering Period is 85% of the fair market value of a share of our common stock on the last trading day of the Offering Period (the “Purchase Date”). Fair market value means the closing price of our common stock on the Purchase Date. Notwithstanding the foregoing, the ESPP allows us to change the purchase price that applies to an Offering Period to provide for the greatest discount allowed under Code Section 423 (which means that the purchase price can be 85% of the lower of the fair market value of our stock at the beginning or at the end of the Offering Period). As of August 1, 2013, the fair market value of a share of our common stock was $26.70.

Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the Offering Date) for each calendar year in which the option is outstanding. In addition, we have set 10,000 shares as the maximum number of shares an employee may purchase on each Purchase Date. The ESPP allows us to increase or decrease this share limit without stockholder approval. We will make a pro rata reduction in the number of shares subject to options outstanding under the ESPP if the total number of shares that would otherwise be purchased on a Purchase Date by all participants exceeds the number of shares remaining available under the plan.

Provided the employee continues participating in the plan through the end of an Offering Period, his or her option to purchase shares is exercised automatically at the end of the Offering Period, and the maximum number of shares that may be purchased with accumulated payroll amounts at the applicable purchase price are issued to the employee.

Rights to purchase stock under the ESPP are generally not transferable by the employee.

Termination of Employment; Withdrawal from the ESPP.    Termination of a participant’s employment for any reason, including retirement or death or the failure of the participant to remain in the continuous employ of Symantec for at least 20 hours per week and more than five months in any calendar year during the applicable Offering Period cancels his or her option to purchase shares under the ESPP and terminates his or her participation. In such event, accumulated payroll deductions are returned (without interest unless required by applicable law) to the participant.

A participant may withdraw from the ESPP at any time during an Offering Period prior to a date specified for administrative reasons prior to the Purchase Date. Upon withdrawal, the participant’s accumulated payroll amounts are returned to him or her, without interest unless required by applicable law.

Adjustment of Shares.    Subject to any required action by our stockholders, in the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Symantec without consideration, proportionate adjustment shall be made to the number of shares remaining available for issuance under the ESPP, the purchase price and number of shares subject to then-outstanding options under the ESPP, and the maximum number of shares that may be purchased on any Purchase Date.

Corporate Transactions.    In the event of a proposed change of control of Symantec (as set forth in the ESPP), each then-outstanding option under the ESPP will be assumed or an equivalent substitute option substituted by the buyer, unless the Board elects in lieu of that treatment to simply shorten the Offering Period then in progress and allow each outstanding option to be automatically exercised on a specified date preceding the closing of the transaction. If the Board sets an earlier Purchase Date in connection with a change of control transaction, the Offering Period then in progress will terminate on that Purchase Date.

Amendment and Termination of the ESPP.    The Board may at any time amend or terminate the ESPP without the approval of the stockholders or employees, except that a termination generally cannot adversely affect options then outstanding (although the ESPP provides for certain exceptions to this rule).

Term.    The ESPP expires ten years from the date of stockholder approval in 2008, unless sooner terminated by the Board or unless we obtain stockholder approval of an amendment that extends the plan’s term.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and Symantec of shares purchased under the Statutory Plan, which is a sub-plan of the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

The Statutory Plan and the options granted under the Statutory Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code.

Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the Statutory Plan will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the acquired shares. Under current law, no other withholding obligation applies to the events under the Statutory Plan.

Tax treatment upon transfer of the purchased shares depends on how long the participant holds the shares from the Purchase Date to the transfer date. If the stock is disposed of more than two years after the Offering Date, and more than one year after the Purchase Date for the stock being transferred, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (ii) the excess of the fair market value of the stock as of the Offering Date over the purchase price (determined as of the Offering Date) will be treated as ordinary income. Any further gain will be taxed as a long-term capital gain.

Under current law, long-term capital gains are generally subject to lower tax rates than ordinary income. If the fair market value of the stock on the date of the disposition is less than the purchase price paid for the shares, there will be no ordinary income, and any loss recognized will be a capital loss.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the Purchase Date for the shares over the purchase price will be treated as ordinary income at the time of the sale or disposition. The balance of any gain will be treated as capital gain. Even if the stock is disposed of for less than its Purchase Date fair market value, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such Purchase Date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no U.S. federal income tax consequences to Symantec by reason of the grant or exercise of options under the ESPP. Symantec is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.

Symantec may also grant options under Non-Statutory Plans to employees of our designated subsidiaries and affiliates that do not participate in the Statutory Plan. The specific terms of such Non-Statutory Plans are not yet known; accordingly, it is not possible to discuss with certainty the relevant tax consequences of these Non-Statutory Plans. The Non-Statutory Plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a Non-Statutory Plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, Symantec would be able to claim a tax deduction equal to this difference, and Symantec would be required to withhold employment taxes and income tax at the time of the purchase.

Accounting Treatment

Symantec recognizes compensation expense in connection with options outstanding under the ESPP in accordance with authoritative guidance on stock compensation. So long as Symantec continues issuing shares under the ESPP with a purchase price at a discount to the fair market value of its stock, Symantec will recognize compensation expense which will be determined by the level of participation in the ESPP.

New Plan Benefits

Because benefits under the ESPP depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if they participate in the ESPP. During fiscal year 2013, three Named Executive Officers participated in the ESPP.

As of August 1, 2013, since the inception of the ESPP, the aggregate number of shares issued to each named executive officer and the various indicated groups under the ESPP are:

Name:	Number of Shares Issued Under ESPP
Stephen M. Bennett	522
James A. Beer	—
Stephen E. Gillett	—
Francis A. deSouza	6,240
Scott C. Taylor	—
Enrique Salem	5,185
William T. Robbins	5,006
Janice D. Chaffin	6,334
All current executive officers as a group (6 persons)	12,491
All current non-employee directors as a group (7 persons)	—
All employees, excluding current executive officers	18,330,018

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 5.

PROPOSAL NO. 6

APPROVAL OF OUR AMENDED AND RESTATED

SENIOR EXECUTIVE INCENTIVE PLAN

At the meeting, we are requesting stockholders to approve, as a whole, the amendment and restatement of our Senior Executive Incentive Plan (the “SEIP”) to allow future performance-based compensation awards under the SEIP to be fully deductible by Symantec under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Board adopted the amendment and restatement on July 25, 2013, subject to stockholder approval at the meeting. If approved, the SEIP will be effective commencing with fiscal 2014.

The SEIP is a plan structured so as to qualify compensation paid under it to certain executive officers as “performance-based compensation” under federal tax rules applicable to public companies. Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid during a single year to covered employees (as defined in Proposal No. 4). Certain performance-based compensation is exempt from this deduction limit if it meets the requirements of Section 162(m), including a requirement that payment of the compensation be contingent upon achievement of performance goals that are established and administered in a manner specified under Section 162(m). In addition, to qualify as performance-based compensation, the compensation (or the plan under which it is granted, including the possible performance goals that may be used) must have been approved by stockholders, there must be a limit on the amount of compensation that may be paid to an employee during a specified period of time, and achievement of the applicable performance goals must be substantially uncertain at the time the individual awards are established. Finally, Section 162(m) imposes certain independence requirements on the members of the Board-level committee administering the performance-based compensation program.

As proposed for approval, the SEIP is substantially the same as the version approved by our stockholders in 2008. Historically, we have operated two cash incentive award programs under the SEIP, our Annual Incentive Plan which has a performance period that coincides with our fiscal year, and our Long-Term Incentive Plan which has two-year performance periods. These programs are described in more detail in our “Compensation Discussion & Analysis” (beginning on page 56). Operating these two programs under the SEIP allowed us to fully deduct amounts paid under them to our named executive officers. While we have discontinued using long-term cash incentive awards under our Long-Term Incentive Plan as discussed under our “Compensation Discussion & Analysis,” we plan to continue granting awards under our Annual Incentive Plan and may operate other cash incentive awards under the SEIP in the future. To continue to operate the SEIP as a plan under which performance-based compensation may be granted, we seek your approval of the material terms of the SEIP (set forth below). Section 162(m) requires that stockholders re-approve such terms every five years. The material terms of the SEIP were most recently approved by our stockholders at our 2008 Annual Meeting of Stockholders. They are also considered to have last approved the material terms of the SEIP when they originally approved the SEIP in August 2003. Approval of this Proposal No. 6 will allow us to grant tax-qualified awards under the SEIP until October 22, 2018.

The Board believes the adoption of the SEIP to be in the best interest of stockholders and recommends its approval. If the SEIP is not approved by stockholders at this meeting, commencing with fiscal 2014, bonuses shall no longer be paid under the SEIP, meaning that certain payments to our covered employees would not be deductible by Symantec.

The summary of the SEIP provided in this proposal is a summary of the principal features of the SEIP, as amended and restated. This summary, however, does not purport to be a complete description of all of the provisions of the SEIP. It is qualified in its entirety by reference to the full text of the SEIP. A copy of the SEIP has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the SEIP may do so by written request to the Corporate Secretary at Symantec’s headquarters in Mountain View, California.

Purpose of the SEIP

The SEIP is an important component of Symantec’s overall strategy to pay its employees for performance. To that end, the purposes of the SEIP are to motivate Symantec’s senior executives by tying their compensation to performance, rewarding exceptional performance that supports Symantec’s overall objectives and providing a means by which to attract and retain top performing employees. Additional information about amounts paid under the SEIP to our named executive officers during our last completed fiscal year are contained in the Summary Compensation Table (beginning on page 70) and the Grants of Plan-Based Awards Table (beginning on page 75). Additional discussion about the SEIP is included in the Compensation Discussion & Analysis section (beginning on page 56).

Participants

Individuals eligible for SEIP awards are employees who hold an executive officer position and are subject to Section 16 of the Exchange Act and such other employees as our Compensation Committee may designate from time to time. In selecting participants for the SEIP, the Compensation Committee will choose those senior executives whom the Compensation Committee believes are most likely to make significant contributions to Symantec’s success. The actual number of employees who will receive awards under the SEIP cannot be determined in advance because eligibility for participation is in the discretion of the Compensation Committee. As of August 1, 2013, there are six employees who are executive officers subject to Section 16 of the Exchange Act. Eight (8) Symantec executive officers participated in the SEIP during fiscal 2013. Although participation in future years is in the discretion of the Compensation Committee, each executive officer has an interest in Proposal No. 6. Information about fiscal year 2014 awards is presented below under “New Plan Benefits.”

Administration

The Compensation Committee administers the SEIP. Subject to the terms of the SEIP, the Compensation Committee has the authority to interpret and determine all questions of policy and expediency pertaining to the SEIP, has the discretion to determine the participants who will receive awards as well as the amounts, terms and conditions of each award, including the performance period and goal(s) that apply to the award and whether or not the goal(s) are achieved. The Compensation Committee may delegate its authority to administer awards to a separate committee or to one or more individuals who are not members of the Compensation Committee, but only with respect to participants whom it believes will not be considered “covered persons” under Section 162(m).

Maximum Bonus and Performance Goals

Bonus payments under the SEIP may be made in cash only. The payment to each participant is based on performance period set by the Compensation Committee in writing and is directly related to the satisfaction of applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee: (i) income, including net income and operating income; (ii) stockholder return; (iii) earnings per share; (iv) revenue, including growth in revenue; (v) market share; (vi) return on net assets program; (vii) return on equity; (vii) return on investment; (ix) cash flow, including cash flow from operations; (x) new product releases; (xi) employee productivity and satisfaction metrics; and (xii) strategic plan development and implementation (including individual performance objectives that relate to achievement of Symantec’s or any business unit’s strategic plan). The Compensation Committee may adjust its evaluation of actual performance under a performance goal to exclude certain events that occur during a performance period such as asset write-downs; currency effects; litigation or claims judgments or settlements; changes in tax law, accounting principles or other laws or regulations affecting reported results; accruals for reorganization or restructuring programs; and other extraordinary non-recurring items described in published accounting rules and/or in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in our annual report to stockholders for the year.

The bonus payable to a participant who is not a covered employee may also be based on other factors (including subjective factors). The performance period(s) individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and, with respect to covered employees, must be adopted no later than the latest time permitted by the Code in order for bonus payments pursuant to the SEIP to be deductible under Code Section 162(m).

The SEIP provides that the maximum amount of any bonus that can be paid to any participant during any fiscal year is $5,000,000.

Payment of Awards

In order to earn and receive payment of an award under the SEIP, a participant must be an active employee and on Symantec’s payroll on either (a) the last day of the fiscal year (or performance period) to which the award relates or (b) the date of payment or vesting, in each case as specified in the documents governing the specific award. The Compensation Committee may make exceptions to this requirement in the case of death or disability, or in the case of a corporate change in control, although it may exercise this discretion only if permitted under the requirements applicable to performance-based compensation under Section 162(m).

Recoupment

The SEIP provides that if Symantec’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, Symantec will seek reimbursement of excess incentive cash compensation paid under the SEIP to each Participant for each affected performance period. For purposes of the SEIP, excess incentive cash compensation means the positive difference, if any, between (i) the award paid to a participant and (ii) the award that would have been made to the participant had the applicable performance goal been calculated based on the financial statements as restated.

Term and Amendment of SEIP

The SEIP, as amended and restated, will become available for performance periods beginning in fiscal 2014. The Board may amend or terminate the SEIP at any time and for any reason. In order to maintain the plan’s qualification under Section 162(m), certain material amendments of the SEIP will require stockholder approval.

Further discussion of the SEIP is contained above under the heading “Compensation Discussion and Analysis — II. Executive Annual Incentive Plan.”

New Plan Benefits

All awards to executive officers are based on actual performance during fiscal 2014 and are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the SEIP are not determinable at this time. Cash incentive programs we currently operate under the SEIP maintain the following performance goals: for the one-year performance period under our Annual Incentive Plan that coincides with our fiscal year 2014, targeted non-GAAP operating income for fiscal 2014, as modified by our company’s achievement of targeted revenue during fiscal 2014.

Target amounts for our continuing named executive officers under the Annual Incentive Plan for the performance periods beginning on the start of our fiscal year 2014 are as follows:

Name:	Target Amount for Fiscal Year 2014 Cash Awards Under Annual Incentive Plans ($)
Stephen M. Bennett	1,500,000
James A. Beer	700,000
Stephen E. Gillett	1,093,750
Francis A. deSouza	875,000
Scott C. Taylor	273,000
Enrique Salem	—
William T. Robbins	—
Janice D. Chaffin	—
All current executive officers as a group (6 persons)	4,645,750
All current non-employee directors as a group (7 persons)	—
All employees, excluding current executive officers*	17,656,611

*	Although we operate a similar bonus plan for employees who are not executive officers, such bonus awards are not granted under the SEIP.

Federal Income Tax Consequences

Subject to the approval by stockholders of this proposal, we will be entitled to, with respect to a covered employee, a deduction equal to the amount of income recognized by the recipient of a performance bonus. However, if the proposal is not approved by stockholders and the Compensation Committee implements alternative methods of paying bonuses in lieu of the SEIP, the future deductibility by the Company of any such bonuses may be limited by Code Section 162(m).

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 6.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information

The following table gives information about Symantec’s common stock that may be issued upon the exercise of options, warrants and rights under all of Symantec’s existing equity compensation plans as of March 29, 2013:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	36,524,889		$8.43	86,875,020	(1)
Equity compensation plans not approved by security holders	—	(2)	—	—

Total	36,524,889		$8.43	86,875,020

(1)	Represents 67,128 shares remaining available for future issuance under Symantec’s 2000 Director Equity Incentive Plan, 21,657,491 shares remaining available for future issuance under Symantec’s 2008 Employee Stock Purchase Plan and 65,150,401 shares remaining available for future issuance as stock options under Symantec’s 2004 Equity Incentive Plan. Note that such numbers do not reflect the shares proposed to be reserved under the 2013 Equity Incentive Plan and pursuant to the amendment to the 2008 Employee Stock Purchase Plan under Proposal Nos. 4 and 5 or any other consequences of the approvals of such proposals.

(2)	Excludes outstanding options to acquire 1,999,485 shares as of March 29, 2013 that were assumed as part of the Veritas acquisition. Also excludes 464,287 outstanding options as of March 29, 2013 that were assumed as part of other acquisitions. The weighted average exercise price of these outstanding options was $23.27 as of March 29, 2013. In connection with these acquisitions, Symantec has only assumed outstanding options and rights, but not the plan themselves, and therefore, no further options may be granted under these acquired-company plans.

OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of August 1, 2013, and their positions are shown below.

Name	Age	Position
Stephen M. Bennett	59	President and Chief Executive Officer
James A. Beer	52	Executive Vice President and Chief Financial Officer
Andrew H. Del Matto	54	Senior Vice President and Chief Accounting Officer
Francis A. deSouza	42	President, Products and Services
Stephen E. Gillett	37	Executive Vice President and Chief Operating Officer
Scott C. Taylor	49	Executive Vice President, General Counsel and Secretary

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.

For information regarding Mr. Bennett, please refer to “Our Board of Directors” above.

Mr. Beer has served as our Executive Vice President and Chief Financial Officer since February 2006. Prior to joining us, Mr. Beer was Senior Vice President and Chief Financial Officer of AMR Corporation and American Airlines, Inc., AMR’s principal subsidiary, from January 2004 to February 2006. From September 1991 to January 2004, Mr. Beer held other various management positions in finance and operations at American Airlines including leading the airline’s European and Asia Pacific businesses. Mr. Beer holds a bachelor of science in aeronautical engineering from Imperial College, London University and a master of business administration degree from Harvard Business School.

Mr. Del Matto has served as our Senior Vice President and Chief Accounting Officer since April 2012. Mr. Del Matto had served as the Company’s Corporate Treasurer and Vice President of Finance Business Operations since September 2009. During his eight year tenure at the Company, Mr. Del Matto had also led our Corporate Financial Planning and Analysis, and Revenue and Cost Accounting teams. Prior to joining Symantec in January 2005, Mr. Del Matto had been employed by Inktomi Corporation and SGI Corporation in a variety of finance and accounting leadership roles. Mr. Del Matto started his career with KPMG LLP as a certified public accountant. Mr. Del Matto holds a bachelor of science degree from Ohio University and a master’s in business administration degree from Golden Gate University.

Mr. deSouza has served as our Group President, Enterprise Products and Services since May 2011. From January 2009 to May 2011, Mr. deSouza served as our Senior Vice President, Enterprise Security Group and from January 2008 to December 2008 as Vice President, Enterprise Messaging Management Group. Prior to joining Symantec, from February 2001 to February 2006, he was Founder and Chief Executive Officer of IMlogic, Inc., an enterprise instant messaging software company, that was acquired by Symantec. From February 1998 to February 2001, Mr. deSouza served as Product Unit Manager, Real-time Collaboration Group at Microsoft Corporation and from March 1997 to February 1998, he was co-founder and Chief Executive Officer of Flash Communications, an enterprise instant messaging company that was acquired by Microsoft. Mr. deSouza is Chairman of the board of directors of MedHelp International. Mr. deSouza received a bachelor’s degree in electrical engineering and computer science with a minor in economics and a master’s degree from Massachusetts Institute of Technology.

Mr. Gillett has served as our Executive Vice President and Chief Operating Officer since December 2012. He served as a member of our Board from January 2012 to December 2012. Prior to joining us, Mr. Gillett was Executive Vice President and President, Best Buy Digital, Global Marketing and Strategy of Best Buy Co., Inc., from March 2012 to December 2012. From May 2008 to March 2012, Mr. Gillett was Executive Vice President, Digital Ventures and Chief Information Officer at Starbucks, Inc. Mr. Gillett served as Chief Information Officer of Corbis Corporation, a digital media company, from May 2006 to May 2008. Prior to his role at Corbis, Mr. Gillett held senior technology positions with various technology companies including Yahoo! Inc., CNET Networks and Sun Microsystems, Inc. He received a bachelor’s degree from University of Oregon and a master’s degree in business administration from San Francisco State University.

Mr. Taylor has served as our Executive Vice President, General Counsel and Secretary since August 2008. From February 2007 to August 2008, Mr. Taylor served as our Vice President, Legal. Prior to joining Symantec, Mr. Taylor held various legal and administrative positions at Phoenix Technologies Ltd., a provider of core systems software, from January 2002 to February 2007, including most recently as Chief Administrative Officer, Senior Vice President and General Counsel. From May 2000 to September 2001, he was Vice President and General Counsel at Narus, Inc., a venture-backed private company that designs IP network management software. Mr. Taylor is a member of the board of directors of VirnetX. He holds a juris doctorate from George Washington University, and a bachelor’s degree from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of August 1, 2013, with respect to the beneficial ownership of Symantec common stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec common stock, (ii) each member of the Board, (iii) the named executive officers of Symantec included in the Summary Compensation Table appearing on page 70 of this proxy statement and (iv) all current executive officers and directors of Symantec as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 698,430,244 shares of Symantec common stock outstanding as of August 1, 2013 (excluding shares held in treasury). Shares of common stock subject to stock options and restricted stock units vesting on or before September 30, 2013 (within 60 days of August 1, 2013) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owner
Dodge & Cox(1)	58,417,616	8.4%
Bank of America Corporation(2)	43,376,598	6.2%
BlackRock, Inc.(3)	37,173,834	5.3%
State Street Corporation(4)	35,154,024	5.0%
Directors and Executive Officers
James A. Beer(5)	581,531	**
Stephen M. Bennett(6)	402,345	**
Francis A. deSouza(7)	243,694	**
Scott C. Taylor(8)	217,676	**
Robert S. Miller(9)	196,578	**
David L. Mahoney(10)	162,782	**
Daniel H. Schulman(11)	135,299	**
Michael A. Brown(12)	128,153	**
Geraldine B. Laybourne	80,681	**
Frank E. Dangeard	63,755	**
V. Paul Unruh	37,988	**
Stephen E. Gillett	17,876	**
Janice D. Chaffin*	10,000	**
Enrique Salem*	—	**
William T. Robbins*	—	**
All current Symantec executive officers and directors as a group (13 persons)(13)	2,314,012	**

*	Former officer.

**	Less than 1%.

(1)	Based solely on a Schedule 13G filing made by Dodge & Cox on February 13, 2013, reporting sole voting and dispositive power over the shares. This stockholder’s address is 555 California Street, 40th Floor, San Francisco, CA 94104.

(2)	Based solely on a Schedule 13G filing made by Bank of America Corporation on February 14, 2013, reporting sole voting and dispositive power over the shares. This stockholder’s address is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(3)	Based solely on a Schedule 13G filing made by BlackRock, Inc. on February 11, 2013, reporting sole voting and dispositive power over the shares. This stockholder’s address is 40 East 52nd Street, New York, NY 10022.

(4)	Based solely on a Schedule 13G filing made by State Street Corporation on February 12, 2013, reporting sole voting and dispositive power over the shares. This stockholder’s address is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(5)	Includes 439,250 shares subject to options that will be exercisable as of September 30, 2013.

(6)	Includes 28,750 RSUs vesting as of September 30, 2013.

(7)	Includes 177,937 shares subject to options that will be exercisable as of September 30, 2013.

(8)	Includes 176,500 shares subject to options that will be exercisable as of September 30, 2013.

(9)	Includes 36,000 shares subject to options that will be exercisable as of September 30, 2013.

(10)	Includes 36,000 shares subject to options that will be exercisable as of September 30, 2013.

(11)	Includes 36,000 shares subject to options that will be exercisable as of September 30, 2013.

(12)	Includes 12,000 shares subject to options that will be exercisable as of September 30, 2013.

(13)	Includes 981,061 shares subject to options that will be exercisable and RSUs vesting as of September 30, 2013.

Symantec has adopted a policy that executive officers and members of the Board hold an equity stake in our company. The policy requires each executive officer to hold a minimum number of shares of Symantec common stock. Newly appointed executive officers are not required to immediately establish their position, but are expected to make regular progress to achieve it. The Nominating and Governance Committee reviews the minimum number of shares held by the executive officers and directors from time to time. The purpose of the policy is to more directly align the interests of our executive officers and directors with our stockholders. See “Stock Ownership Requirements” under the Compensation Discussion & Analysis section for a description of the stock ownership requirements applicable to our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Symantec’s directors, executive officers and any persons who own more than 10% of Symantec’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to Symantec and written representations from the directors and executive officers, Symantec believes that all Section 16(a) filing requirements were met in fiscal year 2013, except that one Form 4 reflecting a grant of PCSUs to Stephen M. Bennett was filed late.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This compensation discussion and analysis describes the material elements of Symantec’s executive compensation program for fiscal 2013. For fiscal 2013, our named executive officers (“NEOs”) include the following current officers:

•	Stephen M. Bennett, President, Chief Executive Officer and Director

•	James A. Beer, Executive Vice President and Chief Financial Officer

•	Stephen E. Gillett, Executive Vice President and Chief Operating Officer

•	Francis A. deSouza, President, Products and Services

•	Scott C. Taylor, Executive Vice President, General Counsel and Corporate Secretary

Our NEOs also include, pursuant to applicable SEC rules, the following former executive officers:

•	Enrique Salem, former President and Chief Executive Officer

•	William T. Robbins, former Executive Vice President, Worldwide Sales and Services

•	Janice D. Chaffin, former Group President, Consumer Business Unit

Our Compensation Philosophy and Practices

The overriding principle driving our compensation programs continues to be our belief that it benefits our employees, customers, partners and stockholders to have management’s compensation tied to our current and long-term performance. The following factors demonstrate our continued commitment to pay-for-performance and to corporate governance best practices:

•

We continued to diversify the long-term equity incentive compensation component of our regular annual executive compensation program in furtherance of our philosophy to pay for performance and align the interests of our executive officers with those of our stockholders. After introducing performance-based restricted stock units (“PRUs”), which derive their value in part on a relative measure of our stock price, as a regular part of our program last year, in fiscal 2013 we introduced compensation performance-contingent stock units (“PCSUs”), which derive their value solely on the basis of increases in our stock price, as part of the compensation package for our new CEO.

•

We reward outstanding performance that meets our performance goals, and do not payout performance-based cash or equity awards for unmet goals. Our compensation plans do not have guaranteed payout levels, and are capped to discourage excessive or inappropriate risk taking by our executive officers. For example, our executives did not receive a payout under our FY13 LTIP since our minimum operating cash flow target was not achieved during fiscal 2013 as further described on page 60.

•	We continue to grant PRUs to our named executive officers as a regular part of our annual executive compensation program. We do not award any simple time-vesting stock options to our executives.

•	We ensure that our various incentive plans use different measures which correlate to stockholder value so that no single metric becomes overly weighted in determining payouts.

•

We narrowed our peer group to be more relevant in terms of complexity, global reach, revenue and market capitalization. We selected primarily businesses with an intense software development focus, and software and engineering-driven companies that compete with us for executive and broader talent.

•

We have long-standing stock ownership guidelines for our executive officers, requiring them to hold a minimum value in shares so that they have an even greater financial stake in our company, thereby further aligning the interests of our executive officers with those of our stockholders. We also prohibit the sale of any shares (except to meet tax withholding obligations) if doing so would cause them to fall below the required ownership levels.

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code.

•	We limit any potential severance payments to well under 3x our executive officers’ total target cash compensation.

•

We have clawback provisions in all of our executive compensation plans (providing for the return of any excess compensation received by an executive officer if our financial statements are the subject of a restatement due to error or misconduct).

•

Our executive officers are prohibited from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, and are also prohibited from pledging their Symantec stock.

•	Our equity incentive plan prohibits the repricing or exchange of equity awards without stockholder approval.

•	We seek stockholder feedback on our executive compensation through an annual advisory vote and ongoing stockholder engagement.

Summary of Compensation Matters During Fiscal 2013

Business Changes and Performance in Fiscal 2013

Our company experienced significant changes during fiscal year 2013. Stephen Bennett was appointed as our President and Chief Executive Officer of our company in July 2012. In January 2013, we announced a new strategy to provide improved, long-term performance for Symantec and thereby deliver increased value to our employees, customers, partners and stockholders. Core to the strategy is delivering better point products and higher-value integrated solutions to our customers, thereby helping to solve their need to protect their information. We have also committed to delivering organic revenue growth of at least 5% and non-GAAP operating margins of more than 30% over the next few years.

In connection with our implementation of this strategy, we have undertaken a significant organizational simplification initiative to reduce management layers and redundancies, increase the speed of decision making and to improve accountability and execution. This initiative has resulted in significant changes to our senior executive leadership team, including the addition of Stephen Gillett as our new Executive Vice President and Chief Operating Officer, and the departures of William Robbins, our former Executive Vice President of Worldwide Sales and Services, and Janice Chaffin, our former Group President, Consumer Business Unit. We are also recruiting world-class talent from some of the most recognized technology companies to strengthen our leadership team. We believe that our new and improved organizational structure will enhance our performance and increase stockholder value.

Additionally, in January 2013 we strengthened our commitment to return excess capital to our stockholders by announcing a program of paying quarterly cash dividends and paid our first quarterly cash dividend of $0.15 per share of our common stock to our stockholders in June 2013. We also spent $826 million to repurchase 49 million shares, reducing our common stock outstanding by 7%, or a net 3.7% after adjusting for the issuance of employee stock compensation, during fiscal 2013.

In fiscal 2013, Symantec delivered 3% year-over-year growth in revenue (5% adjusting for currency) and 1% growth in deferred revenue (3% adjusting for currency) driven by strength in our backup business, Software-as-a Service (SaaS), data loss prevention, and managed security services offerings. Our cash flow from operations decreased 16% compared to fiscal 2012 while our cash and cash equivalents (including short-term investments) grew 48% year-over-year. Our non-GAAP net income increased by 5% and non-GAAP diluted earnings per share increased 10% year over year.

Financial and Compensation Metrics

As detailed below, during fiscal 2013, we used three core financial metrics, which we believe are strongly correlated to enterprise value for companies in our sector, to measure company performance under our executive compensation programs: revenue, non-GAAP earnings per share (“EPS”) and cash flow from operations. For a significant portion of the long-term equity incentive compensation component of our regular annual executive compensation program, we also used two other metrics that more directly align the interests of our executive officers to those our stockholders: our stock price and the total stockholder return (“TSR”) ranking for our company as compared to the S&P 500. In addition, individual performance metrics were a factor in the bonus awards of our named executive officers, other than our CEO, under our Executive Annual Incentive Plan. Our non-GAAP EPS was well above our targeted level of performance for the full fiscal year, while revenue came in slightly below our target level. Our cash flow from operations was below our threshold level of performance for fiscal 2013, which resulted in a zero payout under our FY13 LTIP. Consistent with the presentation in our quarterly earnings releases, under our executive compensation programs, we define non-GAAP EPS as diluted net income per share as adjusted to exclude stock-based compensation expense, restructuring and transition charges, charges related to the amortization of intangible assets, non-cash interest expense, value-added tax refunds of a tax from the China tax bureau, certain other tax benefits, and the related tax impact of these adjustments.

Highlights of NEO Compensation

Our named executive officers were compensated in a manner consistent with our core pay-for-performance compensation philosophy as well as with the terms of our compensation arrangements with them. The following are highlights of our named executive officers’ compensation for fiscal 2013 and are discussed in greater detail in this CD&A:

•

For fiscal 2013, approximately 93% of our current CEO’s target total direct compensation was at risk and approximately 78% of the target total direct compensation for our other named executive officers, on average, was at risk.

•

For fiscal 2013, as noted above, we introduced PCSUs to include a component in our CEO’s compensation that is directly tied to increasing our stock price, rewarding our CEO for providing tangible value to our stockholders. In the event that none of the stock performance metrics were met during the grant term, the PCSUs would have been forfeited. As illustrated in the graph below, Symantec’s stock increased meaningfully since Mr. Bennett became CEO of our company on July 25, 2012. The graph also compares a stockholder’s return on an investment of $100 in our common stock versus the S&P 500 Composite Index and the S&P Information Technology Index during fiscal 2013 (April 2, 2012 to March 29, 2013):

Additionally, the following are highlights of changes that we have implemented in our executive compensation program for fiscal 2014:

•

We have restructured our executive annual incentive bonus to place more emphasis on performance. Under the FY14 Executive Annual Incentive Plans, the named executive officers will be eligible to receive performance-based incentive bonuses based on the Company’s achievement of targeted non-GAAP operating income for fiscal 2014, as modified by the Company’s achievement of targeted revenue during fiscal 2014. The level of achievement of these two metrics will fund a bonus pool and the payout to each executive is tied more directly to his or her individual performance rating than in the past.

•

We have discontinued using a long-term cash incentive award as a component of our long-term executive compensation program. Instead, our long-term compensation will be comprised entirely of long-term equity incentive awards to better align the interests of our executives with those of our stockholders.

•

Based in part on feedback obtained from our ongoing engagement with stockholders and their advisers, our Compensation Committee adjusted our peer group to include companies that are more similar to us in terms of complexity, global reach and revenue and market capitalization. They selected primarily businesses with an intense software development focus, and software and engineering-driven companies that compete with us for executive and broader talent.

•

We have eliminated the duplication of the targeted non-GAAP EPS metric in both the cash annual incentive plan and the PRU equity incentive plan. In fiscal 2014, the cash annual incentive plan metric will be non-GAAP operating income, which we believe our executives have a more direct ability to affect.

•

To enhance the alignment between our executive officers and stockholder interests, in July 2013 we increased the level of our stock ownership guidelines for our Chief Operating Officer and President, Products and Services so that they have a minimum holding requirement of 3x their base salaries.

“Say on Pay” Advisory Vote on Executive Compensation

We hold an advisory vote on executive compensation, commonly known as “Say-on-Pay,” on an annual basis. While these votes are not binding, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation programs and philosophy as disclosed in our proxy statement on an annual basis. The Compensation Committee values our stockholders’ opinions and the Board and the Compensation Committee consider the outcome of each vote when making future compensation decisions for our named executive officers. In addition to the annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation matters generally. These engagement efforts take place through telephone calls, in-person meetings and correspondence with our stockholders.

We have received approximately 98% and 97% of the votes cast on the advisory vote in favor of our executive compensation in fiscal 2011 and fiscal 2012, respectively. The Board and the Compensation Committee considered these favorable outcomes and believed they conveyed our stockholders’ support of our existing executive compensation philosophy and programs; therefore, these outcomes did not have a material impact on executive compensation decisions and policies for fiscal 2013. Nonetheless, the Compensation Committee introduced a few changes to the structure of our executive compensation programs for fiscal 2014 based on feedback received from a majority of our top 100 investors and their advisers. The Compensation Committee adjusted our peer group as described further on page 52. The Compensation Committee also changed the metrics for our cash annual incentive plans for fiscal 2014 so that the same metrics are not used for our all of our performance-based compensation, including PRU awards, as described starting on page 49.

Roles of Our Compensation Committee, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing all of Symantec’s compensation programs, including the review and recommendation to the independent directors of our Board of all compensation arrangements for our CEO and the review and approval of the compensation payable to our other named executive officers.

The independent directors of the Board evaluate the CEO’s performance and the Compensation Committee then reviews and recommends to the independent members of the Board all compensation arrangements for the CEO. After discussion, the independent members of the Board determine the CEO’s compensation. The Compensation Committee also discusses the performance of the other named executive officers with the CEO, reviews the compensation recommendations that the CEO submits for the other named executive officers, makes any appropriate adjustments, and approves their compensation. While our CEO provides input and makes compensation recommendations with respect to executive officers other than himself, our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation by the Board or the Compensation Committee.

Since fiscal 2004, the Compensation Committee has engaged Mercer, an outside consulting firm, to provide advice and ongoing recommendations on executive compensation matters.

The Compensation Committee oversees Mercer’s engagement. Mercer representatives meet informally with the Compensation Committee Chair and the Chief Human Resources Officer and also with the Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present.

As part of its engagement in fiscal 2013, Mercer provided, among other services, advice and recommendations on the amount and form of executive and director compensation. For example, Mercer evaluated and advised the Compensation Committee on the peer group that the Compensation Committee uses to develop a market composite for purposes of establishing named executive officer pay levels (as described below), the competitiveness of our director and executive compensation programs, the design of awards under and proposed performance metrics and ranges for incentive plans, compensation-related trends and developments in our industry and the broader talent market and regulatory developments relating to compensation practices.

We paid Mercer approximately $370,000 for executive compensation services in fiscal 2013. In addition, with the Compensation Committee’s approval, management engaged and Symantec paid Mercer and its affiliates for other services, including approximately $2.495 million for other unrelated consulting and business services. We also reimbursed Mercer and its affiliates for reasonable travel and business expenses. The Compensation Committee did not review or approve the other services provided by Mercer and its affiliates to Symantec, as those services were approved by management in the normal course of business. Based in part on policies and procedures implemented by Mercer to ensure the objectivity of its executive compensation consultants and the Compensation Committee’s assessment of Mercer’s independence pursuant to the SEC rules, the Compensation Committee concluded that the consulting advice it receives from Mercer is objective and not influenced by Mercer and its affiliates’ other relationships with Symantec and that no conflict of interest exists that will prevent Mercer from being independent consultants to the Compensation Committee.

The Compensation Committee establishes our compensation philosophy, approves our compensation programs and solicits input and advice from several of our executive officers and Mercer. As mentioned above, our CEO provides the Board of Directors and the Compensation Committee with feedback on the performance of our executive officers and makes compensation recommendations (other than with respect to his own compensation) that go to the Compensation Committee for their approval. For example, during fiscal 2013, our CEO requested that the Compensation Committee place greater emphasis on individual performance in connection with its evaluations under our executive annual incentive plan, and the Compensation Committee accommodated his request, enhancing the degree to which payments were earned based on leadership and certain other accomplishments. Our CEO, Chief Human Resources Officer and General Counsel regularly attend the Compensation Committee’s meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding Symantec’s performance, and other advice specific to their areas of expertise. In addition, at the Compensation Committee’s direction, Mercer works with our Chief Human Resources Officer and other members of management to obtain information necessary for Mercer to make their own recommendations as to various matters as well as to evaluate management’s recommendations.

FACTORS WE CONSIDER IN DETERMINING OUR COMPENSATION PROGRAMS

We apply a number of compensation policies and analytic tools in implementing our compensation principles. These policies and tools guide the Compensation Committee in determining the mix and value of the compensation components for our named executive officers, consistent with our compensation philosophy. They include:

Focus on Pay-for-Performance:    Our executive compensation program is designed to reward executives for results. As described below, the pay mix for our named executive officers emphasizes variable pay in the form of short- and long-term cash and equity awards. Short-term results are measured by annual revenue, non-GAAP earnings per share and, for all our named executive officers other than our CEO, individual performance. Long-term results are measured by stock price appreciation, achievement of operating cash flow targets and the achievement of the total stockholder return ranking for our company as compared to the S&P 500.

A Total Rewards Approach:    Elements of the total rewards offered to our executive officers include base salary, short- and long-term incentives including equity awards, health benefits, a deferred compensation program and a consistent focus on individual professional growth and opportunities for new challenges.

Appropriate Market Positioning:    Our general pay positioning strategy is to target the levels of base salary, annual short-term cash incentive structure and long-term incentive opportunities and benefits for our named executive officers with reference to the relevant market data for each position. The Compensation Committee may set the actual components for an individual named executive officer above or below the positioning benchmark based on factors such as experience, performance achieved, specific skills or competencies, the desired pay mix (e.g., emphasizing short- or long-term results), and our budget.

For fiscal 2013, we generally targeted the pay positioning for our executive officers at the 50th percentile of the relevant market composite for salary, and continued to gradually shift our target for the variable pay elements from the 50th percentile to the 65th percentile, subject to individual and company performance.

Competitive Market Assessments:    Market competitiveness is one factor that the Compensation Committee considers each year in determining a named executive officer’s overall compensation package, including pay mix. The Compensation Committee relies on various data sources to evaluate the market competitiveness of each pay element, including publicly-disclosed data from a peer group of companies (see discussion below) and published survey data from a broader set of information technology companies that the Compensation Committee, based on the advice of Mercer, believes represent Symantec’s competition in the broader talent market. The peer group’s proxy statements provide detailed pay data for the top five positions. Survey data, which we obtain from the Radford Global Technology Survey, Radford Global Sales Survey and Kenexa IPAS Global High Technology survey, provides compensation information on a broader group of executives and from a broader group of information technology companies, with positions matched based on specific job scope and responsibilities. The Compensation Committee considers data from these sources as a framework for making compensation decisions for each named executive officer’s position.

The information technology industry in which we compete is characterized by rapid rates of change and intense competition from small and large companies, and the companies within this industry have significant cross-over in leadership talent needs. As such, we compete for executive talent with leading software and services companies as well as in the broad information technology industry. We particularly face intense competition with companies located in the geographic areas where Symantec operates, regardless of specific industry focus or company size. Further, because we believe that stockholders measure our performance against a wide array of technology peers, the Compensation Committee uses a peer group that consists of a broader group of high technology companies in different market segments that are of a comparable size to us. The Compensation Committee uses this peer group, as well as other relevant market data, to evaluate named executive officer pay levels (as described above).

The Compensation Committee reviews our peer group on an annual basis, with input from Mercer, and the group may be adjusted from time to time based on, among other inputs, a comparison of revenues, market capitalization, industry and peer group performance. The Compensation Committee used the below peer group in setting the compensation for our named executive officers, other than our current CEO and Mr. Gillett, at the beginning of fiscal 2013. For our current CEO, the Compensation Committee adjusted the below peer group by eliminating Apple and Oracle from its analysis in an effort to limit skewing of the data due to the higher CEO compensation levels.

Fiscal 2013 Symantec Peer Group
Adobe Systems Incorporated	Electronic Arts Inc.	NetApp, Inc.
Analog Devices, Inc.	EMC Corporation	Oracle Corporation
Apple Inc.	Harris Corporation	Qualcomm Incorporated
CA, Inc.	Juniper Networks, Inc.	Seagate Technology Plc
Cisco Systems, Inc.	Lexmark International, Inc.	Yahoo! Inc.

Based in part on feedback obtained from a majority of our top 100 investors and their advisers, as well as input from Mercer, and after taking into consideration what is appropriate for our company, stockholders and management team, our Compensation Committee adjusted our peer group in October 2012. This peer group will serve as our peer group for fiscal 2014 as the change occurred too late in the year to make an impact on executive compensation policies or decisions for fiscal 2013, other than for Mr. deSouza’s adjusted compensation following his appointment as President, Products and Services as we transitioned to our new organizational structure in January 2013. The following criteria were used to select our updated peer group:

•	Businesses with an intense software development focus

•	Similar breadth of complexity and global reach as Symantec

•	Annual revenue of $1.5 billion — $13.0 billion

•	Market capitalization of $4.0 billion — $61.0 billion

•	Software and engineering-driven companies in the Silicon Valley with which we compete for executive and broader talent

The Compensation Committee has used the below peer group in setting the compensation for our CEO and named executive officers for fiscal 2014:

Fiscal 2014 Symantec Peer Group
Activision Blizzard, Inc.	eBay Inc.	Nuance Communications, Inc.
Adobe Systems Incorporated	Electronic Arts Inc.	salesforce.com, inc.
Autodesk, Inc.	EMC Corporation	Synopsys, Inc.
BMC Software, Inc.	Intuit Inc.	VMware, Inc.
CA, Inc.	NetApp, Inc.	Yahoo! Inc.
Citrix Systems, Inc.

The Compensation Committee uses these peer companies for comparative purposes, as discussed above. In fiscal 2013, compensation for individual executive officers was not dependent on how we performed relative to these peers with respect to particular financial metrics. Further information regarding the financial results and performance of any of the peer companies may be found in periodic reports those companies file with the SEC.

Appropriate Pay Mix:    Consistent with our pay-for-performance philosophy, our executive officers’ compensation is structured with a large portion of their total direct compensation paid based on the performance of our company and the individual. In determining the mix of the various reward elements and the value of each component, the Compensation Committee takes into account the executive’s role, the competitiveness of the market for executive talent, company performance, individual performance, internal pay equity and historical compensation. In making its determinations with regard to compensation, the Compensation Committee reviews the various compensation elements for the CEO and our other named executive officers (including base salary, target annual bonus, target and accrued award payments under the Long Term Incentive Plans, and the value of vested and unvested equity awards actually or potentially issued).

The percentage of an executive officer’s compensation opportunity that is “at-risk,” or variable instead of fixed, is based primarily on the officer’s level of influence at Symantec. Executive officers generally have a greater portion of their pay at risk through short-and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence our company’s performance. Typically, a materially higher proportion of the CEO’s compensation opportunity is at-risk relative to our other named executive officers because the nature of his role and ability to influence our company’s performance. As illustrated by the following charts, for fiscal 2013, approximately 93% of our current CEO’s target total direct compensation (sum of base salary, target annual incentive, target cash long-term-incentive and grant date fair value of equity awards) was at-risk, and on average approximately 78% of our other named executive officers’ compensation opportunity was at-risk compensation, except for our former CEO who had approximately 91% of his compensation opportunity in the form of at-risk compensation.

FY13 Current CEO Target Direct Compensation Mix	FY13 All Other NEOs Average Target Direct Compensation Mix-Excl. Termed Officers

Form and Mix of Long-Term Equity Incentive Compensation:    The long-term equity incentive compensation component of our regular annual executive compensation program consists of PRUs and restricted stock units (“RSUs”) for all of our named executive officers and, beginning in fiscal 2013, PCSUs for our chief executive officer. We allocated a significantly larger portion of the value of the CEO’s target total long-term equity incentive award in the form of PCSUs and PRUs than in time-vested RSUs, as depicted in the chart above. We believe these allocations strike the appropriate balance between performance and retention for long-term equity incentive awards. We no longer offer stock options as a regular part of our annual executive compensation program.

For fiscal 2013, our current CEO received approximately 44% of the value of his target total direct compensation in the form of PCSUs, 17% in PRUs and 16% in RSUs. Other named executive officers received (excluding our former CEO), on average, approximately 18% of the target value of their equity compensation in the form of PRUs and 26% in RSUs. Our former CEO received approximately 34% of the value of his target long-term equity incentive award compensation in the form of PRUs and 18% in RSUs.

These percentages (and other percentage-based equity awards values discussed below) are based on the grant date fair value of the shares of common stock underlying the RSUs, and the grant date fair value of the PRUs and PCSUs at the target level award size. The awards made to our named executive officers, other than the CEO, are determined by the Compensation Committee after reviewing recommendations made by the CEO. In determining its recommendations to the independent directors of the Board, in the case of CEO compensation, and in making compensation decisions with respect to other named executive officers, the Compensation Committee may consider factors such as the individual’s responsibilities, the individual’s performance, industry experience, current pay mix, total compensation competitiveness, long-term equity and cash awards previously granted to the individual, retention considerations, and other factors.

Compensation Risk Assessment:    The Compensation Committee, in consultation with Mercer, has conducted its annual risk analysis on Symantec’s compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives or are reasonably likely to have a material adverse effect on Symantec.

COMPENSATION COMPONENTS

The major components of compensation for our named executive officers during fiscal 2013 were: (i) base salary, (ii) short-term cash incentive awards, (iii) long-term cash incentive awards, and (iv) equity incentive awards.

I. Base Salary

The Compensation Committee reviews the named executive officers’ salaries annually as part of its overall competitive market assessment and may make adjustments based on talent, experience, performance, contribution levels, individual role, positioning relative to market, and our overall salary budget. The independent members of the Board of Directors review the CEO’s salary in executive session (i.e., without any executives present), and changes are considered in light of market pay assessments and the Board’s annual CEO performance evaluation, in each case without the participation of our CEO. In setting the base salaries for the other named executive officers, the Compensation Committee also considers the recommendations of the CEO based upon his annual review of their performance. Although the Compensation Committee takes into account the factors and information described above during its review and determination of the base salary for each executive officer, it does not assign a specific weight to any element and does not measure individual performance against an objective standard in the evaluation of an executive officer’s base salary. Instead, these reviews and determinations are based on the Compensation Committee’s subjective judgment taking into account all available information, including the competitive market assessment.

In connection with the hiring of our Chief Executive Officer in July 2012, we negotiated an employment arrangement with him that provides for an annual base salary of $1,000,000. In negotiating and setting his annual base salary, the Compensation Committee roughly targeted the median of our adjusted CEO peer group for fiscal 2013 and also took into consideration his talents, leadership experience and track record as a CEO.

The Compensation Committee used a different approach to determine Mr. Gillett’s annual base salary. In his case, the Compensation Committee targeted the level of Mr. Gillett’s annual base salary with reference to his annual base salary with his then-current employer, recognizing that this would create challenges with respect to internal pay equity and the amount was significantly above the 50th percentile of our peer group for fiscal 2013. This salary level is not expected to change in the foreseeable future, and this was communicated to and accepted by Mr. Gillett. The Compensation Committee used this approach to attract Mr. Gillett because it believed that it would need to offer him compensation that would neutralize the cash impact of his departure from his then-current employer, where he had served for only nine months. In this regard, the Compensation Committee also awarded Mr. Gillett two one-time bonuses totaling $3,865,000 as an inducement to accept our offer of employment. The amount of these one-time sign-on bonuses were designed to partially offset his forfeiture of various bonuses, including $2,552,000 of previously-paid bonuses that Mr. Gillett was obligated to repay, as a result of his departure from his then-current employer. Mr. Gillett will be required to repay all or a proportion of the sign-on bonuses should he leave our company prior to completing five years of service (the proportion being dependent on how many years of employment he served at the time of his departure).

Base salaries for Ms. Chaffin and for Messrs. Beer, Taylor, Salem, Robbins and, for substantially all of fiscal 2013, deSouza remained the same from the previous year, as their annual base salaries were deemed effective in continuing to achieve the Compensation Committee’s goals for this component of executive compensation. Mr. deSouza was appointed as our President, Products and Services in connection with our transition to a new organizational structure in January 2013. In connection with his appointment to this new position, he received a 61% increase in recognition of his increased responsibilities. The following table presents each named executive officer’s base salary for fiscal 2013 as compared to fiscal 2012:

Name of NEO	Change in Salary	FY13 Salary ($)		Description
Stephen M. Bennett	n/a	1,000,000	(1)	Mr. Bennett was hired as President and CEO in July 2012. The Compensation Committee deems his salary as competitive and appropriate for his position.
James A. Beer	—	700,000		Mr. Beer did not receive a salary increase in fiscal 2013. The Compensation Committee deems his salary as competitive and appropriate for his position.
Stephen E. Gillett	n/a	875,000	(2)	Mr. Gillett was hired as Executive Vice President and COO in December 2012. His base salary is equal to the base salary he had with his former employer, and is considered to be fixed with no anticipated increase if he remains in this position.
Francis A. deSouza	61%	700,000	(3)	Mr. deSouza’s annual base salary for substantially all of fiscal 2013 was $435,000. He did not receive a salary increase for fiscal 2013 until he received a 61% increase in January 2013 in connection with his appointment as our President, Products and Services as we transitioned to our new organizational structure.
Scott C. Taylor	—	420,000		Mr. Taylor did not receive a base salary increase in fiscal 2013. The Compensation Committee deems his salary as competitive and appropriate for his position.
Enrique Salem	—	800,000		Mr. Salem did not receive a base salary increase in fiscal 2013.
William T. Robbins	—	475,000		Mr. Robbins did not receive a base salary increase in fiscal 2013.
Janice D. Chaffin	—	500,000		Ms. Chaffin did not receive a base salary increase in fiscal 2013.

(1)	Mr. Bennett received a prorated salary of $684,028 based on his period of employment as our President and Chief Executive Officer in fiscal 2013.

(2)	Mr. Gillett received a prorated salary of $241,951 based on his period of employment as our Executive Vice President and Chief Operating Officer in fiscal 2013.

(3)	Mr. deSouza received a salary of $486,301 in fiscal 2013. This amount reflects payments based on his original base salary of $435,000 for the first nine months of fiscal 2013 and his adjusted salary for the remainder of fiscal 2013.

II. Executive Annual Incentive Plan

The Executive Annual Incentive Plans for our executive officers are adopted pursuant to the Senior Executive Incentive Plan (“SEIP”) most recently approved by our stockholders in 2008. The Executive Annual

Incentive Plans adopted under the SEIP are annual cash incentive plans that are designed to reward named executive officers (and other participants) for generating strong financial results for our Company in the short term. To support collaboration within the senior leadership group, all named executive officers earn incentive compensation based on performance against pre-determined corporate goals described below. The Compensation Committee typically measures the achievement of named executive officers (other than our CEO) against individual performance targets as well. Beginning in fiscal 2013, upon the recommendation of our CEO, the Compensation Committee placed greater emphasis on individual performance in connection with its evaluations under the Executive Annual Incentive Plans. While the substance of many of the evaluation criteria used in prior years to evaluate business unit performance continued to be used in fiscal 2013, the Compensation Committee enhanced the degree to which payments were earned based on leadership and certain other accomplishments.

Executive Annual Incentive Plan Target Opportunities:    Under the Executive Annual Incentive Plans for a given fiscal year, each named executive officer has a target award opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on actual performance. Target award opportunities for our Executive Annual Incentive Plans are established by the Compensation Committee using peer group and survey data and taking into account other factors, such as internal equity and competitive pressures affecting retention. The following table presents each named executive officer’s target bonus opportunity (on an actual and percentage of base salary basis) for fiscal 2013:

	FY13 Target % of Base		FY13 Target ($)
Stephen M. Bennett	150		1,500,000
James A. Beer	100		700,000
Stephen E. Gillett	125		1,093,750
Francis A. deSouza	125	(1)	875,000	(1)
Scott C. Taylor	65		273,000
Enrique Salem	150		1,200,000
William T. Robbins	105		498,750
Janice D. Chaffin	95		475,000

(1)	Mr. deSouza’s target increased from 90% of his base salary of $435,000 to 125% of his base salary of $700,000 in January 2013 in connection with his appointment as our President, Products and Services as we transitioned to our new organizational structure.

In general, the award opportunities for fiscal 2013 were determined based on the relevant market data (consistent with the Compensation Committee’s stated goal to gradually shift the relevant market composite we target for our performance-based pay elements from the 50th percentile to the 65th percentile), desired market positions, the desired mix between cash and equity-based incentive pay, internal pay equity goals, and the role of the named executive officer. The Compensation Committee used a different approach to determine the award opportunity for Mr. Gillett. In his case, the Compensation Committee targeted a percentage of base salary that was lower than his award opportunity with his former employer but between the percentage of base salary used to establish the award opportunities for our CEO and CFO, recognizing that, due to the size of his annual base salary, such a percentage would create challenges with respect to internal pay equity and cause his opportunity to be significantly above the 65th percentile of our peer group for fiscal 2014.

At the time award opportunities are established, there is no assurance that the amount of the target awards will be realized. As explained below, each named executive officer must achieve threshold performance for each metric established in the named executive officer’s executive annual incentive plan to receive any payment for such metric. The payout under the Executive Annual Incentive Plan is also capped at different levels based on the performance metric.

Executive Annual Incentive Plan Performance Measures and Target Setting: Executive Annual Incentive Plan performance targets are established at or about the beginning of each fiscal year. Our management develops proposed goals with reference to a variety of factors, including our historical performance, internal budgets, market and peer performance, and external expectations for our performance. The Compensation Committee reviews, adjusts as necessary, and approves the goals, the range of performance, and the weighting of the goals.

Following the end of each fiscal year, the Compensation Committee reviews our actual performance against the performance measures established in that fiscal year’s Executive Annual Incentive Plans (after making any appropriate adjustments to such measures for the effects of corporate events that were not anticipated in establishing the performance measures), determines the extent of achievement and approves the payment of annual cash incentives, if warranted. In determining the achievement of performance metrics for fiscal 2013, the Compensation Committee made adjustments to the non-GAAP EPS target to reflect the impact of completing our June 2012 debt offering. The determination of awards for the revenue and non-GAAP EPS metrics is formulaic, while the individual performance metric is determined based on a qualitative evaluation of the individual’s performance against pre-established objectives with input from our CEO. In rating the individual’s performance, the Compensation Committee gives weight to the input of our CEO, but final decisions about the compensation of our named executive officers are made solely by the Compensation Committee. Although the Compensation Committee has the discretion to adjust awards as appropriate, it did not exercise such discretion for fiscal 2013.

The performance measures and weightings under the Fiscal Year 2013 Executive Annual Incentive Plans for the named executive officers were as follows:

	Revenue	Non-GAAP EPS	Individual Performance
CEO	50%	50%	n/a
Other NEOs	50%	20%	30%

We used the above performance metrics because:

•	Over time, revenue and non-GAAP EPS measures have strongly correlated with stockholder value creation for Symantec;

•	The revenue and non-GAAP EPS measures are transparent to investors and are included in our quarterly earnings releases;

•	The revenue and non-GAAP EPS measures balance growth and profitability;

•	The performance goals used for the individual performance component align with our operational and strategic objectives; and

•	The individual performance metric provides a balance in incentive compensation as it focuses on rewarding strong performance in achieving our operational and strategic objectives.

Revenue and non-GAAP EPS performance targets are established based on a range of inputs, including external market economic conditions, growth outlooks for our product portfolio, the competitive environment, our internal budgets, and market expectations.

For the revenue metric, for every 1% achievement above target the payout increases by 10%; for every 1% achievement under target the payout decreases by 5%; there is a zero payout if the achievement is below 94%; and the payout is capped at 200% of target for achievement at or above 110%. For the non-GAAP EPS metric, for every 1% achievement above or below target the payout increases or decreases by 5%; there is a zero payout if the achievement is below 95%; and the payout is capped at 150% of target for achievement at or above 110%. For the individual performance metric, the payout ranges from 0% to 150%. The following table summarizes the foregoing discussion of threshold, target and maximum performance levels and the relative payout at each level under the Fiscal Year 2013 Executive Annual Incentive Plans:

	Revenue Performance as % of Target	Revenue Payout as % of Target	EPS Performance as % of Target	EPS Payout as % of Target
Threshold	94	70	95	75
Target	100	100	100	100
Maximum	110	200	110	150

The performance objectives used to determine the achievement of the individual performance metric are established at or shortly after the beginning of the fiscal year. The objectives chosen are measurable goals and communicated internally within our company. The objectives are both financial and non-financial in nature. Each individual performance metric includes several objectives for the following three key categories and results are monitored quarterly:

•	Employee — includes objectives to promote a high-performing organization

•	Customer — includes objectives to promote customer and partner satisfaction

•

Stockholder — includes objectives to promote strong financial performance (measured by actual business results), particularly within the executive’s primary area of responsibility, higher stock price and improve stockholder returns while discouraging excessive or inappropriate risk taking by the executive officer

Leadership skills are a common component to each of these objectives and are a significant factor in the assessment of individual performance. The executive’s willingness to contribute to cross-functional initiatives outside his or her primary area of responsibility, and the executive’s contribution to our company’s performance-based culture, are also extremely important aspects of the individual performance assessment.

The CEO evaluates the level of each named executive officer’s performance pursuant to the metrics described above following the end of fiscal year and then makes a recommendation to the Compensation Committee. The Compensation Committee then reviews the CEO’s compensation recommendations for the other named executive officers, makes any appropriate adjustments, and approves their compensation. The potential payout for the individual performance metric ranges from 0% to 150% based on achievement of the preset goals.

Achievement of Fiscal Year 2013 Performance Metrics:

For fiscal 2013, our revenue target was $7,037 million and our non-GAAP EPS target was $1.66 per share. The Compensation Committee determined that we achieved 99.1% of the revenue metric, resulting in a 95% payout for that portion of the plan based on the plan target amount, and 107.5% of the non-GAAP EPS metric, resulting in a payout for that portion of the plan at 135% of the plan target amount. For purposes of calculating achievement of these metrics, consistent with the presentation of non-GAAP EPS in our quarterly earnings releases, foreign exchange movements were held constant at plan rates, pursuant to the terms of the plans.

For fiscal 2013, the individual performance payout level for Messrs. Beer, deSouza, Gillett and Taylor reflected strong performance ratings as measured by the objectives for the key metrics described above, with a particular emphasis on their strong leadership skills that were demonstrated during our restructuring and transformational activities in fiscal 2013. We did not assess the individual performance component for Ms. Chaffin, who left our company at the end of fiscal 2013, because our policy is to apply a 100% individual performance payout to departing executives as a result of our organizational restructuring that was announced in January 2013 following our strategic and operational review.

Our named executive officers’ fiscal 2013 annual incentive payout level by performance metric, total payout as percentage of target opportunity and total payout amounts are provided in the table below:

	Revenue Payout %	EPS Payout %	Individual Performance Payout %	Total Payout as % of Target	Payout Amount ($)
Stephen M. Bennett	95	135	n/a	115.0	1,173,760	(1)
James A. Beer	95	135	90	101.5	710,500
Stephen E. Gillett	95	135	115	109.0	321,858	(2)
Francis A. deSouza	95	135	115	109.0	521,104	(3)
Scott C. Taylor	95	135	105	106.0	289,380
Enrique Salem	—	—	—	—	—	(4)
William T. Robbins	—	—	—	—	—	(4)
Janice D. Chaffin	95	135	100	104.5	496,375

(1)	Mr. Bennett received a prorated award payout based on his period of employment as our President and Chief Executive Officer in fiscal 2013.

(2)	Mr. Gillett’s received a prorated award based on his period of employment as our Executive Vice President and Chief Operating Officer in fiscal 2013.

(3)	Mr. deSouza’s award reflects a payment based on his original base salary for the first nine months of fiscal 2013 and his adjusted salary for the remainder of fiscal 2013.

(4)	Messrs. Salem and Robbins were not eligible for an award since they were not employed with us at the end of fiscal 2013.

III. Long Term Incentive Plan (LTIP)

In April 2012, the Compensation Committee approved our long term incentive plan for fiscal 2013 (FY13 LTIP). Under the terms of this plan, named executive officers were eligible to receive performance-based compensation based upon the level of attainment of target operating cash flow for the fiscal year ending March 29, 2013. The Compensation Committee believes that the plan provided an ongoing retention and performance incentive by balancing the restricted stock unit and performance-based restricted stock unit vesting periods (four years and three years, respectively) with a component that enhances the alignment to long-term financial performance. The FY13 LTIP was adopted pursuant to the SEIP most recently approved by our stockholders in 2008.

FY13 LTIP Target Opportunities:    The target bonus amounts under the FY13 LTIP were $750,000 for Stephen M. Bennett; $425,000 for Ms. Chaffin and Messrs. Beer, deSouza and Robbins; $350,000 for Mr. Taylor; and $2,100,000 for Mr. Salem. Mr. Gillett did not participate in the FY13 LTIP due to his December 2012 start date.

FY13 LTIP Performance Measure and Target Setting:    Under the FY13 LTIP, the long-term incentive metric was measured at the end of the one-year performance period (i.e., the end of fiscal 2013) and, subject to the meeting of the performance target and satisfaction of continuing service requirements, would have been paid following the last day of the second fiscal year following the end of the performance period (i.e., the end of fiscal 2015). We believed the combination of this performance metric and time-based vesting requirement provided appropriate performance incentives and promoted the long-term retention of our executive officers. By basing the FY13 LTIP payout on operating cash flow, the plan focused on a specific, measurable corporate goal that was aligned with generating stockholder value, and provided performance-based compensation based upon the actual achievement of the goal. We believed that the exclusive metric of operating cash flow, as opposed to revenue or non-GAAP EPS, appropriately focused our executives on tangible growth and cost reduction opportunities. Operating cash flow is also a direct measure of business success and balances the annual plan measures that are not subject to some of the timing issues associated with the accounting rules relating to revenue and non-GAAP EPS, which can lead to fluctuations in results that are not necessarily directly tied to our business success.

Participants received no payments under the FY13 LTIP since at least 85% of the budgeted operating cash flow target was not achieved. A participant would be eligible for 25% of the target FY13 LTIP award if at least 85% of the budgeted operating cash flow target were achieved with respect to the performance period and for up to 200% of the target FY13 LTIP award if at least 120% of budgeted operating cash flow was attained with respect to the performance period. The following table presents the threshold, target and maximum performance levels of the operating cash flow target as a percentage of the performance target and the relative payout at each level as a percentage of the applicable target opportunity under the FY13 LTIP:

	Cash Flow from Operations
	Performance as % of Target	Payout as % of Target
Threshold	85	25
Target	100	100
Maximum	120	200

At the time award opportunities are established, there is no assurance that the amount of the target awards will be realized. A participant must be an employee of the Company on the payment date to receive the payment, creating a strong incentive for our executive officers to serve through the payment date for these awards. Subject to certain limited exceptions, a participant who terminates his or her employment with the Company before the payment date will not be eligible to receive the payment or any prorated portion thereof.

For fiscal 2013, our operating cash flow target was $1,919 million and we achieved actual operating cash flows of $1,593, or 83% of our target, resulting in a zero payout under our FY13 LTIP.

Our named executive officers’ fiscal 2013 LTIP target awards, actual awards and total payout as percentage of target opportunity are provided in the table below:

	LTIP Target ($)		LTIP Actual Award ($)	Payout as % of Target
Stephen M. Bennett	750,000		—	—
James A. Beer	425,000		—	—
Stephen E. Gillett	n/a	(1)	n/a	n/a
Francis A. deSouza	425,000		—	—
Scott C. Taylor	350,000		—	—
Enrique Salem	2,100,000	(2)	—	—
William T. Robbins	425,000	(2)	—	—
Janice D. Chaffin	425,000		—	—

(1)	Mr. Gillett did not participate in the FY13 LTIP.

(2)	Messrs. Salem and Robbins would not have been eligible for an award since they were not employed with us at the end of fiscal 2013.

IV. Equity Incentive Awards

The primary purpose of our equity incentive awards is to align the interests of our named executive officers with those of our stockholders by rewarding the named executive officers for creating stockholder value over the long-term. By compensating our executives with equity incentive awards, our executives hold a stake in the Company’s financial future. The gains realized in the long term depend on our executives’ ability to drive the financial performance of the Company. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in our competitive talent market.

Our 2004 Equity Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock, and restricted stock units (including PRUs and PCSUs). For fiscal 2013, the equity incentive component of our executive compensation program consisted of PRUs and RSUs for all of our named executive officers and PCSUs for our CEO (as described in more detail below, including under the Summary Compensation Table and Grants of Plan-Based Awards table on pages 70 and 75, respectively). We also offer all employees the opportunity to participate in the 2008 Employee Stock Purchase Plan, which allows for the purchase of our stock at a discount to the fair market value through payroll deductions. This plan is designed to comply with Section 423 of the Code. During fiscal 2013, four of the named executive officers participated in the 2008 Employee Stock Purchase Plan.

We seek to provide equity incentive awards that are competitive with companies in our peer group and the other information technology companies that the Compensation Committee includes in its competitive market assessment. As such, we establish target equity incentive award grant guideline levels for the named executive officers based on competitive market assessments. When making annual equity awards to named executive officers, we consider corporate results during the past year, the role, responsibility and performance of the individual named executive officer, the competitive market assessment described above, prior equity awards, and the level of vested and unvested equity awards then held by each named executive officer. In making equity awards, we also generally take into consideration gains recognizable by the executive from equity awards made in prior years. Mercer provides the Compensation Committee with market data on these matters, as well as providing to the Compensation Committee summaries of the prior grants made to the individual named executive officers.

As discussed below, the Compensation Committee believes that for fiscal 2013, a mix of time-based RSUs and PRUs (and, in the case of our CEO, PCSUs) is the appropriate long-term equity incentive for named executive officers, and stock options are no longer granted to the named executive officers as a regular part of our annual executive compensation program. For fiscal 2013, approximately 44% of our CEO’s target total direct compensation (sum of base salary, target annual incentive, target cash long-term incentive and grant date fair value of equity awards) was granted in the form of PCSUs, 17% in the form of PRUs and approximately 16% in the form of RSUs. For fiscal 2013, approximately 34% of our former CEO’s target total direct compensation was granted in the form of PRUs and approximately 18% in the form of RSUs. In addition, on average, 18% of our current named executive officers’ (other than our CEO, our former CEO and Mr. Gillett, who did not receive a PRUs due to his December 2012 start date) target total direct compensation was granted in the form of PRUs and approximately 26% in the form of RSUs. This mix of equity incentive awards reflected our philosophy to allocate a significantly larger portion of the value of the CEO’s target total long-term equity incentive award in the form of PRUs and PCSUs than time-vested RSUs, and an equal target value of PRUs and RSUs to our other named executive officers.

Restricted Stock Units (RSUs):    RSUs represent the right to receive one share of Symantec common stock for each RSU vested upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. The Compensation Committee believes that RSUs align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciates if the trading price of our common stock appreciates, and these awards also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our named executive officers in fiscal 2013 provided that each award vests in four equal annual installments.

Performance-based Restricted Stock Units (PRUs):    The Compensation Committee grants PRUs in furtherance of our pay for performance philosophy. Implementation of this program represents an important step taken by our Compensation Committee to continue to drive a pay-for-performance culture with a component directly linked to our total stockholder return over two and three-year periods. Unlike our restricted stock unit awards, the shares underlying the PRUs awarded for fiscal 2013 are eligible to be earned only if we achieve the same non-GAAP EPS metric for the Executive Annual Incentive Plan for fiscal 2013. Depending on our achievement of this metric, 0% to 133% of the target shares will be eligible to be earned at the end of fiscal 2014 and 2015, based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500. If any target shares become eligible (the “eligible shares”) to be earned in fiscal 2014 and 2015 as a result of achievement of the non-GAAP EPS metric for fiscal 2013, then 50% to 150% of one-half of the eligible shares may be earned based on the achievement of the TSR goal for the two years ended March 28, 2014 and 50% to 150% of one-half of the eligible shares (plus any eligible shares not earned on March 28, 2014 if less than 100% of the TSR goal is achieved for the two-year period then ended) may be earned based on the achievement of the TSR goal for the three years ended April 3, 2015. Subject to certain exceptions (including acceleration of vesting upon a change in control of our company under the terms of the Symantec Executive Retention Plan, as amended), the award shall vest, if at all, only at the end of the third year of the performance period (i.e., fiscal 2015), and the named executive officer must be employed by us at the end of such period in order to vest in the award.

For fiscal 2013, our non-GAAP EPS target under the PRUs was $1.66 per share. The Compensation Committee determined that we achieved 108% of this metric, resulting in 112% of the target shares becoming eligible to be earned based on achievement of the TSR performance goals under the PRUs. Pursuant to the terms of these awards, each NEO will be eligible to receive at least half of the eligible shares if he remains employed by Symantec through the last day of fiscal 2015 even if we fail to achieve those TSR performance goals, and could receive up to 150% of such shares, depending upon the degree to which we achieve of those goals and the same employment condition is met.

Performance-Contingent Stock Units (PCSUs):    For fiscal 2013, the independent members of the Board granted PCSUs for the first time to our CEO to include a component in his compensation that was directly tied to increasing our stock price, rewarding our CEO for providing direct value to our stockholders. Mr. Bennett was granted 450,000 PCSUs that were subject to vesting provisions as follows: upon certification by the Compensation Committee at the end of each fiscal quarter, beginning with the second fiscal quarter of fiscal 2013, that the volume weighted average closing price of the our common stock is at or above the price thresholds of $18.00, $20.00 or $22.00 (for an average 20-day trading period at the end of each fiscal quarter), then 150,000 of the total shares subject to the PCSU shall vest upon our first achievement of the lowest price threshold, 300,000 of the total shares shall vest upon our first achievement of the middle price threshold, and all of the shares shall vest upon our first achievement of the highest price threshold. In the event that none of the these price thresholds were achieved during the period ending at the end of fiscal 2015, then all PCSUs would be forfeited. As illustrated in the table below, each of these price thresholds was achieved during fiscal 2013, resulting in full settlement of the PCSUs.

The stock price performance goals were established based on the intent to deliver substantial returns to stockholders relative to Symantec’s stock price of $13.18 before Mr. Bennett was announced as our new President and CEO on July 25, 2012. The $18.00 hurdle represented a 37% increase in value, while the $22.00 hurdle was a 67% increase in value over the $13.18 price. In addition, the Compensation Committee wanted to ensure that the stock price hurdles represented a strong return to stockholders if the performance goals took longer to achieve. For example, achieving an $18.00 stock price over a 3-year period would have implied an annualized 11% stockholder return, while achieving the $22.00 hurdle would have implied an annualized return of nearly 19% over a 3-year period.

Following the announcement of the appointment of Mr. Bennett as our President and CEO, we experienced a significant short-term rise in our stock price, and it took several weeks before the final awards were able to be granted to Mr. Bennett on September 10, 2012. By the time the PCSU grants were made, the stock price had risen to $17.99. At that point, the Compensation Committee felt it was still appropriate to recognize the underlying performance basis as the stock price at which Mr. Bennett took the CEO role, or $13.18.

The following table summarizes the number of shares granted, value of each award and the total value of the equity awards for each named executive officer as of the Grant Date (values of restricted stock unit awards are based upon the closing price for a share of our common stock of $15.53 on May 10, 2012 for Messrs. Beer, deSouza, Taylor, Salem and Robbins; $18.96 on September 10, 2012 for Mr. Bennett; and $19.94 on January 10, 2013 for Mr. Gillett).

	Target PRUs (#)	PRU Value at Grant Date ($)	RSUs (#)	RSU Value at Grant Date ($)	PCSUs (#)	PCSUs Value at Grant Date ($)	Total Target Equity Incentive Awards Value at Grant Date($)
Stephen M. Bennett	115,000	2,410,400	115,000	2,180,400	450,000	6,156,000	10,746,800
James A. Beer	40,000	664,000	40,000	621,200	—	—	1,285,200
Stephen E. Gillett	(1)	(1)	51,229	1,021,506	—	—	1,021,506
Francis A. deSouza	50,000	830,000	50,000	776,500	—	—	1,606,500
Scott C. Taylor	27,500	456,500	27,500	427,075	—	—	883,575
Enrique Salem	177,143	2,940,574	102,857	1,597,369	—	—	4,537,943
William T. Robbins	45,000	747,000	45,000	698,850	—	—	1,445,850
Janice D. Chaffin	30,000	498,000	30,000	465,900	—	—	963,900

(1)	Mr. Gillett did not receive a PRU grant due to his December 2012 start date.

Burn Rate and Dilution:    We closely manage how we use our equity to compensate employees. We think of “gross burn rate” as the total number of shares granted under all of our equity incentive plans during a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. We think of “net burn rate” as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the weighted average number of shares of common stock outstanding during that period, and expressed as a percentage. “Overhang” we think of as the total number of shares underlying options and awards outstanding plus shares available for issuance under all of our equity incentive plans at the end of a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. For purposes of these calculations, each full-value award grant (e.g., restricted stock unit and performance-based restricted stock unit) is treated as the equivalent of the grant of two options in order to recognize the economic difference in the equity vehicle types. The Compensation Committee determines the percentage of equity to be made available for our equity programs with reference to the companies in our market composite. In addition, the Compensation Committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the overall pool available. For fiscal 2013, our gross burn rate was 3.37%, our net burn rate was 0.93%, and our overhang was 17.95%.

Equity Grant Practices:    The Compensation Committee generally approves grants to the named executive officers at its first meeting of each fiscal year, or shortly thereafter through subsequent action. The grant date for all equity grants made to employees, including the named executive officers, is generally the 10th day of the month following the applicable meeting. If the 10th day is not a business day, the grant is generally made on the previous business day. The Compensation Committee does not coordinate the timing of equity awards with the release of material, nonpublic information. RSUs may be granted from time to time throughout the year, but all RSUs generally vest on either March 1, June 1, September 1 or December 1 for administrative reasons. PRUs are currently granted once a year and vesting occurs only after a three-year performance period.

Change of Control and Severance Arrangements:    The vesting of certain stock options, RSUs, PRUs and PCSUs held by our named executive officers will accelerate if they experience an involuntary (including constructive) termination of employment under certain circumstances. In addition, payouts to our named executive officers under our Long Term Incentive Plan will accelerate under certain circumstances. For additional information about these arrangements, see “ — Other Benefits — Change of Control and Severance Arrangements” below and “Potential Payments Upon Termination or Change in Control,” below.

Other Awards

Certain business conditions may warrant using additional compensation approaches to attract, retain or motivate executives. Such conditions include acquisitions and divestitures, attracting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards. For example, in fiscal 2013, the Compensation Committee determined that it should offer special incentives to attract Mr. Gillett because it believed that we would need to offer him compensation that would neutralize the cash impact of his departure from his then-current employer, where he had served for only nine months. In this regard, the Compensation Committee awarded Mr. Gillett two one-time sign-on bonuses totaling $3,865,000 as an inducement to accept our offer of employment. The amount of these one-time sign-on bonuses were designed to offset his forfeiture of various bonuses and obligations, including $2,552,000 of previously-paid bonuses that Mr. Gillett was obligated to repay, as a result of his departure from his then-current employer. The sign-on bonuses are subject to full or partial repayment by Mr. Gillett if he voluntarily leaves our company or is terminated for cause within five years of his start date as set forth in detail in the employment offer letter and as further described in the Summary Compensation Table on page 70.

Other Benefits

All named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, named executive officers are eligible to participate in the deferred compensation plan, and to receive other benefits described below.

Deferred Compensation:    Symantec’s named executive officers are eligible to participate in a nonqualified deferred compensation plan that provides management employees on our U.S. payroll with a base salary of $150,000 or greater (including our named executive officers) the opportunity to defer up to 75% of base salary and 100% of cash bonuses for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient alternative for receiving earnings. One of our named executive officers participated in this plan during fiscal 2013. The plan is described further under “Non-Qualified Deferred Compensation in Fiscal 2013,” on page 78.

Additional Benefits:    Symantec’s named executive officers typically do not receive perquisites, except in limited circumstances when deemed appropriate by the Compensation Committee. For example, an additional benefit available to named executive officers is reimbursement for up to $10,000 for financial planning services. In addition, Mr. Gillett also received reasonable reimbursement for certain relocation expenses associated with his move to the San Francisco Bay Area. The Compensation Committee provides certain perquisites because it believes they are for business-related purposes or are prevalent in the marketplace for executive talent. The value of the perquisites we provide is taxable to the named executive officers and the incremental cost to us for providing these perquisites is reflected in the Summary Compensation Table. (These benefits are disclosed in the All Other Compensation column of the Summary Compensation Table on page 70).

Change of Control and Severance Arrangements:    Our Executive Retention Plan provides (and, in the case of PRUs and PCSUs, the terms of the PRUs and PCSUs, respectively provide) participants with double trigger acceleration of equity awards and, if applicable, become immediately exercisable, where equity vesting and exercisability is only accelerated in the event the individual’s employment is terminated without cause, or is constructively terminated, within 12 months after a change in control of our company (as defined in the plan). In the case of PRUs, PRUs will vest at target if the change in control occurs prior to the first performance period, will vest as to eligible shares if the change in control occurs following the first performance period but before achievement is determined with respect to the second performance period, and will vest as to the sum of the eligible shares determined to be earned for the second performance period plus 50% of the eligible shares if the change in control occurs following the second performance period but before achievement is determined with respect to the third performance period. In the case of the PCSUs granted during fiscal 2013, 225,000 shares (or, if less than 225,000 shares, the full number of unvested shares then remaining) shall vest in addition to any shares that have previously vested, and any remaining unvested shares subject to the PCSU shall be forfeited, if the change of control occurs between the beginning of fiscal 2013 and the end of fiscal 2015 and prior to the date on which all of the shares have vested. In the case of our LTIP, participants will receive an accelerated payout (either of the amount that had been accrued for the participants (or 100% of target in certain cases) if we experience a change in control of our company, or if the participant’s employment is terminated without cause after the applicable performance period has been completed (assuming the threshold performance for such period has been achieved). See “Potential Payments Upon Termination or Change in Control — Long Term Incentive Plan” below.

We believe that the double trigger acceleration provision appropriately achieves the intent of the applicable plan without providing an undue benefit to executives who continue to be employed following a change in control transaction. The intent of the plan is to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of our company, as well as to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave our company before a transaction closes.

Following the end of fiscal 2012, the Compensation Committee conducted an ordinary course review of the change in control and severance arrangements applicable to our executive officers. Taking into account consolidation within our industry and the practices prevalent within our peer group, the Compensation Committee modified these arrangements in order to improve retention of our senior executives whose roles would likely be eliminated in connection with a change in control of our company. Specifically, our Executive Retention Plan was amended to provide for the payment of a cash severance benefit for the named executive officers equal to one times such officer’s base salary and target payout under the Executive Annual Incentive Plan applicable to such named executive officer under the same circumstances equity awards would accelerate under the Executive Retention Plan. In addition, the Compensation Committee adopted the Symantec Corporation Executive Severance Plan, which provides certain severance benefits to our executive offers, including the named executive officers, in the event that such executive officers are involuntarily terminated other than for cause (as defined in the plan). Under the terms of this plan, eligible executive officers are entitled to receive a severance payment equal to one year of base salary. Payment of the foregoing benefit is subject to the applicable officer returning a release of claims. The Symantec Corporation Executive Severance Plan replaced the Symantec Corporation Severance Plan, which provided 10 weeks of base salary for the first year of service plus two weeks of base salary for every additional year of service. The Compensation Committee determined to modify these arrangements for the same reason it adopted our Executive Retention Plan.

In connection with his appointment to President and CEO in 2013, we entered into an employment agreement with Stephen Bennett that provides him with certain benefits upon the involuntary termination of his employment under certain circumstances, including acceleration of vesting and severance payments in connection with a change of control.

The change in control and severance benefits described above do not influence and are not influenced by the other elements of compensation as these benefits serve different objectives than the other elements. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or waive the accelerated vesting of options to avoid excess payment penalties.

Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances in effect as of the end of fiscal 2013, are disclosed under “Potential Payments Upon Termination or Change in Control” below.

SUPPLEMENTARY POLICIES AND CONSIDERATIONS

We use several additional policies to ensure that the overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Requirements

We believe that in order to align the interests of our executive officers with those of our stockholders, our executive officers should have a financial stake in our company. We have maintained stock ownership requirements for our executive officers since October 2005. For fiscal 2013 our executive officers were required to hold the following minimum number of shares:

•	CEO: 5x base salary

•	CFO: 3x base salary

•	Group Presidents and Executive Vice Presidents: 2x base salary

In July 2013, to further enhance the alignment between our executive officers’ and stockholders’ interests, the Compensation Committee further modified the stock ownership requirements to increase the minimum levels our COO and President, Products and Services are expected to hold starting in fiscal 2014:

•	CEO: 5x base salary

•	CFO, COO and President, Products and Services: 3x base salary

•	Executive Vice Presidents: 2x base salary

Stock options and unvested RSUs, PRUs and PCSUs do not count toward stock ownership requirements.

The executive officer is required to acquire and thereafter maintain the stock ownership required within four years of becoming an executive officer of Symantec (or four years following the adoption date of these revised guidelines). During the four-year transitional period, each executive officer must retain at least 50% of all net (after-tax) equity grants until the required stock ownership level has been met.

As of March 29, 2013, Messrs. Bennett, Beer and Taylor have reached the stated ownership requirements for fiscal 2013. Messrs. deSouza and Gillett have until July 2017 to meet the stated thresholds. See the table below for individual ownership levels relative to the executive’s ownership requirement.

Named Executive Officer	Ownership Requirement(1) (# of shares)	Holdings as of March 29, 2013
Stephen M. Bennett	202,594	224,191
James A. Beer	85,090	125,904
Stephen E. Gillett	106,362	17,876
Francis A. deSouza	85,090	45,196
Scott C. Taylor	34,036	34,662

(1)	Based on the closing price for a share of our common stock of $24.68 on March 29, 2013

Recoupment Policies (Clawbacks)

Since fiscal 2009, we have included provisions within our executive annual incentive plans to the effect that we will seek reimbursement of excess incentive cash compensation if our financial statements are the subject of a restatement due to error or misconduct. Our long-term incentive plans have contained such provisions since their inception during fiscal 2008.

Insider Trading, Hedging and Pledging Policies

Our Insider Trading Policy prohibits all directors and employees from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, including, but not limited to, trading in Symantec-based option contracts (for example, buying and/or writing puts and calls). It also prohibits pledging Symantec stock as collateral for a loan.

In addition, our Insider Trading Policy prohibits our directors, officers, employees and contractors from purchasing or selling Symantec securities while in possession of material, non-public information. It also requires that each of our directors, our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and President, Products and Services conduct open market sales of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Rule 10b5-1 allows insiders to sell and diversify their holdings in our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our common stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Company at the time of the sale. All other executives are strongly encouraged to trade using 10b5-1 plans.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of its compensation.

Deductibility by Symantec.    Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. However, we strive to maximize the tax deductibility of our compensation awards since our philosophy is to provide the largest proportion of compensation as performance-based. While the Compensation Committee considers the deductibility of awards as one factor in determining our executive compensation, it also looks at other factors in making its executive compensation decisions and retains the flexibility to grant awards or pay compensation the Compensation Committee determines to be consistent with its goals for Symantec’s executive compensation program even if the awards are not deductible by Symantec for tax purposes.

Tax Implications for Officers.    Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. The Company attempts in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our named executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” (beginning on page 79 below) as severance or change of control payments that could implicate this excise tax. As mentioned above, we do not offer our officers as part of their change of control benefits any gross-ups related to this excise tax under Code Section 4999.

Accounting Considerations.    The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the requirements of FASB Accounting Standards Codification Topic 718. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2013 were Geraldine B. Laybourne, David L. Mahoney and Daniel H. Schulman for the entire fiscal year, Stephen M. Bennett through July 24, 2012, and

Michael A. Brown since July 24, 2012. None of the members of the Compensation Committee in fiscal 2013 were at any time during fiscal 2013 or at any other time an officer or employee of Symantec or any of its subsidiaries, except for Mr. Bennett, who served as our CEO following his resignation from the Compensation Committee in July 2012, and none had or have any relationships with Symantec that are required to be disclosed under Item 404 of Regulation S-K. None of Symantec’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during fiscal 2013.

Compensation Committee Report

The information contained in the following report of Symantec’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Annual Report on Form 10-K for the fiscal year ended March 29, 2013.

By: The Compensation and Leadership Development Committee of the Board of Directors:

Stephen M. Bennett (resigned effective July 24, 2012)

Michael A. Brown (Chair)

Geraldine B. Laybourne

David L. Mahoney

Daniel H. Schulman

Summary of Compensation

The following table shows for the fiscal year ended March 29, 2013, compensation awarded to or paid to, or earned by, each individual who served as our Chief Executive Officer during fiscal 2013, our Chief Financial Officer, the three most highly compensated executive officers who were serving as executive officers (other than as our Chief Executive Officer or Chief Financial Officer) at the end of fiscal 2013 and two former executive officers who would have been among our most highly compensated executive officers had they remained an executive officer through the end of the fiscal year (the “named executive officers”).

Summary Compensation Table for Fiscal 2013

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Stephen M. Bennett	2013	684,028	(3)	—		10,746,800	(4)(5)	—	1,173,760	(6)	392,000	(7)	12,996,588
President and Chief Executive Officer
James A. Beer	2013	700,000		—		1,285,200	(4)	—	710,500	(6)	20,372	(8)	2,716,072
Executive Vice President,	2012	700,000		—		2,629,000		—	1,111,250	(9)	99,556	(10)	4,539,806
Chief Financial Officer	2011	700,000		—		505,400		398,060	1,117,050	(11)	19,632	(12)	2,740,142
Stephen E. Gillett	2013	241,951	(13)	3,865,000	(14)	1,021,506		—	321,858	(6)	270,000	(15)	5,720,315
Executive Vice President and Chief Operating Officer*
Francis A. deSouza	2013	486,301	(16)	—		1,606,500	(4)	—	521,104	(6)	10,740	(17)	2,624,645
President, Products & Services	2012	435,000		—		3,509,200		—	794,250	(18)	62,822	(19)	4,801,272
Scott C. Taylor	2013	420,000		—		883,575	(4)	—	289,380	(6)	14,599	(20)	1,607,554
Executive Vice President,
General Counsel and Corporate Secretary
Former Officers
Enrique Salem	2013	262,009	(21)	—		4,537,943	(4)	—	3,344,444	(22)	2,700,000	(23)	10,844,396
Former President and Chief Executive Officer	2012	800,000		—		5,280,000		—	3,210,000	(24)	98,462	(25)	9,388,462
	2011	750,000		—		1,732,800		1,711,658	4,281,250	(26)	33,975	(27)	8,509,683
William T. Robbins	2013	356,250	(28)	—		1,445,850	(4)	—	686,563	(29)	520,114	(30)	3,008,777
Former Executive Vice President, Worldwide Sales and Services	2012	475,000		—		2,629,000		—	904,269	(31)	69,946	(32)	4,078,215
	2011	475,000		—		361,000		238,836	875,400	(33)	35,427	(34)	1,985,663
Janice D. Chaffin	2013	500,000		—		963,900	(4)	—	793,875	(35)	542,420	(36)	2,800,195
Former Group President, Consumer Business Unit	2012	500,000		—		1,244,400		—	885,625	(37)	85,431	(38)	2,715,456
	2011	500,000		—		505,400		398,060	890,250	(39)	60,631	(40)	2,354,341

(1)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB Accounting Standards Codification (“FASC”) Topic 718 for restricted stock unit awards in fiscal years 2011-2013, PRUs in fiscal years 2012-2013 and, solely in the case of Mr. Bennett in fiscal 2013, PCSUs, each awarded under Symantec’s 2004 Equity Incentive Plan. Mr. Gillett was not awarded PRUs in fiscal 2013 due to his December 2012 start date. The grant date fair values for RSUs were determined based on the closing share price of our common stock on the date of grant. For a discussion of the valuation methodology used to value the PRUs during fiscal 2012 and 2013 and PCSUs awarded during fiscal 2013, see footnote 4 and 5, respectively, to the Summary Compensation Table below.

(2)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASC Topic 718 for option awards granted under Symantec’s 2004 Equity Incentive Plan. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model. The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for fiscal 2011. The assumptions listed below are consistent with the assumptions that we used to report stock option valuations and expense in the consolidated financial statements contained in our annual report on Form 10-K for fiscal year 2013:

Grant Date	Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)
6/10/2010	34.02	3.51	1.93

(3)	Mr. Bennett received a prorated salary of $684,028 based on his period of employment as our President and Chief Executive Officer in fiscal 2013.

(4)	The PRUs awarded in fiscal 2012 and 2013 are based on a three-year performance period. The PRUs are eligible to be earned if we achieve at least 70% of the target level non-GAAP EPS performance which is the same metric used for the Executive Annual Incentive Plan for fiscal 2013. Depending on our achievement of this metric, 0% to 133% of the target shares will be eligible to be earned at the end of the fiscal year of grant, based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500 (the market-related component) in the subsequent fiscal years. If any target shares become eligible (the “eligible shares”) to be earned at the end of the fiscal year of grant as a result of achievement of the performance-related component, then 50% to 150% of one-half of the eligible shares may be earned based on the achievement of the TSR goal for the first and second fiscal years and 50% to 150% of one-half of the eligible shares (plus any eligible shares not earned at the end of the second fiscal year if less than 100% of the TSR goal is achieved for the two-year period then ended) may be earned based on the achievement of the TSR goal for the first, second and third fiscal years. Because the performance-related component is based on separate measurements of our financial performance only in the first year of the three-year performance period, FASC Topic 718 requires the grant date fair value to be calculated at the commencement of the performance period. Consistent with FASC Topic 718, the full grant date fair value for the market-related component, or the TSR adjustment, for the entire three-year performance cycle is included in the amounts shown for fiscal 2013 (the year of grant) and was determined using a Monte Carlo simulation option pricing model (“Monte Carlo model”) on the date the PRUs were awarded in fiscal 2012 and 2013.

The table below sets forth the grant date fair value determined in accordance with FASC Topic 718 principles established in fiscal 2012 and 2013 for the performance-related component of these awards (i) based upon the probable outcome of the fiscal 2012 and 2013 performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the fiscal 2012 and 2013 performance-related component as of the grant date. Also set forth below are the grant date fair values pertaining to the market-related component or the TSR adjustment and significant inputs and assumptions used in the Monte Carlo model, determined upon grant in fiscal 2012 and 2013, and which is not subject to probable or maximum outcome assumptions.

Name	Fiscal Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)	Market-Related Component Grant Date Fair Value ($)
Stephen M. Bennett	2013	2,410,400	3,205,832	2,410,400
James A. Beer	2013	783,520	883,120	664,000
	2012	964,000	1,282,120	964,000
Stephen E. Gillett	2013	—	—	—
Francis A. deSouza	2013	979,400	1,103,900	830,000
	2012	919,200	1,222,536	919,200
Scott C. Taylor	2013	538,670	607,145	456,500
	2012	574,500	764,085	574,500
Enrique Salem	2013	3,469,877	3,910,963	2,940,573
	2012	3,615,000	4,807,950	3,615,000
William T. Robbins	2013	881,460	993,510	747,000
	2012	964,000	1,282,120	964,000
Janice D. Chaffin	2013	587,640	662,340	498,000
	2012	689,400	916,902	689,400

Grant Date	Grant Date Fair Value ($)	Volatility (%)	Risk-Free Interest Rate (%)
5/9/2011	24.10	48.67	0.90
6/10/2011	22.98	48.33	0.65
5/10/2012	16.60	32.21	0.36
9/10/2012	20.96	31.17	0.38

(5)	The PCSUs awarded to our CEO in fiscal 2013 are based on the achievement of specified performance metrics. The PCSUs are also subject to an underlying continued service vesting condition. Each performance metric is based on the average twenty day trailing closing price of Symantec’s common stock (the “Average Closing Price”) over a three-year period beginning with the second quarter of fiscal 2013. Upon achievement and ratification by the Board, these awards will vest and release for the fiscal quarter when the Average Closing Price first exceeds $18.00, $20.00, and $22.00, respectively. The price thresholds were achieved during fiscal 2013. The weighted-average grant date fair value per share of PCSUs granted was determined to be $13.69 per share, using a Monte Carlo model.

(6)	Represents the executive officer’s annual bonus under the Executive Annual Incentive Plan for fiscal 2013, which was earned in fiscal 2013 and paid in fiscal 2014.

(7)	Represents $12,000 in Company’s contributions to Mr. Bennett’s account under its 401(k) plan and the following non-employee director compensation paid to Mr. Bennett prior to his becoming our President and Chief Executive Officer in July 2012:

Fees Earned or Paid in Cash ($)*	Stock Awards ($)†**	Total ($)
130,013††	249,987††	380,000

*	Mr. Bennett received the following annual fees: (i) $15,000 for serving on the Compensation Committee; (ii) $15,000 for serving on the Nominating and Governance Committee; and (iii) $100,000 for his role as Chairman of the Board.

†	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASC Topic 718 for awards granted during the fiscal year.

**	Mr. Bennett was granted 12,547 RSUs on May 7, 2012, with a per share fair value of $15.94 and a full grant date fair value of $199,999.

††	In lieu of cash, Mr. Bennett received 100% of his annual retainer fee of $50,000 in the form of our common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, he was granted 3,136 shares at a per share fair value of $15.94 and a full grant date fair value of $49,988. The balance of his fee, $13.00, was paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

(8)	Represents (a) $521 for coverage of expenses related to attendance at the FY12 Board retreat, (b) $11,111 for membership fees, (c) $2,740 for reimbursement for tax services, and (d) $6,000 for the Company’s contributions to Mr. Beer’s account under its 401(k) plan.

(9)	Represents (a) $665,000 for Mr. Beer’s annual bonus under the Executive Annual Incentive Plan for fiscal 2012, which was earned in fiscal 2012 and paid in fiscal 2013, and (b) $446,250 accrued on Mr. Beer’s behalf for performance during fiscal 2012 under the FY12 LTIP. Mr. Beer will be eligible to receive the FY12 LTIP award if he remains employed by the Company through the last day of fiscal 2014.

(10)	Represents (a) $80,105 for a one-time payout of accrued PTO balance earned under our paid-time off (PTO) policy, (b) $11,111 for membership fees, (c) $2,340 for reimbursement for tax services, and (d) $6,000 for the Company’s contributions to Mr. Beer’s account under its 401(k) plan.

(11)	Represents (a) $652,050 for Mr. Beer’s annual bonus under the Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 accrued on Mr. Beer’s behalf for performance during fiscal 2011 under the FY11 LTIP.

(12)	This amount represents (a) $426 for coverage of expenses related to Mr. Beer’s attendance at the FY10 Board retreat, (b) $10,556 for membership fees, (c) $2,400 for reimbursement for tax services, and (d) $6,250 for the Company’s contributions to Mr. Beer’s account under its 401(k) plan.

(13)	Mr. Gillett’s received a prorated salary of $241,951 based on his period of employment as our Executive Vice President and Chief Operating Officer in fiscal 2013. His annual base salary is $875,000.

(14)	Represents two one-time sign-on bonuses designed to partially offset Mr. Gillett’s forfeiture of various bonuses, including $2,552,000 of previously-paid bonuses that he was obligated to repay in full, as a result of his departure from his former employer. Mr. Gillett is obligated to repay all or a portion of these sign-on bonuses if he voluntarily leaves the Company or is terminated for cause prior to December 21, 2017.

(15)	Represents the following non-employee director compensation paid to Mr. Gillett prior to his becoming our Executive Vice President and Chief Operating Officer in December 2012:

Fees Earned or Paid in Cash ($)*	Stock Awards ($)†**	Total ($)
20,013††	249,987††	270,000

*	Mr. Gillett received an annual fee of $20,000 for serving on the Audit Committee.

†	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASC Topic 718 for awards granted during the fiscal year.

**	Mr. Gillett was granted 12,547 RSUs on May 7, 2012, with a per share fair value of $15.94 and a full grant date fair value of $199,999.

††	In lieu of cash, Mr. Gillett received 100% of his annual retainer fee of $50,000 in the form of our common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, he was granted 3,136 shares at a per share fair value of $15.94 and a full grant date fair value of $49,988. The balance of his fee, $13.00, was paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

(16)	Mr. deSouza’s base salary increased from $435,000 to $700,000 in January 2013 in connection with his appointment as our President, Products and Services as we transitioned to our new organizational structure. Accordingly, this amount reflects payments based on his original base salary of $435,000 for the first nine months of fiscal 2013 and his adjusted salary for the remainder of fiscal 2013.

(17)	Represents (a) $3,201 for reimbursement for tax services, and (b) $7,539 for the Company’s contributions to Mr. deSouza’s account under its 401(k) plan.

(18)	Represents (a) $348,000 for Mr. deSouza’s annual bonus under the Executive Annual Incentive Plan for fiscal 2012, which was earned in fiscal 2012 and paid in fiscal 2013, and (b) $446,250 for Mr. deSouza’s performance during fiscal 2012 under the FY12 LTIP. Mr. deSouza will be eligible to receive the FY12 LTIP award if he remains employed by the Company through the last day of fiscal 2014.

(19)	Represents (a) $53,538 for PTO payout, (b) $2,521 for reimbursement for tax services, and (c) $6,763 for the Company’s contributions to Mr. deSouza’s account under its 401(k) plan.

(20)	Represents (a) $959 for coverage of expenses related to attendance at the FY12 Board retreat, (b) $1,111 for membership fees, (c) $6,529 for reimbursement for tax services, and (d) $6,000 for the Company’s contributions to Mr. Taylor’s account under its 401(k) plan.

(21)	Represents salary paid through the effective date of Mr. Salem’s resignation, July 24, 2012.

(22)	Represents payouts of $933,333 under the FY12 LTIP and $2,411,111 under the FY11 LTIP pursuant to the terms.

(23)	Represents severance pay pursuant to Mr. Salem’s Employment Agreement. See “Potential Payments Upon Termination or Change in Control” below.

(24)	Represents (a) $1,110,000 for Mr. Salem’s annual bonus under the Executive Annual Incentive Plan for fiscal 2012, which was earned in fiscal 2012 and paid in fiscal 2013, and (b) $2,100,000 accrued on Mr. Salem’s behalf for performance during fiscal 2012 under the FY12 LTIP. Mr. Salem received a pro-rated amount of the FY12 LTIP award based on the terms of the FY12 LTIP.

(25)	Represents PTO payout for Mr. Salem.

(26)	Represents (a) $1,181,250 for Mr. Salem’s annual bonus under the Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $3,100,000 accrued on Mr. Salem’s behalf for performance during fiscal 2011 under the FY11 LTIP. Mr. Salem received a pro-rated amount of the FY11 LTIP award based on the terms of the FY11 LTIP.

(27)	Represents coverage of expenses related to Mr. Salem’s attendance at the FY10 sales achiever’s trip.

(28)	Represents salary paid through the effective date of Mr. Robbins’ termination. His position was eliminated effective October 24, 2012, and he remained employed for a transitional period until December 31, 2012.

(29)	Represents payouts of $260,313 under the FY12 LTIP and $426,250 under the FY11 LTIP pursuant to the terms.

(30)	Represents (a) $22,743 for coverage of expenses related to Mr. Robbins’ attendance at our FY12 sales achiever’s trip, (b) $2,805 for coverage of expenses related to attendance at our FY12 Board retreat, (c) $4,566 for reimbursement for tax services, (d) $475,000 for severance, and (e) $15,000 payment under our Executive Severance Plan.

(31)	Represents (a) $458,019 for Mr. Robbins’ annual bonus under the Executive Annual Incentive Plan for fiscal 2012, which was earned in fiscal 2012 and paid in fiscal 2013, and (b) $446,250 for Mr. Robbins’ performance during fiscal 2012 under the FY12 LTIP. Mr. Robbins received a pro-rated amount of the FY12 LTIP award based on the terms of the FY12 LTIP.

(32)	Represents (a) $58,462 for PTO payout, (b) $9,196 for coverage of expenses related to attendance at the FY11 sales achiever’s trip, and (c) $2,288 for coverage of expenses related to attendance at the FY11 Board retreat.

(33)	Represents (a) $410,400 for Mr. Robbins’ annual bonus under the Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 for Mr. Robbins’ performance during fiscal 2011 under the FY11 LTIP. Mr. Robbins received a pro-rated amount of the FY11 LTIP award based on the terms of the FY11 LTIP.

(34)	Represents (a) $33,115 for coverage of expenses related to Mr. Robbins’ attendance at the FY10 sales achiever’s trip, (b) $1,018 for coverage of expenses related to attendance at the FY10 Board retreat, and (c) $1,294 for reimbursement for tax services.

(35)	Represents (a) $496,375 for Ms. Chaffin’s annual bonus under the Executive Annual Incentive Plan for fiscal 2013, which was earned in fiscal 2013 and paid in fiscal 2014, and (b) $297,500 under the FY12 LTIP pursuant to the terms.

(36)	Represents (a) $19,320 for coverage of expenses related to Ms. Chaffin’s attendance at our FY12 sales achiever’s trip, (b) $2,100 for reimbursement for tax services, (c) $6,000 for the Company’s contributions to Ms. Chaffin’s account under its 401(k) plan, (d) $500,000 for severance, and (e) $15,000 payment under our Executive Severance Plan.

(37)	Represents (a) $439,375 for Ms. Chaffin’s annual bonus under the Executive Annual Incentive Plan for fiscal 2012, which was earned in fiscal 2012 and paid in fiscal 2013, and (b) $446,250 for Ms. Chaffin’s performance during fiscal 2012 under the FY12 LTIP. Ms. Chaffin received a pro-rated amount of the FY12 LTIP award based on the terms of the FY12 LTIP.

(38)	Represents (a) $54,006 for PTO payout, (b) $14,827 for coverage of expenses related to attendance at the FY11 sales achiever’s trip, and (c) $598 for coverage of expenses related to attendance at the FY11 Board retreat, (d) $10,000 for reimbursement for tax services, (e) $6,000 for the Company’s contributions to Ms. Chaffin’s account under its 401(k) plan.

(39)	Represents (a) $425,250 for Ms. Chaffin’s executive annual bonus under her Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 accrued on Ms. Chaffin’s behalf for performance during fiscal 2011 under the FY11 LTIP.

(40)	This amount represents (a) $52,726 for coverage of expenses related to Ms. Chaffin’s attendance at the Company’s FY10 sales achiever’s trip, (b) $1,530 for reimbursement for tax services, and (c) $6,375 for the Company’s contributions to Ms. Chaffin’s account under its 401(k) plan.

The following table shows for the fiscal year ended March 29, 2013, certain information regarding grants of plan-based awards to our named executive officers from our incentive plans:

Grants of Plan-Based Awards in Fiscal 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units(5) (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date(1)	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Name
Stephen M. Bennett	9/10/12	739,979	(2)	1,020,661	(2)	1,786,157	(2)				115,000		—	—	2,180,400
		127,583	(3)	510,331	(3)	1,020,661	(3)	80,000	115,000	229,425	115,000		—	—	2,410,400
											450,000	(6)			6,156,000
James A. Beer	5/10/12	423,500	(2)	700,000	(2)	1,225,000	(2)				40,000		—	—	621,200
		106,250	(3)	425,00	(3)	850,000	(3)	20,000	40,000	79,800	40,000				664,000
Stephen E. Gillett	1/10/13	178,646	(2)	295,282	(2)	516,744	(2)				51,229		—	—	1,021,506
Francis A. deSouza	5/10/12	289,237	(2)	478,077	(2)	836,635	(2)				50,000		—	—	776,500
		106,250	(3)	425,000	(3)	850,000	(3)	25,000	50,000	99,750	50,000				830,000
Scott C. Taylor	5/10/12	165,165	(2)	273,000	(2)	477,750	(2)				27,500		—	—	427,075
		87,500	(3)	350,000	(3)	700,000	(3)	13,750	27,500	54,863	27,500				456,500
Former Officers
Enrique Salem	5/10/12	870,000	(2)	1,200,000	(2)	2,100,000	(2)				102,857		—	—	1,597,369
		500,000	(3)	2,000,000	(3)	4,000,000	(3)	88,571	177,143	353,400	177,143				2,940,574
William T. Robbins	5/10/12	301,744	(2)	498,750	(2)	872,813	(2)				45,000		—	—	698,850
		106,250	(3)	425,000	(3)	850,000	(3)	22,500	45,000	89,775	45,000				747,000
Janice D. Chaffin	5/10/12	287,375	(2)	475,000	(2)	831,250	(2)				30,000		—	—	465,900
		106,250	(3)	425,000	(3)	850,000	(3)	15,000	30,000	59,850	30,000				498,000

(1)	Represents grant date of stock awards.

(2)	Represents threshold, target and maximum payouts with respect to each applicable metric under the FY13 Executive Annual Incentive Plan.

(3)	Represents threshold, target and maximum payouts under the FY13 LTIP. Payment under this plan is contingent upon employment through the last day of fiscal 2015.

(4)	The amounts shown in these rows reflect, in share amounts, the threshold, target, and maximum potential eligible shares to be earned (based on performance for the fiscal 2013 period) at the end of fiscal 2014 and 2015, based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500, as further described in the CD&A section beginning on page 62. In September 2012 our CEO, and in May 2012 all other named executive officers, were awarded a PRU under the 2004 Equity Incentive Plan, eligible to be earned if we achieve at least 70% of the target level non-GAAP EPS performance which is the same metric used for the Executive Annual Incentive Plan for fiscal 2013, with a threshold award equal to 50% of the target eligible shares and a maximum award equal to 200% of the target eligible shares. For fiscal 2013, the Compensation Committee determined that we achieved 108% of our non-GAAP EPS target under the PRUs, resulting in 112% of the target eligible shares becoming eligible to be earned based on achievement of the TSR performance goals under the PRUs. Pursuant to the terms of these awards, each NEO will be eligible to receive at least half of the eligible shares if he remains employed by us through the last day of fiscal 2015 even if we fail to achieve those TSR performance goals, and could receive up to 150% of such shares, depending upon the degree to which we achieve of those goals and the same employment condition is met. For additional detail on the grant date fair value of the PRUs, see footnote 4 to the Summary Compensation Table above.

(5)	This RSU grant was granted under the 2004 Equity Incentive Plan and vests in four equal annual installments on each of the first through fourth anniversaries of the date of grant, and is settled in shares on the vesting date.

(6)	For additional detail on the grant date fair value of the PCSUs, see footnote 5 to the Summary Compensation Table above.

For a summary of the terms of the FY13 Executive Annual Incentive Plan, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Executive Annual Incentive Plans” above. For a summary of the terms of the FY13 LTIP, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Long Term Incentive Plans (LTIP)” above. Details of acceleration of the equity awards described are disclosed under “Compensation Discussion & Analysis (CD&A) — Other Benefits — Change in Control and Severance Arrangements” above and “Potential Payments Upon Termination or Change in Control” below.

The following table shows for the fiscal year ended March 29, 2013, certain information regarding outstanding equity awards at fiscal year end for our named executive officers.

Outstanding Equity Awards At Fiscal Year-End 2013

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#)		Equity Incentive Plan Awards: Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)*
Stephen M. Bennett	9/10/2012	—	—		—	—	115,000	(1)	2,838,200	493,200	(2)(3)	12,172,176
James A. Beer	5/10/2007	150,000	—		19.48	5/10/2014	—		—	—		—
	5/9/2008	100,000	—		19.99	5/9/2015	—		—	—		—
	5/11/2009	103,500	4,500	(4)	15.32	5/11/2016	11,750	(5)	289,990	—		—
	6/10/2010	68,750	31,250	(6)	14.44	6/10/2017	8,750	(7)	215,950	—		—
	6/10/2011	—	—		—	—	70,000	(8)	1,727,600	55,096	(9)	1,359,769
	5/10/2012	—	—		—	—	40,000	(10)	987,200	67,200	(3)	1,658,496
Stephen E. Gillett	1/10/2013	—	—		—	—	51,229	(11)	1,264,332	—		—
Francis A. deSouza	5/10/2007	20,000	—		19.48	5/10/2014	—		—	—		—
	5/9/2008	61,000	—		19.99	5/9/2015	—		—	—		—
	5/11/2009	34,500	1,500	(4)	15.32	5/11/2016	5,500	(12)	135,740	—		—
	1/8/2010	—	—		—	—	1,875	(13)	46,275	—		—
	6/10/2010	51,562	23,438	(6)	14.44	6/10/2017	7,500	(14)	185,100	—		—
	6/10/2011	—	—		—	—	120,000	(15)	2,961,600	55,096	(9)	1,359,769
	5/10/2012	—	—		—	—	50,000	(16)	1,234,000	84,000	(3)	2,073,120
Scott C. Taylor	5/9/2008	25,000	—		19.99	5/9/2015	—		—	—		—
	9/10/2008	21,000	—		20.50	9/10/2015	—		—	—		—
	5/11/2009	69,000	3,000	(4)	15.32	5/11/2016	6,000	(17)	148,080	—		—
	6/10/2010	49,500	22,500	(6)	14.44	6/10/2017	6,000	(18)	148,080	—		—
	6/10/2011	—	—		—	—	12,500	(19)	308,500	34,435	(9)	849,856
	5/10/2012	—	—		—	—	27,500	(20)	678,700	46,200	(3)	1,140,216
Enrique Salem	6/22/2004	110,000	—		20.36	7/24/2013	—		—	—		—
	5/12/2006	175,000	—		17.02	5/12/2013	—		—	—		—
	5/10/2007	150,000	—		19.48	7/24/2013	—		—	—		—
	2/8/2008	55,000	—		17.90	7/24/2013	—		—	—		—
	5/9/2008	240,000	—		19.99	7/24/2013	—		—	—		—
	4/10/2009	510,000	—		17.13	7/24/2013	—		—	—		—
	6/10/2010	231,458	—		14.44	7/24/2013	—		—	—		—
William T. Robbins	2/17/2004	50,589	—		29.39	3/31/2013	—		—	—		—
Janice D. Chaffin	10/20/2004	70,000	—		27.68	10/20/2014	—		—	—		—
	5/11/2009	57,500	2,500	(4)	15.32	5/11/2016	7,500	(21)	185,100	—		—
	6/10/2010	68,750	31,250	(6)	14.44	6/10/2017	8,750	(7)	215,950	—		—
	6/10/2011	—	—		—	—	15,000	(22)	370,200	41,322	(9)	1,019,827
	5/10/2012	—	—		—	—	30,000	(23)	740,400	50,400	(3)	1,243,872

*	The market value of the equity awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on March 28, 2013, which was $24.68.

(1)	28,750 shares to vest on 9/1/2013, 28,750 shares to vest on 9/1/2014, 28,750 shares to vest on 9/1/2015, and 28,750 shares to vest on 9/1/2016.

(2)	150,000 PCSUs eligible to vest when the Average Closing Price over a three-year period beginning with the second quarter of fiscal 2013 first exceeds $20.00, and 150,000 PCSUs eligible to vest when the Average Closing Price over a three-year period beginning with the second quarter of fiscal 2013 first exceeds $22.00. Each PCSU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(3)	Vests on 4/3/2015 based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500. The number of shares and the payout value for the fiscal 2013 PRUs set forth above reflect the maximum potential payout since Symantec’s performance during the first year of the three-year performance period has exceeded the target level. The maximum potential payout represents 168% of the target number of PRUs. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(4)	Unvested options vest in equal installments monthly on the 11th of each month ending on 5/11/2016.

(5)	11,750 shares to vest on 6/1/2013.

(6)	Unvested options vest in equal installments monthly on the 10th of each month ending on 6/10/2017.

(7)	8,750 shares to vest on 3/1/2014.

(8)	10,000 shares to vest on 3/1/2014, 10,000 shares to vest on 3/1/2015, 12,500 shares to vest on 6/1/2013, 12,500 shares to vest on 6/1/2014, and 25,000 shares to vest on 6/1/2015.

(9)	Vests on 3/28/2014 based on, and subject to further adjustment as a result of, the achievement of the TSR ranking for our company as compared to the S&P 500. The number of shares and the payout value for the fiscal 2012 PRUs set forth above reflect the maximum potential payout since Symantec’s performance during the two years ended March 29, 2013, the second measurement date of the three-year performance period has exceeded target levels. The maximum potential payout represents 138% of the target number of PRUs. Each PRU is subject to the Compensation Committee’s certification when approving the settlement thereof.

(10)	10,000 shares to vest on 6/1/2013, 10,000 shares to vest on 6/1/2014, 10,000 shares to vest on 6/1/2015, and 10,000 shares to vest on 6/1/2016.

(11)	12,808 shares to vest on 12/1/2013, 12,807 shares to vest on 12/1/2014, 12,807 shares to vest on 12/1/2015, and 12,807 shares to vest on 12/1/2016.

(12)	5,500 shares to vest on 6/1/2013.

(13)	1,875 shares to vest on 12/1/2013.

(14)	7,500 shares to vest on 3/1/2014.

(15)	10,000 shares to vest on 3/1/2014, 10,000 shares to vest on 3/1/2015, 25,000 shares to vest on 6/1/2013, 25,000 shares to vest on 6/1/2014, and 50,000 shares to vest on 6/1/2015.

(16)	12,500 shares to vest on 6/1/2013, 12,500 shares to vest on 6/1/2014, 12,500 shares to vest on 6/1/2015, and 12,500 shares to vest on 6/1/2016.

(17)	6,000 shares to vest on 6/1/2013.

(18)	6,000 shares to vest on 3/1/2014.

(19)	6,250 shares to vest on 3/1/2014 and 6,250 shares to vest on 3/1/2015.

(20)	6,875 shares to vest on 6/1/2013 and 6,875 shares to vest on 6/1/2014, 6,875 shares to vest on 6/1/2015, and 6,875 shares to vest on 6/1/2016.

(21)	7,500 shares to vest on 6/1/2013.

(22)	7,500 shares to vest on 3/1/2014 and 7,500 shares to vest on 3/1/2015.

(23)	7,500 shares to vest on 6/1/2013, 7,500 shares to vest on 6/1/2014, 7,500 shares to vest on 6/1/2015 and 7,500 shares to vest on 6/1/2016.

The following table shows for the fiscal year ended March 29, 2013, certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers:

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen M. Bennett	—	—	162,547	2,799,499
James A. Beer	300,000	1,506,026	30,500	612,848
Stephen E. Gillett	—	—	12,547	199,999
Francis A. deSouza	25,000	138,000	24,875	528,610
Scott C. Taylor	50,000	195,200	20,000	407,503
Enrique Salem	182,418	859,063	177,881	2,343,582
William T. Robbins	331,982	1,540,946	33,383	580,431
Janice D. Chaffin	670,840	2,789,794	23,750	492,575

Non-Qualified Deferred Compensation in Fiscal 2013

The table below provides information on the non-qualified deferred compensation of the named executive officers for the fiscal year ended March 29, 2013.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Stephen M. Bennett	—		—	—		—	—
James A. Beer	—		—	—		—	—
Stephen E. Gillett	15,312	(1)	—	286	(2)	—	15,598
Francis A. deSouza	—		—	—		—	—
Scott C. Taylor	—		—	—		—	—
Enrique Salem	—		—	—		—	—
William T. Robbins	—		—	—		—	—
Janice D. Chaffin	—		—	—		—	—

(1)	Represents $15,312 reported under the “Salary” column of the Summary Compensation Table.

(2)	Amount reflected is not included in the Summary Compensation Table because the earnings are not preferential or above-market.

In fiscal 2013, certain management employees on our U.S. payroll with a base salary of $150,000 or greater, including each of the named executive officers, are eligible to participate in the Symantec Corporation Deferred Compensation Plan. The plan provides the opportunity for participants to defer up to 75% of base salary and 100% of variable pay each year. Variable pay includes all bonus and commission payments. Deferral elections must be made prior to the beginning of a calendar year and cannot be revoked as of the day immediately prior to commencement of that year. The plan is “unfunded” and all deferrals are general assets of Symantec. Amounts deferred by each participant under the plan are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the plan will then be adjusted based on the performance of the measurement funds that have been selected by the participant. The measurement funds available under the plan are substantially identical to the investment funds available under our 401(k) plan. Each participant may change their measurement fund selections on a daily basis. The plan requires that benefits accumulated in the bookkeeping accounts for each participant not meeting a 5-year service requirement to be distributed to the participant following his or her termination of employment with us for any reason. If a 5-year service requirement has been met, accumulated benefits will be distributed according to the participant’s designated payment election. The plan permits us to terminate the plan and make such a distribution in the event of a change in control of Symantec. We intend to take such action in the event of a change in control of Symantec.

Potential Payments Upon Termination or Change-In-Control

Set forth below is a description of the plans and agreements (other than the Deferred Compensation Plan) that could result in potential payouts to our named executive officers in the case of their termination of employment and/or a change in control of Symantec.

Symantec Executive Retention Plan

In January 2001, the Board approved the Symantec Executive Retention Plan, to deal with employment termination resulting from a change in control of the Company. The plan was modified by the Board in July 2002, April 2006, June 2007 and April 2012. Under the terms of the plan, all equity compensation awards (including, among others, stock options, RSUs and PRUs) granted by the Company to the Company’s Section 16(b) officers (including our named executive officers) would become fully vested (at target or to the extent of achievement for PRUs) and, if applicable, exercisable following a change in control of the Company (as defined in the plan) after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control. In the case of PRUs, PRUs will vest at target if the change in control occurs prior to the first performance period, will vest as to eligible shares if the change in control occurs following the first performance period but before achievement is determined with respect to the second performance period, and will vest as to the sum of the eligible shares determined to be earned for the second performance period plus 50% of the eligible shares if the change in control occurs following the second performance period but before achievement is determined with respect to the third performance period. Additionally, in accordance with the terms of the PRU award agreement, in the case that an executive’s employment with the Company terminates by reason of the executive’s death, total and permanent disability or an involuntary termination by the Company other than for cause (as defined in the award agreement) after the end of the first year of the performance period but prior to the end of the third year of the performance period, then the executive will be entitled to payment of a prorated number of PRUs based on the number of months in the three-year performance period during with the executive was employed by the Company, provided that the Company’s performance met at least the threshold level of non-GAAP EPS performance during the first year of the performance period.

In April 2012, the Compensation Committee revised the plan to provide for the payment of a cash severance benefit for our named executive officers equal to one times such officer’s base salary and target payout under the Executive Annual Incentive Plan applicable to such named executive officer in the circumstances described above (i.e., following a change in control of the Company after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control.)

Symantec Executive Severance Plan

On April 30, 2012, the Compensation Committee adopted the Symantec Executive Severance Plan, effective as of April 30, 2012, to provide severance benefits to specified officers of Symantec, including our named executive officers. The executive officers must meet certain criteria in order to participate in the plan, including, among other criteria, (i) the executive officer was involuntarily terminated from active employment other than for cause (as defined in the plan); (ii) the executive officer was not terminated due to the sale of a business, part of a business, divestiture or spin-off and offered employment upon terms and conditions substantially identical to those in effect immediately prior to such sale, divestiture or spin-off; and (iii) the executive officer is not entitled to severance under any other plan, fund, program, policy, arrangement or individualized written agreement providing for severance benefits that is sponsored or funded by Symantec.

Under the terms of the plan, the executive officer will receive severance payments equal to one times the sum of his or her base salary in effect at the time of his or her involuntary termination. The executive officer will also receive a one-time bonus of $15,000, minus taxes and other legally required deductions. The executive officer is also entitled to receive six months of outplacement services, including counseling and guidance. The executive officer is solely responsible for all COBRA premiums for his or her continuation coverage.

Payment of severance payments, one-time bonus payment and outplacement services pursuant to the Symantec Executive Severance Plan is subject to the applicable executive officer returning a release of claims against Symantec.

Long Term Incentive Plan

Participants under our Long Term Incentive Plan will receive an accelerated payout of accrued LTIP payout amounts if we experience a change in control of our company after completed performance periods but before the applicable 3-year service requirement under the applicable LTIP is met. If a change in control of our company occurs prior to the end of a performance period, then participants will receive an accelerated payout of the LTIP amount at 100% of target. In addition, if the participant’s employment is terminated without cause following completion of a performance period (assuming at least threshold performance of the operating cash flow metric for such period has been achieved), the participant would receive a pro-rated payout of the accrued LTIP payout amount based on the number of months of service provided by the participant within the 3-year period covered by the applicable Long Term Incentive Plan. If a participant’s employment is terminated without cause prior to the end of a performance period, then no payment would be made to the participant.

Stephen M. Bennett

In accordance with an employment agreement dated August 21, 2012 between Mr. Bennett and Symantec, in the event Mr. Bennett resigns for good reason (i.e., material reduction in responsibilities, position or salary) or is terminated without cause (as defined in the agreement), he is entitled to a severance payment equal to 1.5 times his annual base salary and target bonus, reimbursement of COBRA premiums for up to eighteen months, acceleration of up to 225,000 unvested PCSUs, and acceleration of PRUs in accordance with the terms in his PRU agreement.

In the event Mr. Bennett is terminated without cause, not due to death or permanent disability, nor resign for good reason, that occurs during, or within the twelve (12) month period following, the consummation of a Change in Control; or within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Mr. Bennett’s termination date, then Mr. Bennett shall be entitled to a severance payment equal to 2.0 times his annual base salary and target bonus then in effect; reimbursement of COBRA premiums for up to twenty-four months; full acceleration of any unvested RSUs and PCSUs; and partial acceleration of PRUs in accordance with the terms in his PRU agreement.

In the event that Mr. Bennett’s employment is terminated due to his death or disability, Mr. Bennett, his spouse and/or his eligible dependents shall be entitled to reimbursement of COBRA premiums for up to eighteen months; full acceleration of any unvested RSUs and PCSUs; and partial acceleration of PRUs in accordance with the terms in his PRU agreement.

The following table summarizes the value of the payouts to Mr. Bennett pursuant to his employment agreement and assuming a qualifying termination as of March 29, 2013 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $24.68 on March 29, 2013 minus the exercise price):

	Severance Pay	COBRA Premiums	RSU Vesting	PRU Vesting	PCSU Vesting
Resignation with Good Reason or Termination Without
Cause or Termination Due to Death or Disability	$3,750,000	$22,593	$2,838,200	$1,854,291	$7,404,000
Termination Without Cause or Constructive Termination within 12 Months of a Change	$5,000,000	$30,124	$2,838,200	$3,178,784	$7,404,000

James A. Beer

The following table summarizes the value of the payouts to Mr. Beer pursuant to the Symantec Executive Retention Plan, the Symantec Executive Severance Plan, and FY12 LTIP, assuming a qualifying termination as of March 29, 2013 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $24.68 on March 29, 2013 minus the exercise price):

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIP
Involuntary Termination Because of Market Conditions or Division Performance	$719,200	—	—	—	—	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$1,400,000	—	$3,283,880	$3,220,740	$2,063,248	—
Termination Without Cause or Termination Due to Death or Disability	—	—	—	—	$1,306,904	$297,500
Change of Control	—	—	—	—	—	$446,250

Stephen E. Gillett

The following table summarizes the value of the payouts to Mr. Gillett pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan, assuming a qualifying termination as of March 29, 2013 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $24.68 on March 29, 2013 minus the exercise price):

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIP
Involuntary Termination Because of Market Conditions or Division Performance	$894,200	—	—	—	—	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$1,968,750	—	—	$1,264,332		—
Termination Without Cause or Termination Due to Death or Disability	—	—	—	—	—	—
Change of Control	—	—	—	—	—	—

Francis A. deSouza

The following table summarizes the value of the payouts to Mr. deSouza pursuant to the Symantec Executive Retention Plan, the Symantec Executive Severance Plan and FY12 LTIP, assuming a qualifying termination as of March 29, 2013 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $24.68 on March 29, 2013 minus the exercise price):

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIP
Involuntary Termination Because of Market Conditions or Division Performance	$719,200	—	—	—	—	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$1,575,000	—	$1,495,050	$4,562,715	$2,339,664	—
Termination Without Cause or Termination Due to Death or Disability	—	—	—	—	$1,553,828	$297,500
Change of Control	—	—	—	—	—	$446,250

Scott C. Taylor

The following table summarizes the value of the payouts to Mr. Taylor pursuant to the Symantec Executive Retention Plan, the Symantec Executive Severance Plan and FY12 LTIP, assuming a qualifying termination as of March 29, 2013 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $24.68 on March 29, 2013 minus the exercise price):

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIP
Involuntary Termination Because of Market Conditions or Division Performance	$439,200	—	—	—	—	—
Termination Without Cause or Constructive Termination Within 12 Months of a Change of Control	$693,000	—	$1,616,230	$1,283,360	$1,358,634	—
Termination Without Cause or Termination Due to Death or Disability	—	—	—	—	$878,534	$245,000
Change of Control	—	—	—	—	—	$367,500

Former Officers:

Enrique Salem

The following table summarizes the value of payouts to Mr. Salem in accordance with an employment agreement, dated September 23, 2009, between Mr. Salem and Symantec, in connection with Mr. Salem’s resignation for good reason (i.e., material reduction in responsibilities, position or salary) or is terminated without cause (as defined in the agreement). He received a severance payment equal to 3.375 times his annual base salary, reimbursement of COBRA premiums for up to twelve months and the vesting of his outstanding stock options, RSUs and PRUs will be accelerated by one year.

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIPs
Involuntary Termination	$2,700,000	$21,503	$2,676,172	$1,491,608	$851,975	$3,344,444

William T. Robbins

The following table summarizes the value of the payouts to Mr. Robbins pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan:

	Severance Pay	Executive Bonus	Outplacement Cost	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIPs
Involuntary Termination	$475,000	$15,000	$4,200	—	—	—	$425,953	$686,563

Janice D. Chaffin

The following table summarizes the value of the payouts to Ms. Chaffin pursuant to the Symantec Executive Retention Plan and the Symantec Executive Severance Plan:

	Severance Pay	Executive Bonus	Outplacement Cost	COBRA Premiums	Option Vesting	RSU Vesting	PRU Vesting	Acceleration of LTIP
Involuntary Termination	$500,000	$15,000	$4,200	—	—	—	$917,948	$297,500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedures

Symantec has adopted a written related person transactions policy which provides for the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” The Nominating and Governance Committee reviews transactions that may be “related person transactions,” which are transactions between Symantec and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any Symantec executive officer, director, nominee for director, or stockholder holding more than 5% of any class of Symantec’s voting securities, in each case, since the beginning of the previous fiscal year, and their immediate family members.

Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions are deemed not to be “related person transactions” (meaning the related person is deemed to not have a direct or indirect material interest in the transaction):

•	compensation to executive officers determined by Symantec’s Compensation Committee;

•

any transaction with another company at which a related person is a director or an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $2,000,000, or three percent of that company’s total annual gross revenues, provided that the transaction involves the purchase of either company’s goods and services and the transaction is subject to usual trade terms and is in the ordinary course of business and the related person is not involved in the negotiation of the transaction;

•	any compensation paid to a director if the compensation is required to be reported in Symantec’s proxy statement;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

•

any charitable contribution, grant or endowment by Symantec or the Symantec Foundation to a charitable organization, foundation or university at which a related person’s only relationship is as a director or an employee (other than an executive officer), if the aggregate amount involved does not exceed $120,000, or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	any transaction where the rates or charges involved are determined by competitive bids;

•	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or

•	any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Under the policy, members of Symantec’s legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to the Nominating and Governance Committee. In addition, transactions may be identified through Symantec’s Code of Conduct or other Symantec policies and procedures, and reported to the Nominating and Governance Committee. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Symantec’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Audit Committee is comprised solely of independent directors, as defined by current NASDAQ listing standards, and operates under a written charter which was most recently amended by the Board on May 2, 2013. The Audit Committee oversees Symantec’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements that were included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 29, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Symantec’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Symantec’s accounting principles and such other matters as are required to be discussed with the Audit Committee pursuant to applicable auditing standards. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the Audit Committee concerning independence from management and Symantec, and has discussed with the independent registered public accounting firm the registered public accounting firm’s independence from management and Symantec.

The Audit Committee discussed with Symantec’s internal accountants and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Symantec’s internal controls, and the overall quality of Symantec’s financial reporting.

The Audit Committee also received the report of management contained in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 29, 2013, as well as KPMG’s Report of Independent Registered Public Accounting Firm included in Symantec’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Symantec’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2014.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Symantec’s Annual Report on Form 10-K for the fiscal year ended March 29, 2013 for filing with the SEC.

By: The Audit Committee of the Board of Directors:

Michael A. Brown (member through July 24, 2012)

Frank E. Dangeard

Stephen E. Gillett (member through December 21, 2012)

Robert S. Miller

V. Paul Unruh (Chair)

ADDITIONAL INFORMATION

Stockholder Proposals for the 2014 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    Symantec’s Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Symantec Corporation, 350 Ellis Street, Mountain View, California 94043, Attn: Corporate Secretary.

To be timely for the 2014 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between June 24, 2014 and July 24, 2014. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Symantec’s Bylaws.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials.    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Symantec’s 2014 annual meeting must be received by us not later than May 6, 2014 in order to be considered for inclusion in Symantec’s proxy materials for that meeting.

Available Information

Symantec will mail without charge, upon written request, a copy of Symantec’s Annual Report on Form 10-K for fiscal year 2013, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Symantec Corporation

350 Ellis Street

Mountain View, California 94043

Attn: Investor Relations

The Annual Report is also available at www.symantec.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Symantec stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Symantec will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Symantec’s Investor Relations department at 350 Ellis Street, Mountain View, California 94043, Attn: Investor Relations, telephone number (650) 527-5523.

Any stockholders who share the same address and currently receive multiple copies of Symantec’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Symantec’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SYMANTEC CORPORATION

2013 EQUITY INCENTIVE PLAN

As Adopted by the Board on July 25, 2013

1. Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent, Subsidiaries and Affiliates, by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights, Restricted Stock Units, and Restricted Stock Awards. Capitalized terms not defined in the text are defined in Section 28.

2. Shares Subject to the Plan.

2.1 Number of Shares Available. Subject to Sections 2.2 and 19, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be forty-five million (45,000,000) Shares.

Subject to Sections 2.2 and 19, Shares that: (a) are subject to issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) are subject to an Award granted hereunder but are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to an Award that otherwise terminates without Shares being issued will again be available for grant and issuance in connection with future Awards under this Plan. The following Shares may not again be made available for future grant and issuance as Awards under the Plan: (i) Shares that are withheld to pay the Exercise or Purchase Price of an Award or to satisfy any tax withholding obligations in connection with an Award, (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR or (iii) shares of the Company’s Common Stock repurchased on the open market with the proceeds of an Option Exercise Price. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.2 Adjustment of Shares. In the event that the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or there is a change in the corporate structure (including, without limitation, a spin-off), then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARS, (c) the maximum number of Shares that may be issued as ISOs set forth Section 5.8, (d) the number of Shares that may be granted pursuant to Section 3 below, (e) the Purchase Price and number of Shares subject to other outstanding Awards (other than Options and SARs which are provided for in (b) above), and (f) the number of Shares that are granted as Awards to Non-Employee Directors as set forth in Section 6 will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will be rounded down to the nearest whole Share, and may be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the assumption and substitution clause in Section 19.3.

3. Eligibility. ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors (each an “Eligible Individual”) of the Company or any Parent, Subsidiary or Affiliate of the Company; provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No Eligible Individual will be eligible to receive more than 2,000,000 Shares in any calendar year under this Plan, pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of 3,000,000 Shares in the calendar year in which they commence their employment. For purposes of these limits only, each Restricted Stock Unit settled in Shares (but not those settled in cash), shall be deemed to cover one Share. Subject to the provisions of the Plan, the Committee may from time to time, select among the Eligible Individuals, those to whom Awards shall be granted and determine the nature and amount of each Award. No Eligible Individual shall have any right, by virtue of this Plan to receive an Award. An Eligible Individual may be granted more than one Award under this Plan.

4. Administration.

4.1 Committee Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

(a) construe and interpret this Plan, any sub-plan, Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select Eligible Individuals to receive Awards;

(d) determine the form and terms of Awards;

(e) grant Awards and determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) amend any Award Agreements executed in connection with this Plan;

(k) determine whether the performance goals under any performance-based Award have been met and whether a performance-based Award has been earned;

(l) determine whether, to what extent an Award may be canceled, forfeited, or surrendered;

(m) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

(n) adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(o) make all other determinations necessary or advisable for the administration of this Plan, any sub-plan or Award Agreement;

2

(p) delegate any of the foregoing as permitted by applicable law to one or more executive officers pursuant to a specific delegation, in which case references to “Committee” in this Section 4.1 will refer to such delegate(s), except with respect to Insiders.

4.2 Committee Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. To the extent permitted by applicable laws, the Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

4.3 Section 162(m) and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

5. Options. An Option is the granting of a right, but not the obligation, to purchase Shares. The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option (subject to Section 5.4 below), the circumstances upon and the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. To the extent that any Option designated as an ISO in the Award Agreement fails to qualify as such under applicable law, it shall be treated instead as a NQSO.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee at the time it acts to approve the grant. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options will be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the

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ISO is granted. The Committee also may provide for the exercise of Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided that the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 10 and the Award Agreement and in accordance with any procedures established by the Committee.

5.5 Method of Exercise. Options may be exercised only by delivery to the Company of a written or electronic notice or agreement of stock option exercise (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased and all applicable Tax-Related Items. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.2. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination of Participant. Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options are vested and exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding the original term of the Option as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant’s death or disability), then Participant’s Options may be exercised only to the extent that such Options are vested and exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding the original term of the Option as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

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5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Affiliate, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment. No more than 100,000,000 Shares will be issued pursuant to the exercise of ISOs under this Plan.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options (but not beyond the original term of such Option) and authorize the grant of new Options in substitution therefor, provided that (a) any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted unless the Committee determines that such action is necessary or advisable to comply with applicable laws or facilitate the offering and administration of the Plan in view of such laws; (b) any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code; and (c) notwithstanding anything to the contrary elsewhere in the Plan, the Company is subject to Section 22.2 below with respect to any proposal to reprice outstanding Options.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code.

6. Non-Employee Director Equity Awards.

6.1 Types of Awards. All Awards other than ISOs may be granted to non-employee directors under this Plan; provided, that no such Award shall exceed 2,000,000 Shares in any one fiscal year. Subject to the foregoing Share limitation, Awards granted pursuant to this Section 6 may be automatically made pursuant to a policy adopted by the Board (as such policy may be amended from time to time by the Board) or made from time to time as determined in the discretion of the Board, or, if the authority to grant Awards to non-employee directors has been delegated by the Board, the Committee.

6.2 Eligibility. Awards granted pursuant to this Section 6 shall be granted only to non-employee directors. Any non-employee director, including without limitation any non-employee director who is appointed as a member to the Board, will be eligible to receive an Award under this Section 6.

6.3 Vesting, Exercisability and Settlement. Except as set forth in Section 19, Awards granted pursuant to Section 6 shall vest, become exercisable and be settled as determined by the Board or, if the authority to make such determinations has been delegated by the Board, the Committee. With respect to Options and SARs, the Exercise Price of such Award granted to non-employee directors shall not be less than the Fair Market Value of the Shares at the time such Award is granted.

7. Restricted Stock Awards. A Restricted Stock Award is an offer by the Company to issue Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may be issued or purchase, the Purchase Price (if any), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

7.1 Restricted Stock Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement (the “Restricted Stock Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. A Participant can accept a Restricted Stock Award by signing and delivering to the Company the Restricted Stock Agreement, and full payment of the Purchase Price (if any) and all applicable withholding taxes, at such time and on such terms as required by the Committee. If the Participant does not accept the Restricted Stock Award at such time and on such terms as required by the Committee, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise.

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7.2 Purchase Price. The Purchase Price (if any) for a Restricted Stock Award will be determined by the Committee, and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 10 of this Plan and as permitted in the Restricted Stock Agreement, and in accordance with any procedures established by the Company.

7.3 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to all restrictions, if any, that the Committee may impose. These restrictions may be based on completion of a specified period of service with the Company and/or upon completion of performance goals as may be set forth in the Restricted Stock Agreement, which shall be in such form and contain such provisions (which need not be the same for each Participant) as the Committee shall from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select performance criteria, including if the Award is intended to qualify as “performance-based compensation” under Code Section 162(m) from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. For Restricted Stock Awards intended to comply with the requirements of Section 162(m) of the Code, the performance goals will be determined at a time when the achievement of the performance goals remains substantially uncertain and shall otherwise be administered in a manner that complies with the requirements under that statute. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.4 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, Restricted Stock Awards shall cease to vest immediately if a Participant is Terminated during the vesting period or Performance Period applicable to the Award for any reason, unless the Committee determines otherwise, and any unvested Shares subject to such Restricted Stock Awards shall be subject to the Company’s right to repurchase such Shares or otherwise to any forfeiture condition applicable to the Award, as described in Section 14 of this Plan, if and as set forth in the applicable Restricted Stock Agreement.

8. Restricted Stock Units. A Restricted Stock Unit (or RSU) is an award covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). The Committee will determine to whom an RSU grant will be made, the number of Shares subject to the RSU, the restrictions to which the Shares subject to the RSU will be subject, and all other terms and conditions of the RSU, subject to the following:

8.1 Terms of RSUs. RSUs may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Affiliate, Parent or Subsidiary and/or individual performance goals or upon such other criteria as the Committee may determine. All RSUs will be evidenced by an Award Agreement (the “RSU Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. A RSU may be awarded upon satisfaction of such performance goals as are set out in advance in the Award Agreement (the “Performance RSU Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee may from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. If the RSU is being earned upon the satisfaction of performance goals pursuant to a Performance RSU Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each RSU; (b) select performance criteria, including if the Award is intended to qualify as “performance-based compensation” under Code Section 162(m) from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares subject to the RSU. For RSUs intended to comply with the requirements of Section 162(m) of the Code, the performance goals will be determined at a time when the achievement of the performance goals remains substantially uncertain and shall otherwise be administered in a manner that complies with the requirements under that statute. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a Performance RSU Agreement, the Committee shall determine the extent to which such RSU has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

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8.2 Settlement. The portion of a RSU being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

8.3 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

9. Stock Appreciation Rights. A Stock Appreciation Right (or SAR) is an award that may be exercised for cash or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of settlement over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The Committee will determine to whom to grant a SAR, the number of Shares subject to the SAR, the restrictions to which the SAR will be subject, and all other terms and conditions of the SAR, subject to the following:

9.1 Terms of SARs. SARs may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance goals or upon such other criteria as the Committee may determine. The Committee will determine all terms of each SAR including, without limitation: the number of Shares deemed subject to each SAR, the time or times during which each SAR may be settled, the consideration to be distributed on settlement, and the effect on each SAR of its holder’s Termination. All SARs will be evidenced by an Award Agreement (the “SAR Agreement”), which will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. The Exercise Price of a SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant’s individual Award Agreement (the “Performance SAR Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan. If the SAR is being earned upon the satisfaction of performance goals pursuant to a Performance SAR Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each SAR; (b) select performance criteria, including if the Award is intended to qualify as “performance-based compensation” under Code Section 162(m) from among the Performance Factors, to be used to measure performance goals, if any; and (c) determine the number of Shares deemed subject to the SAR. Prior to exercise of any SAR earned upon the satisfaction of performance goals pursuant to a Performance SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the SARs to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships. Notwithstanding anything to the contrary elsewhere in the Plan, the Company is subject to Section 22.2 below with respect to any proposal to reprice outstanding SARs. The term of a SAR shall be ten (10) years from the date the SAR is awarded or such shorter term as may be provided in the Award Agreement.

9.2 Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

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9.3 Termination of Participant. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. Payment for Share Purchases. Payment for Shares purchased pursuant to this Plan may be made in cash, by check or by wire transfer or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price plus any Tax-Related Items; provided that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the Exercise Price not satisfied by such reduction in the number of whole Shares to be issued;

(d) by waiver of compensation due or accrued to the Participant for services rendered;

(e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell all or a portion of the Shares so purchased to pay for the Exercise Price and any applicable Tax-Related Items, and whereby the FINRA Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(f) by such other consideration and method of payment as permitted by the Committee and applicable law; or

(g) by any combination of the foregoing.

11. Withholding Taxes.

11.1 Withholding Generally. The Company, its Parent, Subsidiaries and Affiliates, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, its Parent, Subsidiaries and Affiliates, an amount sufficient to satisfy any Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or its Parent, Subsidiaries or Affiliates, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) withholding from the Participant’s wages or other cash compensation; (ii) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (iii) through withholding in Shares as set forth in Section 11.2 below; (iv) where payments in satisfaction of the Awards are to be made in cash, through withholding all or part of the cash payment in an amount sufficient to satisfy the Tax-Related Items; or (v) any other method of withholding deemed acceptable by the Committee. No Shares (or their cash equivalent) shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

11.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may allow the Participant to

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satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in writing in a form and during a period acceptable to the Committee.

12. Privileges of Stock Ownership; Voting and Dividends. Except to the extent that the Committee grants an RSU that entitles the Participant to credit for dividends paid on Award Shares prior to the date such Shares are issued to the Participant (as reflected in the RSU Agreement), no Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. For the avoidance of doubt, in the event the Committee grants an RSU that entitles a Participant to credit for dividends on Award Shares prior to the date such Shares are issued, dividends shall not be paid to a Participant until Shares are issued with respect to such RSU. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s original Purchase Price or otherwise forfeited to the Company.

13. Transferability. Unless determined otherwise by the Committee or its delegate(s) or pursuant to this Section 13, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by (i) a will or (ii) by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or domestic relations order to a Permitted Transferee, such Award may contain such additional terms and conditions as the Committee or its delegate(s) deems appropriate. All Awards will be exercisable: (A) during the Participant’s lifetime only by (x) the Participant, or (y) the Participant’s guardian or legal representative; (B) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (C) in the case of all awards except ISOs, by a Permitted Transferee (for awards made transferable by the Committee) or such person’s guardian or legal representative. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Participant, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

14. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Shares that are not vested held by a Participant following such Participant’s Termination at any time specified after the Participant’s Termination Date, for cash and/or cancellation of purchase money indebtedness, at the Participant’s original Exercise Price or Purchase Price, as the case may be. Alternatively, at the discretion of the Committee, Award Shares issued to the Participant for which the Participant did not pay any Exercise or Purchase Price may be forfeited to the Company on such terms and conditions as may be specified in the Award Agreement. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

15. Escrow; Pledge of Shares. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

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16. Exchange and Buyout of Awards. The Committee may, at any time or from time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. This Section shall not be construed to defeat the requirements of Section 22.2.

17. Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal, state, and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation, and no liability for failure, to issue Shares or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies, including governmental agencies outside the United States, that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any local, state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. Furthermore, the inability or impracticability of the Company to obtain or maintain approval from any governmental agencies or to complete any registration or other qualification of the Shares under any applicable law or ruling as set forth herein shall relieve the Company of any liability with respect to the failure to issue or sell such Shares and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants . Finally, the Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, local or foreign securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

18. Foreign Awards and Rights

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the Company operates or has Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise or Purchase Price, methods of exercise and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to its Parent, Subsidiaries, Affiliates or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 2 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified Awards in a particular jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, or any federal, state, local or foreign securities law.

19. Corporate Transactions.

19.1 Assumption or Replacement of Awards by Successor. In the event of (a) a dissolution or liquidation of the Company, (b) the consummation of a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) the consummation of a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the consummation of any other transaction which

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qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards); provided that, unless otherwise determined by the Board, all Awards granted pursuant to Section 6 shall accelerate and be fully vested upon such merger, consolidation or corporate transaction. In the event such successor corporation (if any) fails to assume or substitute Awards pursuant to a transaction described in this Subsection 19.1, all such Awards will expire on such transaction at such time and on such conditions as the Board shall determine. Notwithstanding the foregoing, a transaction described in (a) through (e) above must also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of a corporation’s assets, as the case may be, within the meaning of Code Section 409A and the regulations thereunder.

19.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under the foregoing provisions of this Section 19, in the event of the occurrence of any transaction described in Section 19.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other “corporate transaction.”

19.3 Assumption or Substitution of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

20. No Obligation to Employ; Accelerated Expiration of Award for Harmful Act. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Participant’s employment or other relationship at any time, with or without cause. Notwithstanding anything to the contrary herein, if a Participant is Terminated because of such Participant’s actual or alleged commitment of a criminal act or an intentional tort and the Company (or an employee of the Company) is the victim or object of such criminal act or intentional tort or such criminal act or intentional tort results, in the reasonable opinion of the Committee, in liability, loss, damage or injury to the Company, then, at the Committee’s election, Participant’s Awards shall not be exercisable or settleable and shall terminate and expire upon the Participant’s Termination Date. Termination by the Company based on a Participant’s alleged commitment of a criminal act or an intentional tort shall be based on a reasonable investigation of the facts and a determination by the Company that a preponderance of the evidence discovered in such investigation indicates that such Participant is guilty of such criminal act or intentional tort.

21. Compliance with Section 409A. Notwithstanding anything to the contrary contained herein, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under applicable law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”).

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22. Certain Stockholder Approval Matters.

22.1 Plan Effectiveness; Increasing Plan Shares. This Plan became effective on October 22, 2013 (the “Effective Date”). Any amendment to this Plan increasing the number of Shares available for issuance hereunder shall be approved by the stockholders of the Company, consistent with applicable laws, within twelve (12) months before or after the effective date of such amendment (“Amendment Effective Date”). Upon the Amendment Effective Date, the Board may grant Awards covering such additional Shares pursuant to this Plan; provided, however, that: (a) no Option granted pursuant to such increase in the number of Shares subject to this Plan approved by the Board may be exercised prior to the time such increase has been approved by the stockholders of the Company; and (b) in the event that stockholder approval of any such amendment increasing the number of Shares subject to this Plan is not obtained, all Awards covering such additional Shares granted hereunder will be canceled, any Shares issued pursuant to any Award will be canceled, and any purchase of Shares hereunder will be rescinded.

22.2 Repricing Matters. Except in connection with a corporate transaction involving the Company (including without limitation any stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, reorganization, merger, consolidation, split-up, spin-off or exchange of shares), the terms of outstanding Awards may not without stockholder approval be amended to reduce the Exercise Price of outstanding Options or SARs, or to cancel outstanding Options or SARs in exchange either for (a) cash, or (b) new Options, SARS or other Awards with an exercise price that is less than the Exercise Price of the original (cancelled) Options or SARs.

23. Term of Plan. Unless earlier terminated as provided herein, this Plan will terminate on October 22, 2023.

24. Amendment or Termination of Plan. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of Section 6 of this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan to increase the number of shares that may be issued under this Plan, change the designation of employees or class of employees eligible for participation in this Plan, take any action in conflict with Section 22.2 above, or otherwise materially modify a provision of the Plan if such modification requires stockholder approval under the applicable rules and regulations of the Nasdaq Market.

25. Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. Governing Law. The Plan shall be governed by the laws of the state of Delaware, without regard to its conflict of laws.

27. No Guarantee of Tax Consequences. Although the Company may endeavor to qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or to avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including without limitation Section 5.10, and the Company will have no liability to a Participant or any other party if an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive or maintain such favorable treatment or does not avoid such unfavorable treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

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28. Definitions. As used in this Plan, the following terms will have the following meanings:

“Affiliate” means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

“Award” means any award under this Plan, including any Option, Stock Appreciation Right, Restricted Stock Unit, or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee appointed by the Board to administer this Plan, or if no such committee is appointed, the Board.

“Company” means Symantec Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option, and in the case of a Stock Appreciation Right the value specified on the date of grant that is subtracted from the Fair Market Value when such Stock Appreciation Right is settled.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable; or

(d) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

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“Outside Director” shall mean a person who satisfies the requirements of an “outside director” as set forth in regulations promulgated under Section 162(m) of the Code.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under this Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

1. Profit Before Tax;

2. Billings;

3. Revenue;

4. Net revenue;

5. Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

6. Operating income;

7. Operating margin;

8. Operating profit;

9. Controllable operating profit, or net operating profit;

10. Net Profit;

11. Gross margin;

12. Operating expenses or operating expenses as a percentage of revenue;

13. Net income;

14. Earnings per share;

15. Total stockholder return;

16. Market share;

17. Return on assets or net assets;

18. The Company’s stock price;

19. Growth in stockholder value relative to a pre-determined index;

20. Return on equity;

21. Return on invested capital;

22. Cash Flow (including free cash flow or operating cash flows)

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23. Cash conversion cycle;

24. Economic value added;

25. Individual confidential business objectives;

26. Contract awards or backlog;

27. Overhead or other expense reduction;

28. Credit rating;

29. Strategic plan development and implementation;

30. Succession plan development and implementation;

31. Improvement in workforce diversity;

32. Customer indicators;

33. New product invention or innovation;

34. Attainment of research and development milestones;

35. Improvements in productivity;

36. Bookings;

37. Attainment of objective operating goals and employee metrics; and

38. Any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of service determined by the Committee during which years of service or performance is to be measured for an Award.

“Plan” means this Symantec Corporation 2013 Equity Incentive Plan, as amended from time to time.

“Purchase Price” means the price to be paid for Shares acquired under this Plan pursuant to an Award other than an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7.

“Restricted Stock Unit” or “RSU” means an award of Shares pursuant to Section 8.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 19, and any successor security.

“Stock Appreciation Right” or “SAR” means an Award, granted pursuant to Section 9.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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“Tax-Related Items” means federal, state, or local taxes and any taxes imposed by jurisdictions outside of the United States (including but not limited to income tax, social insurance contributions, fringe benefits tax, payment on account, employment tax obligations, and stamp taxes) required by law to be withheld and any employer liability shifted to a Participant.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an Eligible Individual to the Company or a Parent, Subsidiary or Affiliate of the Company. A Participant will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) vacation leave (iii) military leave, (iv) transfers of employment between the Company and its Parent, Subsidiaries or Affiliates; or (v) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than three months, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company. In the case of any Participant on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or its Parent, Subsidiaries or Affiliates as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term, if any, set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

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SYMANTEC CORPORATION

2008 EMPLOYEE STOCK PURCHASE PLAN

Effective Date of Plan: September 22, 2008

Amended on September 20, 2010 and October 22, 2013

1. ESTABLISHMENT AND PURPOSE OF PLAN

(a) Symantec Corporation, a Delaware corporation (the “Company”) adopted this 2008 Employee Stock Purchase Plan (the “Plan”) to grant options for the purchase of shares (“Shares”) of the Company’s Common Stock (“Common Stock”) to eligible employees of the Company, its parent corporation, and its Affiliates and Subsidiaries. For purposes of the Plan, “parent corporation” and “Subsidiary” (collectively, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”), and “Affiliate” shall mean any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition in this Plan for purposes of the Statutory Plan (defined below).

(b) The purpose of the Plan is to provide employees of the Company and certain Affiliates and Subsidiaries designated (any such designated Affiliate or Subsidiary, a “Designated Corporation”) by the Board of Directors of the Company (the “Board”) whose employees are eligible to participate in the Plan with a convenient means to acquire at a discount to market value an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and its Affiliates and Subsidiaries, and to provide an incentive for continued employment.

2. STRUCTURE OF THE PLAN AND SUB-PLANS

(a) This Plan document is an omnibus document which includes a sub-plan (the “Statutory Plan”) designed to permit offerings of grants to employees of the Company and certain Subsidiaries that are Designated Corporations (defined below) where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (each a “Non-Statutory Plan”) which permit offerings of grants to employees of certain Designated Corporations that are not intended to satisfy the requirements of Section 423 of the Code.

(b) A total of seventy million (70,000,000) Shares may be issued under the Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of the Plan.

(c) The Statutory Plan shall be a separate and independent plan from the Non-Statutory Plans, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plans. Offerings under the Non-Statutory Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions.

(d) The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Board may adopt Non-Statutory Plans applicable to particular Designated Corporations or locations that are not participating in the Statutory Plan, which shall be designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States. The terms of each Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Section 2(b) of the Plan with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and any Non-Statutory Plans.

3. ADMINISTRATION

(a) The Plan is administered by the Board or by a committee designated by the Board (in which event all references herein to the Board shall be to the committee). Members of the Board shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

(b) The Board (or the committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how options to purchase Shares shall be granted and the provisions of each Offering Period (which need not be identical).

(ii) To designate from time to time an Affiliate or Subsidiary as a Designated Corporation whose employees shall be eligible to participate in the Statutory Plan or a Non-Statutory Plan. For purposes of participation in the Statutory Plan, only Subsidiaries shall be considered Designated Corporations, and the Board shall designate from time to time which Subsidiaries will be Designated Corporations in the Statutory Plan. The Board shall designate from time to time which Subsidiaries and Affiliates shall be Designated Corporations in particular Non-Statutory Plans, provided, however, that at any given time, a Subsidiary that is a Designated Corporation in the Statutory Plan shall not be a Designated Corporation in a Non-Statutory Plan. The foregoing designations and changes in designations by the Board from time to time shall not require stockholder approval.

(iii) To determine from time to time the method for allocating the number of total shares to be offered under each sub-plan, which determination shall not require stockholder approval.

(iv) To construe and interpret the Plan and rights to purchase (options on) Shares, and to establish, amend and revoke rules and procedures for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

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(v) To amend or terminate the Plan as provided in Section 24 below.

(vi) To adopt rules and procedures and/or special provisions relating to the operation and administration of the Statutory Plan (subject to the limitations of Section 423 of the Code or any successor provision in the Code) and any Non-Statutory Plan, as appropriate, to permit or facilitate participation in the Statutory Plan or a particular Non-Statutory Plan by employees who are foreign nationals or employed or resident outside the United States or as designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States.

(vii) Generally, to exercise such powers and to perform such acts it deems necessary, desirable, convenient or expedient to promote the best interests of the Company and its Subsidiaries and to carry out that intent that the Statutory Plan be treated as an “employee stock purchase plan” under Section 423 of the Code.

(c) Subject to the limitations of Section 423 of the Code or any successor provision in the Code with respect to the Statutory Plan, all questions of interpretation or application of the Plan shall be determined by the Board and its decisions shall be final and binding upon all persons.

4. ELIGIBILITY

Any employee of the Company or any Designated Corporation is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except the following unless otherwise required under applicable local law:

(a) employees who are not employed by the Company or a Designated Corporation on the third (3rd) business day before the beginning of such Offering Period;

(b) employees who are customarily employed for less than 20 hours per week;

(c) employees who are customarily employed for less than 5 months in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 425(d) of the Code, own stock or hold options to purchase stock or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries; and

(e) individuals who provide services to the Company or any Designated Corporation as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

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5. OFFERING PERIODS; OFFERING DATES; AND PURCHASE DATES

(a) Each Offering Period under the Plan (each an “Offering Period”) shall be of the duration provided for or permitted herein. The first trading day (day on which the exchange or system on which the Common Stock is trading is open) of each Offering Period is referred to as the “Offering Date.” The Board may but need not provide for multiple purchases within a single Offering Period. The Board shall have the power to change the duration of Offering Periods without stockholder approval. The last trading day of each Offering Period (or in the case of an Offering Period encompassing multiple purchases, each such purchase period) is hereinafter referred to as the “Purchase Date.”

(b) Subject to Section 5(c) below, each Offering Period shall be of six (6) months’ duration commencing February 16 and August 16 of each year beginning February 16, 2009, and ending no later than the next August 15 and February 15, respectively, thereafter, and shall have a single Purchase Date (which shall occur on the last trading day of the Offering Period).

(c) Notwithstanding 5(b) above and the other provisions of the Plan, the Board of Directors may, but need not, vary the terms and structure of the Offering Periods under this Plan, on such basis as it shall determine in its sole discretion (including without limitation, the length of each Offering Period, Offering Periods during which more than one Purchase Date shall occur, and the formula(s) for calculating the price(s) at which Shares may be purchased during such Offering Period including a formula under which such price is calculated with reference to the fair market value (as provided for in Section 8 below) of the Common Stock as of the Offering Date for the Offering Period); provided, however, that no Offering Period under the Plan shall have a duration in excess of twenty-seven (27) months (or such period as may be permitted under Code Section 423).

6. PARTICIPATION IN THE PLAN

An eligible employee may become a participant in an Offering Period under the Plan if (a) as of the Offering Date with respect to the Offering Period he or she satisfies the eligibility requirements set forth above, and (b) not later than the third (3rd) business day prior to such Offering Date (at such time and in such manner as may be specified with respect to such Offering Period) he or she delivers to the Company or its authorized representative a subscription agreement indicating his or her desire to enroll in the Offering Period and authorizing payroll deductions in a manner consistent with Section 9 below. An eligible employee who does not timely deliver a subscription agreement by the date specified in advance of the applicable Offering Date shall not participate in that Offering Period and shall not participate in any subsequent Offering Period unless such employee enrolls in the Plan by timely delivering a subscription agreement to the Company or its representative prior to the Offering Date of the applicable, subsequent Offering Period. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of that Offering Period unless the employee withdraws from the Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreements in order to continue participation in the Plan with respect to subsequent Offering Periods. Any participant who has not withdrawn from the Plan pursuant to Section 11 below will automatically be re-enrolled in the Plan and granted a new option on the Offering Date of the next Offering Period.

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7. GRANT OF OPTION

(a) Each employee enrolled in an Offering Period will be granted on the Offering Date an option to purchase on each Purchase Date for a particular Offering Period up to that number of Shares determined by dividing the amount accumulated in such employee’s payroll deduction account during such Offering Period by the Purchase Price applicable to that Offering Period (as defined in Section 8 below).

(b) In no event, however, shall the number of Shares subject to any option granted pursuant to this Plan exceed the limitations set forth in Section 10 below. The purchase price and fair market value of a Share shall be determined as provided in Section 8 below.

8. PURCHASE PRICE

(a) Unless otherwise determined by the Board in its discretion, the purchase price per Share at which a Share of Common Stock will be sold in any Offering Period (the “Purchase Price”) shall be eighty-five percent (85%) of the fair market value on the applicable Purchase Date. The fair market value of a Share shall be as determined in good faith by the Board. If the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Stock Market, the fair market value of a Share shall be the closing sales price for such stock, as quoted on such exchange or market constituting the primary market for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. If the relevant date does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the fair market value shall be established shall be the last day on which the Common Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(b) The Board may in its discretion, and without stockholder approval, change the Purchase Price from the formula set forth above, provided that the Purchase Price may not be less than the lesser of (a) eighty-five percent (85%) of the Offering Date fair market value of a Share and (b) eighty-five percent (85%) of the Purchase Date fair market value of a Share.

9. PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS; ISSUANCE OF SHARES

(a) The aggregate purchase price of the Shares is accumulated by regular payroll deductions made during each Offering Period, unless payroll deductions are not permitted under a statute, regulation, rule of a jurisdiction, in which case such other payments as may be approved by the Board (or committee) subject to this Section 9. The deductions are made as a percentage of the employee’s compensation in one percent (1%) increments not less than two percent (2%) nor greater than ten percent (10%). For purposes of the Statutory Plan, “compensation” shall mean all compensation, including, but not limited to base salary, wages, commissions, overtime, shift premiums and bonuses, plus draws against commissions, but excluding amounts related to Company equity compensation; provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. For purposes of any Non-Statutory Plan, “compensation” shall mean base salary. Payroll deductions shall commence on the first payroll date following the Offering Date and shall continue until the payroll date immediately preceding the Purchase Date unless sooner altered or terminated as provided in the Plan.

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(b) A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the Company’s designated stock plan administrator (the “Administrator”) (which may also be the ESPP Broker, as defined below) a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than thirty (30) days after the Administrator’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period. A participant may increase or lower the rate of payroll deductions for any subsequent Offering Period by filing with the Administrator a new authorization for payroll deductions during the open enrollment period beginning on the first (1st) day of the month and ending three business days before the Offering Date.

(c) All payroll deductions made for a participant are credited to his or her account under the Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions (unless required by applicable local law). All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions (unless required by applicable local law).

(d) On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not withdrawn from the Plan in accordance with the provisions of Section 11 of the Plan before that date, the Company shall apply the funds then in the participant’s account to the purchase of whole Shares reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The Purchase Price per Share shall be as specified in Section 8 of the Plan. Any cash remaining in a participant’s account after such purchase of Shares shall be refunded to such participant in cash (without interest); provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full Share of the Company shall be carried forward, without interest, into the next Offering Period (or in the event of an Offering Period during which multiple purchase will occur, into the next applicable purchase period within the Offering Period). In the event that the Plan has been oversubscribed as provided in Section 10(c), all funds not used to purchase Shares on the Purchase Date shall be returned to the participant (without interest, unless otherwise required by applicable local law). No Shares shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after the Purchase Date, the number of Shares purchased by each participant upon exercise of each participant’s option shall be deposited into an account established in the participant’s name at the stock brokerage or other third party service provider designated by the Company (the “ESPP Broker”), as nominee holding the Shares for the benefit of the participant. In the event participant requests the receipt of certificated shares, the Company shall arrange the delivery to such participant of a certificate representing the Shares purchased on the Purchase Date; provided that the Board may deliver certificates to a broker or brokers that hold such certificate in street name for the benefit of each such participant.

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(f) During a participant’s lifetime, such participant’s option to purchase Shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised. Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse or in the name of the ESPP Broker, as nominee holding the Shares for the benefit of the participant.

10. LIMITATIONS ON SHARES TO BE PURCHASED

(a) No employee shall be entitled to purchase Shares under the Plan at a rate which, when aggregated with his or her rights to purchase Shares of Common Stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the date such right is granted (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in the Plan.

(b) Subject to Sections 9(a), 10(a) and 14(a) of the Plan, the maximum number of Shares that a participant may purchase on any single Purchase Date shall not exceed 10,000 Shares (the “Maximum Share Amount”); provided that prior to the commencement of any Offering Period, the Board may, in its sole discretion and without stockholder approval, change the Maximum Share Amount with respect to that Offering Period. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. Once a Maximum Share Amount is set, it shall continue to apply in respect of all succeeding Purchase Dates and Offering Periods unless revised by the Board as set forth above.

(c) If a participant is precluded by the limitations of Sections 10(a) or 10(b) from purchasing additional Shares under the Plan, then his or her payroll deductions shall automatically be discontinued and shall resume at the beginning of the next Offering Period (or in the event of an Offering Period during which multiple purchase will occur, into the next applicable purchase period within the Offering Period) in which such participant is eligible to participate.

(d) If the number of Shares to be purchased on a Purchase Date by all employees participating in the Plan exceeds the number of Shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining Shares in as uniform a manner as shall be practicable and as the Board shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares to be purchased under a participant’s option to each employee affected thereby. Any payroll deductions accumulated in such participant’s account which are not used to purchase Shares due to the limitations in this Section 10(d) shall be returned to the participant (without interest, unless required by applicable local law) as soon as practicable after the end of the Offering Period.

11. WITHDRAWAL

(a) Each participant may withdraw from an Offering Period under the Plan by signing and delivering to the Administrator notice on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period, or such shorter period of time as may be required in certain jurisdictions outside the United States as determined by the Board.

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(b) Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee (without interest, unless required by applicable local law) and his or her interest in the Plan shall terminate. In the event an employee voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in the Plan.

12. TERMINATION OF EMPLOYMENT

Termination of a participant’s employment for any reason, including retirement or death or the failure of a participant to remain an eligible employee as set forth in Section 4, terminates his or her participation in the Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative. For this purpose, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board of Directors of the Company; provided that such leave is for a period of not more than ninety (90) days or, if such leave is longer than ninety (90) days, reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. RETURN OF PAYROLL DEDUCTIONS

In the event an employee’s interest in the Plan is terminated by withdrawal, termination of employment or otherwise, or in the event the Plan is terminated by the Board, the Company shall promptly deliver to the employee all payroll deductions credited to his or her account. Unless otherwise required by applicable local law, no interest shall accrue on the payroll deductions of a participant in the Plan.

14. ADJUSTMENTS UPON CAPITAL CHANGES; CORPORATE TRANSACTIONS

(a) Subject to any required action by the stockholders of the Company, the number of Shares covered by each option under the Plan which has not yet been exercised, the Maximum Share Amount set forth in Section 10(b) above, and the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per Share covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or there is a change in the corporate structure (including, without limitation, a spin-off) or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

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(b) In the event of the proposed dissolution or liquidation of the Company, each Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In such event, the Board may, in the exercise of its sole discretion in such instances, declare that the options under the Plan shall terminate as of a date fixed by the Board and give each participant the right to exercise his or her option as to all of the optioned Shares.

(c) In the event of a Corporate Transaction (defined below), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned Shares. If the Board makes an option exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Board shall notify the participant that the option shall be fully exercisable on a date specified in such notice, and the option will terminate upon the expiration of such period. For purposes of the Plan, a “Corporate Transaction” means (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company).

(d) The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of a Corporate Transaction.

15. NONASSIGNABILITY

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16. REPORTS

Individual accounts will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Offering Period a report of his account setting forth the total payroll deductions accumulated, the number of Shares purchased, the per Share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period, and any other reports required by applicable law.

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17. NOTICE OF DISPOSITION

Each participant under a Statutory Plan shall notify the Company if the participant disposes of any of the Shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such Shares were purchased (the “Notice Period”). Unless such participant is disposing of any of such Shares during the Notice Period, such participant shall keep the certificates representing such Shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing Shares acquired pursuant to the Plan requesting the Company’s transfer agent to notify the Company of any transfer of the Shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT

Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee’s employment.

19. EQUAL RIGHTS AND PRIVILEGES

All participants in an Offering Period under the Statutory Plan shall have the same rights and privileges with respect to their participation in the Statutory Plan for that Offering Period, in accordance with Section 423 of the Code and the related regulations (and any successor provisions) except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). Any provision of the Statutory Plan, a specific Offering Period or an option granted under the Statutory Plan which is inconsistent with this Section 19 shall without further act or amendment by the Company or the Board be reformed, if possible, to the extent necessary to render such provision in compliance with the requirements of Section 423 of the Code, or shall otherwise be deleted, and the remainder of the terms of the Statutory Plan, an Offering Period and/or an option shall not be affected.

20. NOTICES; ELECTRONIC DELIVERY

(a) All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(b) Any reference in the Plan to subscription agreements, enrollment forms, authorizations or any other document in writing shall include any agreement or document delivered electronically, including through the Company’s intranet.

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21. CONDITIONS UPON ISSUANCE OF SHARES

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no liability for failure to issue any Shares under this Plan in the event that such issuance cannot be accomplished in compliance with all applicable laws.

22. APPLICABLE LAW

The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

23. EFFECTIVE DATE; TERM OF THE PLAN

The Plan shall become effective upon approval of the Plan by the stockholders of the Company, and shall continue until the earliest to occur of (i) termination of the Plan by the Board, (ii) issuance of all of the Shares reserved for issuance under the Plan, or (iii) ten (10) years from the date the Plan was originally approved by the stockholders (subject to the ability of the stockholders to approve later extensions of this term).

24. AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors of the Company may at any time amend or terminate the Plan. Termination of the Plan shall not affect options previously granted under the Plan, nor shall any amendment make any change in an option previously granted which would adversely affect the right of any participant (unless mutually agreed otherwise between the participant and the Company, which agreement must be in writing and signed by the participant and the Company); provided that if the Board determines that a change in applicable accounting rules or a change in applicable laws renders an amendment or termination desirable, then the Board may approve such an amendment or termination. Any amendment of the Plan shall be subject to approval of the stockholders of the Company in the manner and to the extent required by applicable law. In addition, without limiting the foregoing, the Board may not amend the Plan without approval of the stockholders of the Company if such amendment would: (i) increase the number of Shares that may be issued under the Plan; or (ii) expand the designation of the employees (or class of employees) eligible for participation in the Plan.

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SYMANTEC SENIOR EXECUTIVE INCENTIVE PLAN

As Amended and Restated Effective October 22, 2013

1.	Purposes. The Symantec Senior Executive Incentive Plan is a component of Symantec’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Symantec objectives; and (C) attract and retain top performing employees.

2.	Definitions.

“Award” means any award made under, or pursuant to any program established under, this Plan that is paid, or the value of which is denominated, in cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of Symantec’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

“Participant” means any Senior Executive to whom an Award is granted under the Plan.

“Plan” means this Plan, as amended and restated in September 2008, which shall be known as the Symantec Senior Executive Incentive Plan.

“Symantec” means Symantec Corporation and any corporation or other business entity of which Symantec (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

“Senior Executive” means a Symantec employee who holds an executive officer position and is subject to Section 16 of the Securities Exchange Act of 1934 and such other employees as the Committee may designate.

3.	Administration.

A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Senior Executives to receive Awards;

(iv)	determine the terms of Awards, including whether any Awards may participate in any deferral program that may be adopted by Symantec at any time;

(v)	determine cash amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Symantec or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii)	amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Symantec’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

Notwithstanding anything else to the contrary in this Section 3 or elsewhere in this Plan, with respect to any Award subject to a deferral intended to comply with Code Section 409A, the Committee shall not waive conditions applicable to, accelerate payment of or otherwise amend outstanding Awards unless such waiver, acceleration or amendment complies with the requirements of Code Section 409A so as to avoid any amount subject to the Award becoming subject to Code Section 409A(a)(1).

B.	The Committee may delegate its authority to administer Awards to a separate committee or to one or more individuals who are not a member of the Committee; however, only the Committee may grant Awards which are intended to qualify as “performance-based compensation” under Code Section 162(m) and only the Committee may administer Awards if such administrative function has Section 162(m) implications.

4.	Eligibility. Only Senior Executives may become Participants in the Plan.

5.	Performance Goals.

A.	The Committee shall establish performance goals applicable to a particular fiscal year (or a performance period of some other duration) prior to the start of such year or period, provided however that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain in such manner and at such time as is a permitted method of establishing performance goals under Code Section 162(m).

B.	For purposes of this Plan, a permitted performance goal shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years (or a period shorter than a year, if required in the context of the award), on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

•	Income, including net income and operating income

•	Stockholder return

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•	Earnings per share

•	Revenue, including growth in revenue

•	Market share

•	Return on net assets programs

•	Return on equity

•	Return on investment

•	Cash flow, including cash flow from operations

•	New product releases

•	Employee productivity and satisfaction metrics

•	Strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan)

The Committee may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) currency effects; (C) litigation or claim judgments or settlements; (D) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (E) accruals for reorganization and restructuring programs; and (F) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

C.	The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D.	The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

6.	Awards.

A.	Awards may be made on the basis of Symantec and/or business unit performance goals and formulas determined by the Committee in accordance with this Plan. With respect to any Symantec fiscal year, no Participant shall be granted Award(s) of more than $5,000,000 in aggregate.

B.	After the end of the fiscal year (or performance period), the Committee will determine the extent to which performance goal(s) for each Participant are achieved and the actual Award (if any) for each Participant based on the level of actual performance achieved.

C.	The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

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D.	In order to receive payment of or to vest in an Award under this Plan, the Participant must be an active employee and on Symantec’s payroll on either (1) the last day of the fiscal year (or performance period) to which such Award relates or (2) the date of payment or vesting, in each case as specified in the documentation governing the specific Award. The Committee in its sole discretion may make exceptions to this requirement in the case of death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion; provided however that the Committee may exercise its discretion in a manner authorized by this sentence only if such exercise is permitted under the requirements applicable to “performance-based compensation” under Code Section 162(m).

E.	Symantec shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.

Subject to further deferral by the Participant under any deferral program that Symantec may from time to time offer, Symantec shall pay all amounts actually earned under Awards on or prior to the later of the following dates: (1) the 15th day of the third month following the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (2) the 15th day of the third month following the end of Symantec’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

7.	General.

A.	This Plan, as amended and restated, shall become effective upon stockholder approval of the Plan on or after October 22, 2013.

B.	If Symantec’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, Symantec will seek reimbursement of excess incentive cash compensation paid under this Plan to each Participant for each affected performance period. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Award paid to the Participant and (ii) the Award that would have been made to the Participant had the applicable performance goal been calculated based on Symantec’s financial statements as restated. Symantec will not be required to award a Participant an additional Plan Award should the restated financial statements result in a higher Award under this Plan.

C.	Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Symantec for the account of the Participant under the Plan.

D.	Participation in the Plan shall not give any Senior Executive any right to remain in Symantec’s employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

E.	To the extent any person acquires a right to receive payments from Symantec under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Symantec’s.

F.	The Plan shall be governed by and construed in accordance with the laws of the State of California.

G.	The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.

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SYMANTEC CORPORATION 350 ELLIS STREET MOUNTAN VIEW, CA 94043 ATTN: CORPORATE SECRETARY

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The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j.	Stephen M. Bennett Michael A. Brown Frank E. Dangeard Geraldine B. Laybourne David L. Mahoney Robert S. Miller Anita M. Sands Daniel H. Schulman V. Paul Unruh Suzanne M. Vautrinot		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
						The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
						2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐
						3	Advisory vote to approve executive compensation.	☐	☐	☐
						4	Approval of our 2013 Equity Incentive Plan.	☐	☐	☐
						5	Approval of an amendment to our 2008 Employee Stock Purchase Plan.	☐	☐	☐
						6	Approval of our amended and restated Senior Executive Incentive Plan.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com.

This Proxy is Solicited on Behalf of the

Board of Directors of Symantec Corporation

2013 Annual Meeting of Stockholders

The undersigned stockholder(s) appoint(s) Stephen M. Bennett, James A. Beer and Scott C. Taylor, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation (“Symantec”) that are held of record by the undersigned as of August 23, 2013, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on October 22, 2013, at the offices of Symantec located at 350 Ellis Street, Mountain View, California, at 9:00 a.m. (Pacific time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TEN NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side